================================================================================

         As filed with the Securities and Exchange Commission on , 1998

                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  -----------

                              ZIONS BANCORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Utah                                6712                       87-0227400
 ------------------------------       ----------------------------         -------------------
(State or other jurisdiction of       (Primary Standard Industrial           (IRS Employer
 incorporation or organization)        Classification Code Number)         Identification No.)


                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                                Harris H. Simmons
                      President and Chief Executive Officer
                              Zions Bancorporation
                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

 Brian D. Alprin, Esq.                  Ernest J. Panasci, Esq.
 Laurence S. Lese, Esq.                 Slivka Robinson Waters & O'Dorisio, P.C.
 Duane, Morris & Heckscher LLP          1099 Eighteenth Street
 Suite 700                              Suite 2600
 1667 K Street, N.W.                    Denver, CO  80202-1926
 Washington, D.C.  20006-1608           (303) 297-2600
 (202) 776-7800


Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Proxy Statement/Prospectus contained herein.

-------------------------------------------------------------------------------------------------------------------------
                                              CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed               Proposed
                                                                  maximum                maximum
       Title of securities to be         Amount to be        offering price per         aggregate           Amount of
              registered                  registered               share            offering price(1)     registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              684,466 Shares              NA                  $8,482,000               $2,503
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the outstanding shares of Common Stock, $10.00 par value, of Kersey Bancorp on March 31, 1998 (the latest practicable date prior to filing the registration statement) of $8,482,000, such stock to be canceled upon effectiveness of the Reorganization described in this Proxy Statement/Prospectus.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under
Section 8(a), may determine.

================================================================================

                                 KERSEY BANCORP
                                 Proxy Statement
                                       For
                         Special Meeting of Shareholders
                           To be Held on August 25, 1998

                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                             Up to 684,466 Shares of
                                  Common Stock

         Kersey Bancorp (the "Company") is furnishing this Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies by its Board of Directors for use at a special meeting of shareholders of the Company which will be held at 10:00 a.m. on August 25, 1998 at 301 First Street, Kersey, Colorado (the "Special Meeting") and at any adjournments or postponements of the Special Meeting. The Company has first mailed this Proxy Statement/Prospectus and accompanying notice of special meeting and form of proxy ("Proxy") on or about July 27, 1998 to the shareholders of the Company of record as of July 23, 1998 (the "Record Date").

         At the Special Meeting, the holders of Company common stock, par value $10.00 per share (the "Company Common Stock") will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of May 8, 1998, among the Company, the Company's wholly-owned subsidiary, Independent Bank (the "Bank"), Zions Bancorporation ("Zions"), Zions' wholly-owned subsidiary, Val Cor Bancorporation, Inc. ("Val Cor"), and Val Cor's wholly-owned subsidiary, Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association) ("Vectra Bank"), an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Vectra Bank (collectively the "Plan of Reorganization"). If the Company's shareholders approve the Plan of Reorganization and all other conditions are met, the Company will merge with and into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger") and the Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association (the "Bank Merger"; collectively the Bank Merger and the Holding Company Merger are referred to as the "Reorganization").

         As a result of the Reorganization, Company shareholders will receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock, no par value ("Zions Common Stock") calculated by dividing the Purchase Price (as defined), a maximum of $28,200,000, by the Average Closing Price (as defined), and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date (as defined) of the Reorganization. Assuming the Purchase Price equaled $28,200,000 and the Average Closing Price was $56.4375 upon the Effective Date, Company shareholders under such circumstances would have been entitled to receive approximately 8.084 shares of Zions Common Stock for each share of Company Common Stock or an equivalent market value of approximately $456.24 per share of Company Common Stock.

         For the action of the shareholders to be effective, holders of two-thirds of the issued and outstanding shares of Company Common Stock must vote in favor of the Reorganization. All regulatory approvals have not yet been obtained.

                                 -------------

         Neither the Securities and Exchange Commission Nor Any State Securities Commission Has Approved or Disapproved the Shares of Zions Common Stock to Be Issued in the Reorganization or Determined If this Proxy Statement/Prospectus is Truthful or Complete. Any Representation to the Contrary Is a Criminal Offense.

         The Shares of Zions Common Stock Offered Hereby Are Not Savings Accounts, Deposits or Other Obligations of a Bank or Savings Association and Are Not Insured by the Federal Deposit Insurance Corporation or Any Other Governmental Agency.

          The date of this Proxy Statement/Prospectus is July 23, 1998.

                                TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
SUMMARY  ......................................................................................1

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION...................................13

WHERE YOU CAN FIND MORE INFORMATION...........................................................13

ZIONS DOCUMENTS INCORPORATED BY REFERENCE.....................................................15

THE SPECIAL MEETING...........................................................................15
         Date, Time, .........................................................................15
         Matters to be Considered at the Special Meeting......................................16
         Record Date; Voting Rights...........................................................16
         Voting and Revocation of Proxies.....................................................16
         Solicitation of Proxies..............................................................16
         Quorum; Vote Required for Approval...................................................17
         Security Ownership by Certain Beneficial Owners and Management.......................17

PLAN OF REORGANIZATION........................................................................17
         The Reorganization...................................................................17
         Background of and Reasons for the Reorganization.....................................18
         Voting Agreements....................................................................21
         Required Vote; Management Recommendation.............................................21
         Opinion of the Company's Financial Advisor...........................................22
         Conversion of Company Shares.........................................................24
         Federal Income Tax Consequences of the Reorganization................................25
         Rights of Dissenting Shareholders....................................................26
         Interests of Certain Persons in the Transaction......................................28
         Inconsistent Activities..............................................................29
         Conduct of Business Pending the Reorganization.......................................30
         Conditions to the Reorganization.....................................................31
         Representations and Warranties.......................................................32
         Amendment and Waiver.................................................................33
         Authorized Termination and Damages for Breach........................................33
         Restrictions on Resales by Company Affiliates........................................34
         Expenses ............................................................................34
         Government Approvals.................................................................34
         Effective Date of the Reorganization.................................................35




         Accounting Treatment.................................................................35
         Relationship Between Zions and the Company...........................................35

SUPERVISION AND REGULATION....................................................................36
         Zions    ............................................................................37
         Regulatory Capital Requirements......................................................38
         Other Regulatory and Supervisory Issues..............................................41
         Deposit Insurance and Other Assessments..............................................42
         Interstate Banking...................................................................43

MONETARY POLICY...............................................................................45

INFORMATION CONCERNING ZIONS BANCORPORATION...................................................45
         Selected Financial Data..............................................................45
         Stock Prices and Dividends on Zions Common Stock.....................................48

INFORMATION CONCERNING THE COMPANY AND THE BANK...............................................50
         General  ............................................................................50
         Business ............................................................................51
         Investment Securities................................................................56
         Deposits ............................................................................60
         Competition..........................................................................61
         The Bank's Facilities................................................................62
         Legal Proceedings....................................................................62
         Employees............................................................................62
         Regulatory Matters...................................................................62
         Selected Financial Data..............................................................62
         Stock Prices and Dividends on Company Common Stock...................................64
         Information Concerning the Chairman and Chief Executive Officer of the Company
                  and the Bank................................................................64
         Certain Transactions of the Company..................................................64
         Stockholdings of Directors, Officers and Certain Others..............................65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
         OF OPERATIONS OF KERSEY BANCORP......................................................67
         General  ............................................................................67
         Net Interest Income..................................................................67
         Results of Operations................................................................70
         Liquidity and Sources of Funds.......................................................72
         Capital Resources....................................................................72
         Effects of Inflation and Changing Prices.............................................73


COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ZIONS AND THE COMPANY.............................73
         General  ............................................................................73
         Authorized Capital...................................................................73
         Anti-Takeover Matters................................................................74
         Shareholder Rights Plan..............................................................76
         Board of Directors...................................................................76
         Special Shareholders' Meetings.......................................................78
         Amendment of Articles and Bylaws.....................................................78
         Dissenters' Rights...................................................................78
         Preemptive Rights....................................................................79
         Dividend Rights......................................................................79
         Liquidation Rights...................................................................80
         Miscellaneous........................................................................80

LEGAL OPINIONS................................................................................80

EXPERTS  .....................................................................................81

OTHER MATTERS.................................................................................81

Appendix A - Agreement and Plan of Reorganization

Appendix B - Fairness Opinion of Howe Barnes Investments, Inc.

Appendix C - Rights of Dissenters under ss.ss. 7-113-101 to
             701-113-302 of the Colorado Business Corporation Act

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Reorganization fully and for a more complete description of the legal terms of the Reorganization, you should read carefully this entire document, including the Appendices and the documents we have referred you to. A copy of the Plan of Reorganization is attached as Appendix A to this Proxy Statement/Prospectus. See "Where You Can Find More Information."

The Parties

         Zions Bancorporation ("Zions") is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions is the second largest bank holding company headquartered in Utah. In 1997, Zions achieved a significant expansion of commercial banking operations in Utah, Nevada, and Arizona, and expanded its franchise by adding banking operations in Colorado, New Mexico, Idaho and California. Its principal subsidiaries are banking subsidiaries which include Zions First National Bank, the second largest commercial banking organization in Utah; Nevada State Bank, the fifth largest commercial bank in Nevada; and National Bank of Arizona, the fifth largest commercial bank in Arizona. Additionally, Zions has significant banking operations in Colorado through its subsidiaries, Val Cor Bancorporation, Inc., which operates through its subsidiary Vectra Bank Colorado, National Association, the fifth largest commercial bank in Colorado, Pitkin County Bank and Trust Co., and Centennial Savings Bank, F.S.B.; and in California through its subsidiary Grossmont Bank. Upon completion of the pending acquisition of Sumitomo Bank of California, these two California banks will combine to form California Bank and Trust, which will be the fifth largest commercial bank in California. See "Recent Developments" below. Acquisitions during 1997 consisted of Aspen Bancshares and its affiliate banks with branches in Colorado and New Mexico; Tri-State Bank in Idaho, which was merged into Zions First National Bank; 31 Wells Fargo branches in Utah, Idaho, Arizona and Nevada; Sun State Bank in Nevada which was merged into Nevada State Bank; Grossmont Bank in San Diego, California; and the public finance firms of Howarth & Associates in Nevada and Kelling, Northcross and Nobriga, Inc. in California; and during 1998 consisted of Vectra Banking Corporation and its banking subsidiary, Vectra Bank, located in Denver, Colorado; Sky Valley Bank Corp. and its banking subsidiary, The First National Bank in Alamosa, with offices in Alamosa, Center, and Saguache, Colorado; Tri-State Finance Corporation and its banking subsidiary, Tri-State Bank, in Denver; FP Bancorp, Inc. and its banking subsidary, First Pacific National Bank, with eight offices in San Diego and Riverside Counties, California; SBT Bankshares, Inc. and its banking subsidiary, State Bank and Trust of Colorado Springs, with offices in Colorado Springs, Colorado; and Routt County National Bank Corporation and its banking subsidary, First National Bank of Colorado, with offices in Steamboat Springs, Colorado. As of March 31, 1998, Zions had total consolidated assets of $10.6 billion, deposits of $7.8 billion, and shareholders' equity of $724 million. See "Information Concerning Zions Bancorporation." Zions' principal executive offices are at One South Main, Suite 1380, Salt Lake City, Utah 84111 (telephone: 801/524-4787).

         Val Cor Bancorporation, Inc. ("Val Cor"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act. Zions acquired Val Cor in May

1997. Val Cor's principal asset consists of its 100% ownership interest in Vectra Bank Colorado, National Association.

         Vectra Bank Colorado, National Association ("Vectra Bank") is a national banking association with its offices located in Adams, Alamosa, Arapahoe, Boulder, Denver, Douglas, El Paso, Jefferson, Montezuma, Routt and Saguache Counties, Colorado. Vectra Bank offers traditional banking services through its offices in the above-referenced counties. At June 30, 1998, Vectra Bank had total assets of $1,182 million, total deposits of $901 million, total loans of $721 million, and shareholders' equity of $120 million.
Vectra Bank's main office is located at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222, and its telephone number is 303/782-7440.

         Kersey Bancorp (the "Company"), a Colorado corporation, is a bank holding company registered under the Bank Holding Company Act whose sole activity is the ownership and operation of Independent Bank. The Company has no other subsidiaries. The Company's principal asset consists of its 100% ownership interest in Independent Bank. The Company's main office is located at 301 First Street, Kersey, Colorado 80644-0558 and its telephone number is 970/356-2265. As of March 31, 1998, the Company had total consolidated assets of $144.3 million and shareholders' equity of $8.5 million.

         Independent Bank (the "Bank") is a banking corporation organized under the laws of Colorado. The Bank offers traditional banking services through its seven offices in the counties of Weld, Larimer, Morgan, and Logan, Colorado. As of March 31, 1998, the Bank had total assets of $144.3 million, total deposits of $133.2 million, total loans of $112.3 million, and total shareholders' equity of $10.3 million. The Bank's main office is located at 301 First Street, Kersey, Colorado 80644-0558, and its telephone number is 970/356-2265.

The Special Meeting; Purpose

         The Special Meeting of Shareholders of the Company (the "Special Meeting") will be held at 10:00 a.m., local time, on August 25, 1998 at 301 First Street, Kersey, Colorado. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of Reorganization and to transact such other business as may properly come before the Special Meeting.

Record Date; Voting Rights

         The Record Date for determining the shareholders of the Company entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting is the close of business on July 23, 1998. Each outstanding share of Company Common Stock entitles its holder of record on the Record Date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Vote Required for Approval

         Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

Dissenters' Rights

         Under Colorado law, shareholders of the Company will be entitled to to dissent from the Reorganization and to receive cash equal to the fair value for such shares in accordance with procedures established by Colorado law. Since exercise and preservation of dissenters' rights are conditioned on strict observance of the applicable section of Colorado law, each Company shareholder who chooses to exercise dissenters' rights should consult and strictly observe the procedures set forth in the statute, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus. Failure to follow the statutory provisions precisely may result in loss of such shareholder's dissenters' rights under Colorado law. See "Plan of Reorganization--Rights of Dissenting Shareholders," and Appendix C to this Proxy Statement/Prospectus.

Security Ownership of Certain Beneficial Owners and Management

         As of March 31, 1998, five individuals and their affiliated entities beneficially owned 43,384 shares, or 70.19% of the outstanding shares of Company Common Stock. These various shareholders, including affiliated entities, have agreed with Zions, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. Such a vote will be sufficient to approve the Plan of Reorganization. If these shareholders vote their shares in favor of the Plan of Reorganization as they have agreed, approval of the Plan of Reorganization is assured.

Proposed Reorganization

         At the Special Meeting, the Company will ask its shareholders to consider and approve the Plan of Reorganization which provides for the merger of the Company into Val Cor, whereby Val Cor will be the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association. See "Plan of Reorganization." The Plan of Reorganization is attached to this Proxy Statement/Prospectus as Appendix A.

Reorganization Consideration

         Upon consummation of the Reorganization, Zions will issue to the Company's shareholders shares of Zions Common Stock with a value on the Effective Date equal to the Purchase Price, a maximum of $28,200,000 in exchange for their shares of Company Common Stock. At the Effective Date of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive, in exchange for each share of Company Common Stock that they own, that number of shares of

Zions Common Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

         On July 20, 1998, the closing price of Zions Common Stock was $56.4375 per share. On that date the Company had 61,812 shares of its Common Stock issued and outstanding. Assuming that the Reorganization had been consummated as of July 20, 1998, that the Purchase Price had been $28,200,000 on that date, and that the Average Closing Price had been $56.4375, shareholders of the Company under such circumstances would have been entitled to receive approximately 8.084 shares of Zions Common Stock for each share of Company Common Stock that they own, or an equivalent value of approximately $456.24 per share of Company Common Stock. Because the Purchase Price and the Average Closing Price represent variable amounts, the parties are unable to determine the precise exchange rate and the precise number of shares of Zions Common Stock that shareholders of the Company will receive for each share of Company Common Stock until the Effective Date. Only at the Effective Date of the Reorganization will these amounts be determined and known.

         Zions will not issue fractional shares of its common stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or to receive dividends or any interest on such share. See "Plan of Reorganization."

Opinion of the Company's Financial Advisor

         The Company has retained an independent financial advisor, Howe Barnes Investments, Inc., to evaluate the merger consideration offered to the Company's shareholders by Zions. The financial advisor has rendered an opinion that the merger consideration to be paid under the Plan of Reorganization is fair to the shareholders of the Company from a financial point of view. See "Plan of Reorganization--Opinion of the Company's Financial Advisor" and Appendix B to this Proxy Statement/Prospectus.

Board of Directors Recommendation

         The Board of Directors of the Company unanimously believes that the Reorganization is in the best interests of the Company, its shareholders, and the employees and customers of the Bank and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization. See "Plan of Reorganization--Background of and Reasons for the Reorganization."

         Shareholders of the Company are requested to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Certain Definitions

         In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of the Company should be aware of the following terms. The following definitions may not be complete. For a complete definition of each term, please refer to the Plan of Reorganization.

         "Audit Expenses" means all expenses incurred by the Company and the Bank through the Effective Date, determined on a pre-tax basis in accordance with generally accepted accounting principles, with respect to the conduct of the audit and the delivery of the report of audit of the consolidated accounts of the Company and the Bank by Fortner, Bayens, Levkulich & Co., P.C.
as of December 31, 1997 and for the year then ended.

         "Average Closing Price" means the average of each Daily Sales Price over the Pricing Period.

         "Bank Merger" means the merger of the Bank with and into Vectra Bank, with Vectra Bank being the surviving national banking association.

         "Daily Sales Price" means for any trading day, the last reported sales price of Zions Common Stock as such price is reported by the Nasdaq National Market, or in its absence by such other source upon which Zions and the Company shall mutually agree.

         "Effective Date" means the date which is the latest of (a) the day upon which the shareholders of the Company approve, ratify, and confirm the Holding Company Merger; (b) the first to occur of (i) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting under authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger; or (ii) if, under section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or (iii) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Holding Company Merger; (c) the first to occur of (1) the date thirty days following the date of the order of the Office of the Comptroller of the Currency (the "Comptroller") approving the Bank Merger, or
(2) if, under section 321(b) of the Riegle Act, the Comptroller shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; (d) if such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by the Plan of Reorganization; (e) if such an order shall be required by law, the date ten days following the date of the order of the Colorado State Banking Board (the "State Banking Board") approving the transactions contemplated by the Plan of Reorganization; (f) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained or any waiting period mandated by such order, approval, or consent has run; (g) ten days after any stay of the approvals of the Board of Governors, the Comptroller, the Commissioner, or the State Banking Board of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (h) such other date as shall be mutually agreed upon by Zions and the Company.

         "Expense Limit" means (i) $185,000, if the Audit Expenses are greater than $90,000, and (ii) $95,000 plus the Audit Expenses, if the Audit Expenses are $90,000 or less.

         "Holding Company Merger" means the merger of the Company with and into Val Cor, with Val Cor being the surviving corporation.

         "Pricing Period" means the ten consecutive trading days ending on and including the third trading day preceding the Effective Date.

         "Purchase Price" means $28,200,000, reduced as follows: (i) if the Transaction Expenses exceed the Expense Limit, then the reduction shall be the amount by which the Transaction Expenses exceed the Expense Limit, net of any associated tax benefit; and (ii) if the Transaction Expenses do not exceed the Expense Limit, then the reduction shall be zero.

         "Transaction Expenses" means (i) all expenses incurred from January 1, 1998 through the Effective Date with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by the Plan of Reorganization, and (ii) all of the other expenses incurred from January 1, 1998 through the Effective Date outside of the ordinary course of business of the Company and the Bank, but does not include the cost of printing and delivering the proxy materials which will be transmitted to shareholders of the Company in connection with the Holding Company Merger.

Reasons for the Reorganization

         Management and the Board of Directors of the Company believe that it is in the best interests of the Company and its shareholders for the Company to merge with Zions. In considering the Plan of Reorganization, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders will receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that the Zions transaction will result in positive effects for the employees of the Company and the Bank, the customers of the Bank, and the communities in which the Bank operates. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by the Company's Board of Directors in determining to recommend the Plan of Reorganization to the Company's shareholders for their approval.

         For Zions, the Reorganization will provide an opportunity to further broaden its franchise in Colorado through its expansion into the northeastern Colorado market, where Zions has not previously had a presence. Zions proposes to broaden its geographical base in the Colorado market and diversify its banking operations. The combination of the different skills, resources and services offered by the Company and Zions, together with the additional skills and resources available in the broader Zions organization, will make the resulting banking group able to compete more effectively in its markets with other full-service financial institutions. See "Plan of Reorganization-- Background of and Reasons for the Reorganization."

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that, following the Reorganization, Larry G. Neuschwanger, currently president and chief executive officer of the Bank, will become an executive officer of Vectra Bank. Mr. Neuschwanger will enter into an employment agreement with Vectra Bank effective as of the Effective Date. The Company's Board of Directors was aware of these interests when it considered and approved the Plan of Reorganization and the Reorganization. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

Tax Consequences

         The parties to the Reorganization intend that the Reorganization will be treated for federal income tax purposes as a tax-free reorganization. In a tax-free reorganization, the Company shareholders will recognize no gain or loss upon the exchange of their shares of Company Common Stock for Zions Common Stock (except with respect to cash received by such shareholders in lieu of fractional shares). See "Plan of Reorganization--Federal Income Tax Consequences of the Reorganization."

Conditions to the Reorganization; Regulatory Approval

         Consummation of the Reorganization is subject to satisfaction of a number of conditions, including (i) obtaining requisite approval from the Company shareholders, (ii) obtaining regulatory approvals from the Board of Governors, the Comptroller, the Commissioner, and the State Banking Board, (iii) receiving an opinion of counsel with respect to certain tax aspects of the Reorganization, (iv) the absence of any material adverse change with respect to the operations and financial condition of the Company, (v) concurrence of a determination by Zions and the Company that the Reorganization will be treated for accounting purposes as a pooling of interests, and (vi) the satisfaction of other customary closing conditions. All regulatory approvals have not yet been obtained. See "Plan of Reorganization--Conditions to the Reorganization; Government Approvals."

Effective Date of the Reorganization

         If the shareholders of the Company approve the Plan of Reorganization, the parties expect that the Reorganization will become effective in the third quarter of 1998. However, there can be no assurance that all conditions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization-- Effective Date of the Reorganization."

Accounting Treatment

         The parties expect the Reorganization to qualify as a "pooling of interests" in accordance with APB Opinion No. 16, which means that the companies will be treated for accounting purposes as if they had always been combined. The Plan of Reorganization requires as a condition to closing the parties' receipt of concurrence of a determination by the Company and Zions that the Reorganization should be treated as a pooling of interests. See "Plan of Reorganization--Accounting Treatment."

Selected Financial Information

         The following table provides certain unaudited historical financial information for Zions and the Company. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the pooling of interests method of accounting, see "Unaudited Pro Forma Combined Financial Information," below. This information is based on the respective historical financial statements of Zions incorporated in this Proxy Statement/Prospectus by reference and of the Company which are included in this Proxy Statement/Prospectus. Shareholders of the Company should read the financial statements and the related notes with respect to Zions and the Company.



                                          Three Months Ended
                                               March 31,                                  Year Ended December 31,
                                          -------------------        ------------------------------------------------------------
                                          1998           1997        1997           1996          1995          1994         1993
                                          ----           ----        ----           ----          ----          ----         ----
                                                                  (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income................   $107,943      $ 82,898     $351,799      $289,166      $233,547       $198,606    $174,657
  Provision for loan losses..........      3,256         1,835        6,175         4,640         3,000          2,181       2,993
  Net income.........................     36,441        30,585      122,362       107,423        82,385         63,827      58,205
Per Share
  Net income (basic).................   $   0.53      $   0.46     $   1.92      $   1.70      $   1.39       $   1.11    $   1.03
  Net income (diluted)...............       0.52          0.45         1.89          1.68          1.37           1.09        1.02
  Cash Dividends.....................       0.12          0.11         0.47         0.425        0.3525           0.29       0.245



                                          Three Months Ended
                                               March 31,                                  Year Ended December 31,
                                          -------------------          ------------------------------------------------------------
                                          1998           1997          1997           1996          1995         1994        1993
                                          ----           ----          ----           ----          ----         ----        ----
                                                                   (In Thousands, Except Per Share Amounts)
Statement of Condition at Period End
  Assets.............................  $10,611,585    $8,508,537     $9,521,770    $7,116,413    $6,095,515  $4,934,095  $4,801,054
  Deposits...........................    7,799,027     5,728,585      6,854,462     5,119,692     4,511,184   3,705,976   3,432,289
  Long-term debt.....................      276,387       258,704        258,566       251,620        56,229      58,182      59,587
  Shareholders' equity...............      723,814       591,581        655,460       554,610       469,678     365,770     312,592

Kersey
Earnings
  Net interest income................  $     1,918    $    1,651     $    6,896    $    4,865    $    3,320
  Provision for loan losses..........          130           295          1,315           655           201
  Net income.........................          458           288            960           957           672

Per Share
  Net income (basic).................  $       7.4    $     6.18     $    19.42    $    20.53    $    16.45
  Net income (diluted)...............         7.41          6.18          19.42         20.53         16.45
  Cash Dividends.....................         1.50          1.00           1.00          1.50            --

Statement of Condition at Period End
 Assets..............................  $   144,346    $  116,174     $  135,519    $  107,606    $   69,703
 Deposits............................      133,153       107,603        124,880        98,243        63,637
 Long-term debt......................        1,876         2,182          1,746         3,242           710
 Shareholders' equity................        8,482         5,354          8,086         5,168         4,313



Comparative Per Share Data

         The following table provides historical net income, book values and dividends per share for Zions Common Stock and Company Common Stock for the periods indicated. The following data are based on the respective historical financial statements of Zions incorporated in this Proxy Statement/Prospectus by reference and of the Company included in this Proxy Statement/ Prospectus and should be read in conjunction with such financial statements and such information and the related notes to each.


                                                            Three Months
                                                               Ended
                                                             March 31,                      Year Ended December 31,
                                                            -------------              ------------------------------------
                                                            1998     1997              1997           1996            1995
                                                            ----     ----              ----           ----            ----
Net Income Per Common Share (diluted)
     Zions..........................................      $ 0.52     $ 0.46            $  1.89        $  1.68        $  1.37
     Kersey.........................................        7.41       6.18              19.42          20.53          16.45


Book Value Per Common Share
     Zions..........................................      $ 10.48    $  8.75           $ 10.25        $  8.72        $  7.46
     Kersey.........................................       137.22     114.86            130.82         110.87          93.27

Cash Dividends Declared Per Common Share
     Zions(1).......................................      $  0.12    $  0.11           $  0.47        $ 0.425        $0.3525


     Kersey.........................................         1.50       1.00              1.00           1.50             --


     (1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue its policy of paying quarterly dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Unaudited Pro Forma Combined Financial Information

            The following unaudited pro forma combined financial information reflects the application of the pooling of interests method of accounting. Shareholders of the Company should read the following tables, which show comparative historical per common share data for Zions and the Company (separately and pro forma combined) and equivalent pro forma per share data for the Company, in conjunction with the financial information of Zions as incorporated in this Proxy Statement/Prospectus by reference to other documents and of the Company as included in this Proxy Statement/Prospectus. The pro forma data in the table, presented as of and for each of the years in the three year period ended December 31, 1997, and as of and for the three months ended March 31, 1998, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the period or as of the date for which the information in the table is presented.


                                                   Historical                                     Pro Forma
                                             -------------------------             ----------------------------------------
                                                                                   Zions and Kersey        Zions and Kersey
                                                                                      Pro Forma               Equivalent
Per Common Share                             Zions             Kersey                 Combined(4)             Pro Forma(5)
----------------                             -----             ------                 -----------             ------------
NET INCOME (diluted)(1)
For the three months ended:
      March 31, 1998                   $   0.52                  $  7.41                 $0.52                    $ 4.22

For the years ended:
      December 31, 1997                $   1.89                  $ 19.42                 $1.90                    $15.33
      December 31, 1996                    1.68                    20.53                  1.69                     13.65
      December 31, 1995                    1.37                    16.45                  1.38                     11.12

CASH DIVIDENDS(2)
For the three months ended:
      March 31, 1998                   $   0.12                  $  1.50                 $0.12                    $ 0.97




For the years ended:
      December 31, 1997                $   0.47                  $  1.00                 $  0.47                  $   3.80
      December 31, 1996                   0.425                     1.50                    0.425                     3.44
      December 31, 1995                  0.3525                       --                    0.3525                    2.85

BOOK VALUE(3)
As of:
      March 31, 1998                   $  10.48                  $137.22                 $ 10.52                  $  85.08
      December 31, 1997                   10.25                   130.82                   10.29                     83.21
      December 31, 1996                    8.72                   110.87                    8.77                     70.88
      December 31, 1995                    7.46                    93.27                    7.51                     60.68


----------------------
(1) Net income per share is based on weighted average common and common equivalent shares outstanding.
(2) Pro forma cash dividends per share represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end shareholders' equity.
(4) Pro forma combined net income per share represents historical net income of Zions and the Company computed using historical weighted average common and common equivalent shares of Zions adjusted by imputed common and common equivalent shares which will be issued in the transaction. Pro forma combined book value per share represents historical total shareholders' equity of Zions and the Company computed using Zions' historical common shares outstanding adjusted by imputed common shares which will be issued in the transaction.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the exchange ratio of one share of Company Common Stock for 8.084 shares of Zions Common Stock, which would have been the applicable exchange ratio had the Reorganozation occurred on July 20, 1998. The actual exchange ratio will not be known until the Effective Date.

Recent Developments

      On May 26, 1998, Zions and FP Bancorp, Inc. ("FP Bancorp"), the parent company of First Pacific National Bank ("First Pacific") completed their merger, whereby FP Bancorp merged with and into Zions. FP Bancorp shareholders received 1,956,240 shares of Zions Common Stock at closing. First Pacific had approximately $359 million in assets in eight offices in San Diego and Riverside Counties, California. On June 19, 1998, First Pacific merged with and into Grossmont, with Grossmont being the surviving banking corporation.

      Zions and SBT Bancshares, Inc. ("SBT"), the holding company of State Bank and Trust of Colorado Springs ("SBTCS"), completed their merger on May 29, 1998. SBT merged with and into Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions in exchange for 546,403 shares of Zions Common Stock. SBTCS and Vectra Bank Colorado, National Association, a wholly-owned subsidiary of Val Cor, consolidated to form a new national banking association named Vectra Bank Colorado, National Association ("Vectra Bank"). SBTCS operated through two banking offices in Colorado Springs, Colorado. At December 31, 1997, SBT had assets of $86 million. The merger was accounted for as a pooling-of-interests.

      On May 29, 1998, Zions and Routt County National Bank Corporation ("Routt"), the holding company of First National Bank of Colorado ("FNBC"), completed their merger, whereby Routt merged with and into Val Cor and FNBC merged with and into Vectra Bank. At closing, Zions issued 650,000 shares of its Common Stock to the former shareholders of Routt.

FNBC operated through two banking offices in Steamboat Springs, Colorado. At December 31, 1997, Routt had assets of $93 million. The merger was accounted for as a pooling-of-interests.

      On March 25, 1998, Zions and Sumitomo Bank of California ("Sumitomo") entered into a definitive agreement whereby Sumitomo will merge with a subsidiary of Zions. Zions will pay approximately $546 million in cash for Sumitomo. Sumitomo is currently California's sixth largest bank, with assets of approximately $5.1 billion as of December 31, 1997, and with 47 branches. Zions will combine Sumitomo with Grossmont Bank upon completion of the Sumitimo acquisition. The combined subsidiary, with California assets of over $6 billion and 71 banking offices in California, will rank as the fifth largest commercial bank in the state and will be named California Bank and Trust. The merger is subject to the approval of Sumitomo shareholders and banking regulators and is expected to close in the third quarter of 1998. Zions expects to finance the purchase through a combination of existing resources, the sale of a minority interest in Sumitomo, and the proceeds from the issuance of shares of Zions Common Stock. The acquisition will be accounted for as a purchase. Zions expects to name Robert Sarver, currently chairman of Grossmont and a director of Zions, as chief executive officer of California Bank and Trust. In order to provide an appropriate incentive to Mr. Sarver to expand Zions' California franchise, Zions has agreed to sell him a portion of Sumitomo at Zions' cost basis. When Sumitomo is combined with Grossmont Bank and First Pacific, he will control 5% of California Bank and Trust at a purchase price of approximately $34 million. Zions will retain the exclusive right to repurchase this ownership interest.

      In recent months Zions has entered into agreements to acquire additional bank holding companies. Zions expects that each of these transactions will be accounted for as a pooling of interests, and expects each transaction to close during the third quarter of 1998. Each of the following transactions is conditioned upon shareholder approval, federal and state regulatory approval, and other conditions of closing.

      On May 13, 1998, Zions and The Commerce Bancorporation, a Washington corporation ("Commerce") entered into an agreement whereby Commerce will merge with and into Zions with Zions being the surviving corporation. Commerce conducts its commercial banking operations in one office in Seattle, Washington, through its wholly-owned subsidiary, The Commerce Bank of Washington, National Association, a commercial bank organized under the laws of the United States ("CBW"). Upon completion of this transaction, CBW will become a wholly-owned subsidiary of Zions. As of March 31, 1998, Commerce had consolidated assets of approximately $237.5 million, consolidated deposits of approximately $185.7 million, loans of approximately $130.0 million, and shareholders' equity of approximately $20.3 million. Upon completion of this transaction, Zions will issue up to 2,020,791 of its shares of Common Stock to the shareholders of Commerce.

      On May 14, 1998, Zions, Val Cor, and Vectra Bank (successor-in-interest to
BCNA) entered into an agreement with Mountain Financial Holding Company, a Colorado corporation ("Mountain") and its wholly-owned subsidiary Mountain National Bank, a commercial bank organized under the laws of the United States ("Mountain Bank"). Upon completion of this transaction, Mountain will merge with and into Val Cor with Val Cor being the surviving corporation, and Mountain Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving national banking association. Mountain Bank conducts a commercial banking business through one office in Woodland Park, Teller County, Colorado. As of March 31, 1998, Mountain had consolidated assets of approximately $86.7 million, consolidated deposits of approximately $77.7 million, loans of approximately $53.0 million, and shareholders' equity of approximately $8.5 million. Upon completion of this transaction, Zions will issue to the shareholders of Mountain 608,000 shares of its Common Stock.

      On June 3, 1998, Zions, Val Cor, and Vectra Bank entered into an agreement with Eagle Holding Company, a Colorado corporation ("Eagle"), and its wholly-owned subsidiary Eagle Bank, a Colorado-chartered commercial bank ("Eagle Bank"). Upon completion of this transaction, Eagle will merge with and into Val Cor with Val Cor being the surviving corporation, and Eagle Bank will merge with and into Vectra Bank with Vectra Bank being the surviving national banking association. Eagle Bank conducts a commercial banking business through one office in Broomfield, Boulder County, Colorado. As of March 31, 1998, Eagle had consolidated assets of approximately $40.8 million, consolidated deposits of approximately $37.5 million, loans of approximately $27.5 million, and shareholders' equity of approximately $2.9 million. Upon completion of this transaction, Zions will issue to the shareholders of Eagle up to 230,000 shares of its Common Stock.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

      Please note that certain statements in this Proxy Statement/Prospectus (including information included or incorporated by reference) are not based on historical facts, but are forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933, as amended, that are based upon numerous assumptions about future conditions that could prove to be inaccurate. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Zions' ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of demand for and acceptance of Zions' products and services, regulatory approvals and developments, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting Zions' business that are beyond Zions' control. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Zions' loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Zions' operations, markets, products, services and prices.

                       WHERE YOU CAN FIND MORE INFORMATION

      This Proxy Statement/Prospectus constitutes the prospectus portion of a registration statement (the "Registration Statement") that Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") covering the shares of Zions Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. You can inspect the Registration Statement and its exhibits at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and you can obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

      Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Zions files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; and at the following regional offices of the
SEC: 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of such material at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. The public may obtain information on the operations of the Public Reference Room by calling the SEC at 800/SEC-0330. Zions Common Stock is quoted on the Nasdaq National Market ("Nasdaq-NMS"). You can inspect such reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

      No person is authorized to give any information or to make any representation that is different from what is contained in this Proxy Statement/Prospectus and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or the Company. This Proxy Statement/Prospectus does not constitute an offer to sell securities or a solicitation of an offer to purchase securities by any person in any state in which such offer or solicitation is not authorized by that state's laws or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock to Company shareholders shall imply that the information in this Proxy Statement/Prospectus is correct as of any time subsequent to its date.

      Zions has supplied the information contained in this Proxy
Statement/Prospectus with respect to Zions. The Company has supplied the information contained in this Proxy

Statement/Prospectus with respect to the Company. Neither Zions nor the Company warrants the accuracy or completeness of information relating to the other.

      This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented in this document or delivered with this Proxy Statement/Prospectus, including certain exhibits to the Plan of Reorganization (as described in this document). Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for Zions documents should be directed to Zions Bancorporation, One South Main, Suite 1380, Salt Lake City, Utah 84111, Attention: Dale M. Gibbons, Executive Vice President, (telephone: 801/524-4787). In order to ensure timely delivery of Zions documents, you should make your request not later than August 18, 1998.

                    ZIONS DOCUMENTS INCORPORATED BY REFERENCE

      SEC regulations allow Zions to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that Zions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. Zions incorporates by reference in this Proxy Statement/Prospectus the following documents that it previously filed with the SEC pursuant to the Exchange Act: (a) Zions' Annual Report on Form 10-K for the year ended December 31, 1997; (b) Zions' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (c) Zions' Current Reports on Form 8-K filed by Zions on February 6, 1998, April 3, 1998, April 15, 1998, and May 18, 1998, as amended on May 27, 1998; (d) the description of Zions Common Stock which is contained in Zions' registration statement on Form 10, and any amendment or report filed to update such description; and (e) the description of the Zions Rights Plan contained in Zions' registration statement on Form 8-A dated October 10, 1996, and any amendment or report filed to update such description.

      Any Company shareholder who wishes to obtain copies of any Zions document incorporated by reference in this document may do so by following the instructions under the section titled "Where You Can Find More Information," above.

      Zions further incorporates by reference in this Proxy Statement/Prospectus all documents filed by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Effective Date. Such incorporated documents shall be deemed a part of this document from the date of filing of such documents. Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               THE SPECIAL MEETING

Date, Time, and Place

      This Proxy Statement/Prospectus is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Special Meeting of Shareholders to be held on August 25, 1998 at 301 First Street, Kersey, Colorado at 10:00 a.m., local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

      The purposes of the Special Meeting are (1) to consider and vote upon a proposal of the Board of Directors to approve the Plan of Reorganization and the transactions contemplated thereby and (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

      The Board of Directors of the Company unanimously approved the Plan of Reorganization and the Reorganization and recommends that the shareholders of the Company vote "FOR" approval of the Plan of Reorganization.

Record Date; Voting Rights

      Shareholders of the Company, as reflected on the Company's stock transfer records as of the close of business on July 23, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any postponements or adjournments of the Special Meeting. On the Record Date, 61,812 shares of Company Common Stock were outstanding, held by approximately 118 shareholders of record. Each such share of Company Common Stock entitles its holder to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. See "Plan of Reorganization--Required Vote; Management
Recommendation."

Quorum; Vote Required for Approval

      The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. A failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

Voting and Revocation of Proxies

      Shareholders may vote at the Special Meeting either in person or by proxy. All properly executed Proxies which have not been previously revoked will be voted at the Special Meeting, or any postponements or adjournments of the Special Meeting, in accordance with the instructions on the Proxy. Properly executed Proxies which contain no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, Proxies will be voted in accordance with the judgment of the named proxyholders.

      A shareholder who has executed and returned a Proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of such revocation or a later dated and properly executed Proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a Proxy.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies from the shareholders of the Company in person or by telephone or otherwise for no additional compensation. Zions will pay all expenses in connection with the printing and delivery of the proxy soliciting materials to the Company shareholders for the Special Meeting.

Security Ownership by Certain Beneficial Owners and Management

      As of March 31, 1998, five individuals and their affiliated entities beneficially owned 43,384 shares, or 70.19% of the outstanding shares of Company Common Stock. As an inducement to Zions to enter into the Plan of Reorganization, these various shareholders of the Company, including affiliated entities, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. Four of these shareholders are directors of the Company. The other shareholder is a principal shareholder of the Company. See "Plan of Reorganization--Voting Agreements" and "Information Concerning the Company and the Bank--Stockholdings of Directors, Officers and Certain Others." Such a vote will be sufficient to approve the Plan of Reorganization. If these shareholders vote their shares in favor of the Plan of Reorganization as they have agreed, approval of the Plan of Reorganization is assured.

                             PLAN OF REORGANIZATION

      This section of the Proxy Statement/Prospectus describes certain important aspects of the Plan of Reorganization. The following description is not complete and is qualified in its entirety by reference to the Plan of Reorganization, which is attached as Appendix A to this Proxy Statement/Prospectus. Certain exhibits to the Plan of Reorganization have been filed with the SEC as an exhibit to the Registration Statement. Such exhibits to the Plan of Reorganization are incorporated into this Proxy Statement/Prospectus by reference to such filing and are available upon request to Dale M. Gibbons, Executive Vice President, Zions Bancorporation. See "Where You Can Find More Information" and Appendix A to this Proxy Statement/Prospectus.

The Reorganization

      The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger"), and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (the "Bank Merger").

      Upon consummation of the Reorganization, Zions will issue to Company's shareholders shares of Zions Common Stock with a value on the Effective Date equal to the Purchase Price, a maximum of $28,200,000, in exchange for their shares of Company Common Stock. At the Effective Date of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive shares of Zions Common Stock. In exchange for each share of Company Common Stock that they own, Company shareholders will receive that number of shares of Zions Common Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

      Zions will not issue fractional shares of its Common Stock in the Reorganization. Instead, each shareholder of the Company who is entitled to a fractional share of Zions Common Stock (after aggregating all shares of Zions Common Stock to which such shareholder is entitled) will receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.

      On July 20, 1998, the closing price of Zions Common Stock was $56.4375 per share. On that date there were issued and outstanding 61,812 shares of Company Common Stock. Assuming that the Reorganization had been consummated on that date, that the Purchase Price had been $28,200,000 on that date, and that the Average Closing Price of Zions Common Stock had been $56.4375, Company shareholders under such circumstances would have been entitled to receive approximately 8.084 shares of Zions Common Stock for each share of Company Common Stock that they own, or an equivalent market value of approximately $456.24 per share of Company Common Stock. Because the Purchase Price and the Average Closing Price represent variable amounts, the parties are unable to determine the precise exchange rate and the precise number of shares of Zions Common Stock that the shareholders of the Company will receive in exchange for each share of Company Common Stock until the Effective Date. Only at the Effective Date will these amounts be determined and known.

Background of and Reasons for the Reorganization

      The Company. During the fall of 1997, President of the Company, Larry Neuschwanger, discussed with the Board of Directors of the Company that the economic, business and competitive climate for banking and financial institutions had reached a state that might warrant consideration by the shareholders of the Company of a business combination transaction with a major regional banking organization. After consideration of research of bank merger and acquisition transactions, a select number of potential acquirors were identified, including, but not limited, to Zions. In evaluating potential acquirors, the Board of Directors of the Company considered a variety of factors, including, but not limited to, the following: (a) maximizing value to the Company's shareholders; (b) potential transaction structures offered by potential acquirors; (c) the risks and benefits (including tax benefits) of associating with an acquiror in a stock-for-stock transaction; (d) the ability of potential acquirors to complete the transaction; (e) the tax consequences to the Company's shareholders of a cash transaction; and (f) the effect of any proposed transaction on employees, customers, and the local community. In considering the effect of any proposed transaction on employees, customers, and the local community, the Board of Directors of the Company gave due consideration to whether a proposed transaction would result in improved banking services for the community or branch closings and employee layoffs.

      It was learned through marketplace research that Zions was in a favorable acquisition mode for commercial banking institutions in the mountain states, including Colorado. Research of Zions and other potential acquirors was conducted, including research in filings with the SEC pursuant to the Exchange Act and research in other market sources. Based on the results of such research, the prices Zions had paid for other financial institutions in the past, and Zions' status as one of the nation's top-performing banking organizations, the Board of Directors identified Zions as a favored potential acquiror. Subsequently, contact was initiated with management of Zions. Several rounds of discussions resulted in an initial offer in February 1998 for an exchange of the stock of the Company for stock of Zions. After discussing the initial offer, the Board authorized Larry Neuschwanger, President of the Company, to negotiate a definitive agreement with Zions.

      In April 1998, Mr. Neuschwanger and the Board negotiated the terms of a definitive agreement with Zions. The Board met again during May 1998, to review and vote upon the Plan of Reorganization and the transactions contemplated thereby. In considering the Plan of Reorganization and the transactions contemplated thereby, the Board determined that the Zions offer would maximize value for the Company's shareholders, while providing a favorable structure for the transaction in which the Company's shareholders would receive liquid securities without triggering tax consequences (except for shareholders receiving cash in the Reorganization). Further, the Board believes that Zions is fully capable of consummating the Reorganization. Moreover, the Board believes that the Zions transaction will result in positive effects for the customers of the Bank and the communities in which the Bank operates. Based on the foregoing, the Board of Directors of the Company approved the Plan of Reorganization, and the Plan of Reorganization was executed on behalf of the Company and the Bank effective May 8, 1998.

       The Company Board believes that the Reorganization is fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously approved the Plan of Reorganization and recommends that the Company shareholders vote FOR the approval and adoption of the Plan of Reorganization.

      In reaching its determination that the Reorganization is fair to, and in the best interests of, the Company and its shareholders, the Board of Directors of the Company considered a number of factors, including, without limitation, the following:

      o the current condition and growth prospects of the Company and the Bank, their historical results of operations and their prospective results of operations were the Company and the Bank to remain independent;

      o the economic, business and competitive climate for banking and financial institutions in Colorado, with special consideration given to recent transactions that have increased the competitive environment in the financial services and banking industry, including the adoption by Congress of interstate branch banking;

      o the monetary value of the stock offered to the Company shareholders by Zions (i) in absolute terms, (ii) as compared to the value of other merger and acquisition pricing reported by qualified and informed investment banking organizations, and
               (iii) as compared to recent mergers and acquisitions involving other banking and financial institutions in Colorado;

      o the potential market value, liquidity and dividend yield of the Company Common Stock if the Company were to remain independent;

      o the historically greater liquidity represented by the Zions Common Stock to be received in the Reorganization;

      o the greater financial and management resources and customer product offerings of Zions which could increase the competitiveness of the combined institution in the Company's market area and its ability to serve the depositors, customers and communities currently served by the Company and the Bank;

      o the historical results of operations and financial condition of Zions and the future prospects for Zions, including anticipated benefits of the Reorganization;

      o the future growth prospects of Zions following the Reorganization; and

      o the fact that the Reorganization will be a tax-free reorganization to the Company shareholders for federal income tax purposes with respect to shareholders of the

               Company who receive shares of Zions Common Stock in the Reorganization (but not with respect to any cash received in the Reorganization).

      The Board of Directors of the Company unanimously recommends that the Company shareholders vote "FOR" approval and adoption of the Plan of Reorganization.

      Zions. For Zions, the Reorganization will provide an opportunity to continue its recent expansion. In acquiring the Company, Zions will be broadening its Colorado presence into Weld County in northeastern Colorado. Zions does not currently have any offices in northeastern Colorado. Additionally, the Zions' expansion in the northeastern Colorado region will allow Zions further to diversify its banking operations.

      The acquisition by Zions of the Company will bring together the different skills and resources of the two organizations and, together with the additional skills and resources available in the broader Zions organization, will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the Company's geographic area.

Voting Agreements

      All of the directors of the Company and a principal shareholder of the Company have agreed to support the Plan of Reorganization and to recommend its adoption by the other shareholders of the Company. As of March 31, 1998, five individuals and their affiliated entities beneficially owned 43,384 shares or approximately 70.19% of the outstanding shares of Company Common Stock. All of such shareholders, including all Board members, and such affiliated entities have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization. Such vote will be sufficient to approve the Plan of Reorganization. If these individuals vote their shares of Company Common Stock in accordance with the requirements of the voting agreements, approval of the Plan of Reorganization by the Company shareholders is assured.

      The voting agreements are applicable to the shareholders only in their capacities as shareholders and do not legally affect the exercise of their responsibilities if a member of the Board of Directors of the Company. The shareholder-directors also agreed in their capacity as directors, subject to their fiduciary duties to shareholders, to support the Plan of Reorganization and to recommend its adoption by the other shareholders of the Company, and until the Effective Date of the Reorganization or termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or the Bank.

      The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated in this Proxy Statement/Prospectus by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

      Approval of the Plan of Reorganization requires the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Because approval requires the affirmative vote of two-thirds of all outstanding shares of Company Common Stock, a failure to vote, an abstention, or a broker non-vote of shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. See "Voting Agreements" immediately above for a discussion of the ownership of Company Common Stock by various officers, directors, and shareholders of the Company. The Board of Directors of the Company unanimously recommends that the Company shareholders vote "FOR" approval of the Plan of Reorganization and urges each shareholder to complete, sign and return a Proxy to ensure that his or her shares are represented at the Special Meeting.

      The Board of Directors of Zions has approved the Plan of Reorganization. In addition, Zions, as the sole shareholder of Val Cor, has approved the Holding Company Merger and the merger of Val Cor with the Company (the "Holding Company Merger"). Under the Utah Business Corporation Act, no approval of the Plan of Reorganization by the shareholders of Zions is required.

Opinion of the Company's Financial Advisor

      At the meeting of the Board of Directors of the Company on June 23, 1998, at which the terms of the proposed Reorganization were discussed and considered, Howe Barnes Investments, Inc. ("HBI") rendered an opinion to the Company's Board of Directors that, as of the date of such opinion and based upon the matters set forth in such opinion, the merger consideration was fair, from a financial point of view, to the holders of Company Common Stock.

      The full text of HBI's opinion dated the date hereof, which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by HBI, is attached as Appendix B and is incorporated herein by reference. The description of the HBI opinion set forth in this Proxy Statement/Prospectus is qualified in its entirely by reference to the full text of such opinion. Kersey stockholders are urged to read the HBI opinion in its entirety.

      HBI's opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration to the holders of Company Common Stock and does not address the Company's underlying business decision to proceed with the Reorganization, nor does it express an opinion as to the prices at which shares of Zions Common Stock issued in the Reorganization may trade if and when they are issued or at any future time. The opinion is directed only to the merger consideration in the Reorganization and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Plan of Reorganization at any meeting of holders of Company Common Stock.

      HBI, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Company's Board of Directors selected HBI on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

      For purposes of its opinion dated the date hereof and in connection with its review of the proposed transaction with Zions, HBI, among other things: (i) participated in discussions with representatives of the Company concerning the Company's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance; (ii) reviewed the terms of the Plan of Reorganization; (iii) reviewed this Proxy Statement/Prospectus; (iv) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of the Company and Zions, including those included in their respective Annual Reports or Form 10-K for the past three years ended and the respective Quarterly Reports or Form 10-Q for the periods ended March 31, 1998, September 30, 1997, June 30, 1997, and March 31, 1997, as well as other internally generated reports relating to asset/liability management, asset quality, and so forth; (v) reviewed certain financial forecasts and projections of the Company prepared by its management and reviewed publicly available information, earnings estimates, and research reports available for Zions; (vi) discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of the Company with certain members of management; (vii) reviewed reported market prices and historical trading activity of Zions Common Stock; (viii) reviewed certain aspects of the financial performance of the Company and Zions and compared such financial performance of the Company and Zions, together with stock market data relating to Zions Common Stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and (ix) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

      In conducting its review and rendering its opinion dated the date hereof, HBI assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to HBI by the Company, Zions, and their respective representatives, and of the publicly available information that was reviewed by HBI. HBI is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of the Company and Zions at December 31, 1997, are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. HBI was not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or Zions, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Company or Zions, and was not furnished with any such evaluation or appraisal. HBI's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to them as of, the date thereof.

      The following is a brief summary of the analyses presented by HBI to the Company's Board of Directors in connection with HBI's written opinion.

      Stock Trading History. HBI examined the history of trading prices and volume for Zions Common Stock and the relationship between the movements of such trading prices to movements of the Standard & Poor's 500 Index, other financial indices, and of the trading prices of the common stocks of the companies in the Zions Peer Group (consisting of AmSouth Bancorporation, BOK Financial Corporation, CCB Financial Corporation, Centura Banks, Inc., City National Corporation, Colonial BancGroup, Inc,. Commerce Bancshares, Inc., Community First Bancshares, Inc., Compass Bancshares, Inc., Cullen/Frost Bankers, Inc., First American Corporation, First Security Corporation, First Tennessee National Corp, First Virginia Banks, FirstMerit Corporation, Fulton Financial Corporation, Hibernia Corporation, Imperial Bancorp, Keystone Financial, Inc., M&T Bank Corporation, Marshall & Ilsley Corporation, Mercantile Bankshares Corporation, North Fork Bancorporation, Inc., Old Kent Financial Corporation, Old National Bancorp, One Valley Bancorp, Inc., Provident Financial Group, Inc., Riggs National Corporation, Star Banc Corporation, Synovus Financial Corp., TCF Financial Corporation, Trustmark Corporation, Union Planters Corporation, Valley National Bancorp, and Wilmington Trust Corporation), all of which are publicly-traded bank holding companies located throughout the United States with total assets between $5.0 billion and $20.0 billion. The companies in the Zions Peer Group are similar in size to Zions, and operate in an economic, geographic, and demographic environment that HBI deemed to be similar to the environment in which Zions operates. Comparative financial statistics were reviewed and particular attention was given to the one-year period leading up to the date of the fairness opinion. Company Common Stock is not quoted on an organized exchange and no active trading market has developed for the Common Stock of the Company.

      Comparable Company Analysis. HBI calculated, reviewed, and compared selected publicly-available financial data and ratios (at or for the twelve months ended March 31, 1998) and trading multiples (as of June 22, 1998) for Zions to the corresponding ratios and multiples of the Zions Peer Group. The trading multiples used in comparing Zions to the Zions Peer Group were market price as a multiple of: (i) book value (which was 4.94x for Zions as compared to a mean of 3.05x for the Zions Peer Group); (ii) tangible book value (which was 6.46x for Zions as compared to a mean of 3.04x for the Zions Peer Group); (iii) earnings per share ("EPS") for the twelve months ended March 31, 1998 (which was 26.0x for Zions compared to a mean of 20.1x for the Zions Peer Group); (iv) 1998 estimated EPS (which was 22.8x for Zions compared to a mean of 18.1x for the Zions Peer Group); and (v) 1999 estimated EPS (which was 19.4x for Zions compared to a mean of 16.5x for the Zions Peer Group). HBI used earnings estimates as published by the Institutional Brokers Estimate System ("IBES"), where available, for the companies comprising the Zions Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Where IBES estimates were not available, HBI used consensus earnings estimates from alternative publicly-recognized earnings estimate services.

      Since Company Common Stock does not trade on any organized exchange and an active market for Company Common Stock has not developed, the usefulness of comparing trading multiples of the Company to a comparable company peer group is diminished.

      Comparable Transaction Analysis. As part of its analyses, HBI reviewed 21 completed or pending comparable mergers and acquisitions of commercial banks and bank holding companies headquartered throughout the United States announced from May 1, 1997, to June 8, 1998, in which total assets of the acquired company were in the approximate range of $100 million to $200 million ("Comparable Transactions"). For each transaction for which data was available, HBI calculated the multiple of the offer value to the acquired company's: (i) EPS for the twelve months preceding ("LTM"); (ii) book value per share; and (iii) premium to core deposits.

      The calculations for the Comparable Transactions yielded a range of multiples of offer value to LTM EPS of 9.1x to 38.4x, with a mean of 18.4x and a median of 16.8x; a range of multiples of offer value to book value of 1.81x to 4.24x, with a mean of 2.78x and a median of 2.63x; a range of multiples of offer value to tangible book value of 1.84x to 4.24x, with a mean of 2.85x and a median of 2.82x; and a range of percentages of offer value premium to core deposits of 3.2% to 32.1%, with a mean of 18.2% and a median of 16.4%.

      HBI compared these multiples with the corresponding multiples for the Reorganization, valuing the merger consideration at $28.2 million or $456.22 per share. In calculating the multiples for the Reorganization, HBI used the Company's EPS for the twelve months ended March 31, 1998, and book value per share and core deposits as of March 31, 1998. HBI calculated that the merger consideration represented multiples of 25.0x the Company's LTM EPS, 3.32x its book value per share, 3.45x its tangible book value per share, and a core deposit premium of 17.4%.

      No company or transaction used in the above analyses as a comparison is identical to the Company, Zions, or the Reorganization. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

      Discounted Cash Flow Analysis. Using discounted cash flow analysis, HBI estimated the future dividend streams that the Company could produce over the period from January 1, 1998, through December 31, 2002, assuming an annual asset growth rate of 10.0%; and further assumed the Company performed in accordance with recent historical trends and the future outlook of the Company management. HBI calculated terminal values as a perpetuity using an asset growth rate of 3.0%. The dividend streams and terminal value were discounted to present values as of December 31, 1997, using discount rates ranging from 12.0% to 14.0%, which reflects different assumptions regarding the required rates of return to holders and prospective buyers of Company Common Stock. HBI estimated a range of terminal values by applying multiples ranging from 18 times to 22 times estimated year-end 2002 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to the Company and past and current multiples of comparable merger and acquisition transactions. The range of present values of the Company resulting from this analysis was $23.6 million to $30.7 million, or $381.51 to $496.52 per share.

      Contribution Analysis. HBI analyzed the contribution of the Company and Zions to the pro forma assets, gross loans, deposits, equity, tangible equity and earnings for the last twelve months and 1998 estimated earnings and market value. This analysis demonstrated that the Company contributed to Zions approximately 1.52% of assets, 1.97% of gross loans, 1.68% of deposits, 1.16% of equity, 1.46% of tangible equity, 0.87% of earnings for the last twelve months and 1.21% of 1998 estimated earnings. The Exchange Ratio (as implied by $28.2 million divided by Zions stock price of $52.00 per share on June 22, 1998) implies that the Company's shareholders will own approximately 0.78% of the pro forma shares outstanding upon completion of the merger.

      In connection with its written opinion dated as of the date of this Proxy Statement/ Prospectus, HBI performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, HBI did not utilize any methods of analysis in addition to those described.

      The foregoing is a summary of the material financial analyses performed by HBI and presented to the Company Board of Directors, but does not purport to be a complete description of the analyses performed by HBI. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, HBI did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying HBI's opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be HBI's view of the actual value of the Company, or the current or future trading price for Zions Common Stock.

      In performing its analyses, HBI made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company and Zions. The analyses performed by HBI are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of HBI's analysis of the fairness of the merger consideration, from a financial point of view, to the holders of Company Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

      Pursuant to the terms of a letter agreement dated April 30, 1998, the Company agreed to pay HBI for its services in connection with the rendering of its opinion. The Company has paid HBI an up-front fee of $6,250 and a second fee of $18,750 for its Board of Directors presentation and written opinion rendered June 23, 1998. In addition, Kersey agreed to indemnify HBI against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

Conversion of Company Shares

      Under the Plan of Reorganization, Company shareholders will receive shares of Zions Common Stock. As a result of the Reorganization, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive shares of Zions Common Stock. In exchange for each share of Company Common Stock that they own, Company shareholders will receive that number of shares of Zions Common Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

      Because of the variable nature of the Purchase Price and the Average Closing Price, the parties will not be able to determine and know until the Effective Date the precise rate of exchange and the precise number of shares of Zions Common Stock that the shareholders of the Company will receive for each share of Company Common Stock.

      Exchange of Stock Certificates. Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah and a subsidiary of Zions ("Zions Bank"), is the exchange agent designated by the parties in the Plan of Reorganization (the "Exchange Agent"). As the Exchange Agent, Zions Bank will, promptly after the Effective Date, mail to each holder of one or more stock certificates formerly representing shares of Company Common Stock, except to those holders who shall have waived the notice of exchange, a notice specifying the Effective Date and notifying the holder to surrender his or her certificate or certificates to Zions Bank for exchange. The notice will be mailed to holders by regular mail at their addresses on the records of the Company. Company shareholders should not send in their certificates until they receive written instructions from the Exchange Agent. However, Company shareholders should surrender their certificates promptly after receiving instructions to do so.

      Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Company Common Stock will have been converted in the Reorganization. However, no former Company shareholder will be entitled to receive any dividends until he or she has surrendered his or her Company Common Stock certificates for exchange as provided in the letter of transmittal sent by the Exchange Agent. Upon surrender, the shareholder will be entitled to receive all dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate(s) (without interest and less the amount of taxes, if any, which may have been imposed or paid on such shares).

      Payment for Fractional Shares. Zions will not issue any fractional shares of its Common Stock in connection with the Reorganization. Instead, each Company shareholder who surrenders for exchange Company Common Stock certificates representing a fraction of a share of Zions Common Stock will receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to the product of such fraction times the Average Closing Price. Shareholders will have no further rights as shareholders with respect to fractional shares.

      Unexchanged Certificates. On the Effective Date of the Reorganization, the Company will close its stock transfer books, and the Company will permit or recognize no further transfers of its Common Stock. Certificates for Company Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, a certificate for whole shares of Zions Common Stock, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest on such shares.

Federal Income Tax Consequences of the Reorganization

      The following discussion is a summary of the material federal income tax consequences of the Reorganization to the Company and to the existing shareholders of the Company, but does not purport to be a complete analysis of all the potential tax effects of the Reorganization. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Shareholders of the Company are urged to consult their own tax advisors as to specific tax consequences to them of the Reorganization.

         The Reorganization is intended to qualify as to tax-free reorganization under Section 368(a) of the Code. Accordingly, the Company will not recognize gain or loss for federal income tax purposes upon the Reorganization and that the shareholders of the Company will have the following federal income tax consequences upon the Reorganization: (i) no gain or loss will be recognized upon the receipt of Zions Common Stock, except to the extent that cash, if any, is received in lieu of fractional shares of Zions Common Stock; (ii) the tax basis of the Zions Common Stock to be received in the Reorganization (including any fractional share interest) will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor; (iii) the holding period of the Zions Common Stock to be received in the Reorganization will include the holding period of the Company Common Stock surrendered in exchange therefor, provided the Company Common Stock was held as a capital asset on the date of the exchange; (iv) if any cash is received in lieu of a fractional share of Zions Common Stock, gain or loss will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share and such gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder; and (v) cash received by a dissenter who has perfected dissenters' rights under the Colorado Business Corporation Act, ss. ss. 7-113-101 et seq. as to his or to her Company Common Stock will be treated as a distribution in redemption of said shares, subject to the provisions of Section 302 of the Code.

      The Company will receive an opinion from Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company (the "Slivka Opinion") as to the tax consequences of the Reorganization. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Reorganization. An opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Reorganization, or that such a challenge, if made, will not be successful.

      A copy of the Slivka Opinion has been filed with the SEC as an exhibit to the Registration Statement and is incorporated in this Proxy
Statement/Prospectus by reference. The foregoing summary of the Slivka Opinion is qualified in its entirety by reference to such filing.

Rights of Dissenting Shareholders

      A holder of shares of Company Common Stock is entitled to exercise the rights of a dissenting shareholder under the Colorado Business Corporation Act, ss.ss. 7-113-101 et seq., to object to the Plan of Reorganization, and to make written demand that Val Cor pay in cash the fair value of the shares of Company Common Stock held as determined in accordance with such statutory provisions. The following summary is not a complete statement of the provisions of Colorado law and is qualified in its entirety by reference to such statutory provisions, which are provided in full as Appendix C to this Proxy Statement/Prospectus.

      Colorado law requires Company shareholders to follow certain prescribed procedures in the exercise of their statutory right to dissent in connection with the Reorganization. The failure by a shareholder to follow such procedures on a timely basis and in the precise manner required by Colorado law may result in a loss of that shareholder's dissenters' rights.

      Overview. Company shareholders have the right under the Colorado Business Corporation Act to dissent from the Reorganization and obtain payment of the fair value of their shares of Company Common Stock. Fair value means the value of the shares of Company Common Stock immediately before the Effective Date, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent exclusion would be inequitable. If Val Cor and a shareholder who has exercised his or her right to dissent (a "Dissenting Shareholder") are not able to agree on a fair value, Val Cor must petition a court in Weld County, Colorado for a determination of fair value.

      Procedure for Dissenting. A shareholder wishing to dissent from the Reorganization must deliver to the Company, before the vote is taken at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Reorganization is consummated. The written notice should be sent to the Company at 301 First Street, Kersey, Colorado 80644-0558 long enough before the Special Meeting so that the Company receives such notice before the vote is taken at the Special Meeting. A shareholder wishing to dissent must also not vote in favor of the Reorganization. If a shareholder's written notice of intent to demand payment is not received by the Company before the Special Meeting, or if the shareholder votes in favor of the

Reorganization, such shareholder will not have the right to dissent and will be required to participate in the Reorganization. A vote by a shareholder at the Special Meeting against the Plan of Reorganization and the Reorganization will not constitute notice under Colorado law of an intent to exercise appraisal rights.

      Within 10 days after the Effective Date, Val Cor will deliver to each Dissenting Shareholder a written notice instructing the Dissenting Shareholder to demand payment and send his or her Company Common Stock certificates to Val Cor. The notice will include a form for demanding payment and will show the deadline for submitting the payment demand form and the Company Common Stock certificates. The form may also show the date that the Reorganization was first announced to the news media or the shareholders, and the Dissenting Shareholder may be required to state whether or not he or she acquired his or her shares before that date.

      The Dissenting Shareholder must then properly complete and sign the payment demand form, and submit it to Val Cor along with his or her Company Common Stock certificates by the deadline shown in the notice from Val Cor. If the payment demand form and the Company Common Stock certificates are not submitted by the deadline, the shareholder will no longer be a Dissenting Shareholder and will not be entitled to receive payment of the fair value of his or her shares under the dissenters' rights provisions of Colorado law. Such a shareholder will be required to participate in the Reorganization. The payment demand form and Company Common Stock certificates should be sent to Val Cor at 1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222.

      Payment for Shares. Upon the later of the Effective Date or the receipt of a Dissenting Shareholder's payment demand form and Company Common Stock certificates, Val Cor will pay such Dissenting Shareholder Val Cor's estimate of the fair value of the Company Common Stock for which certificates were submitted, plus accrued interest. Accompanying the payment will be financial information for the Company as of the end of its most recent fiscal year, as well as the latest available interim financial information. Also accompanying the payment will be a statement of Val Cor's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the Dissenting Shareholder's rights if such shareholder is dissatisfied with Val Cor's payment, and a copy of the relevant Colorado statute.

      If a Dissenting Shareholder estimates the fair value of his or her shares and the amount of accrued interest is higher than the amount paid by Val Cor, the Dissenting Shareholder may send a notice to Val Cor demanding payment of the difference between the Dissenting Shareholder's estimate and the amount paid by Val Cor. The Dissenting Shareholder may reject Val Cor's offer to pay fair value and demand payment of the Dissenting Shareholder's estimate of the fair value of his or her shares and accrued interest. If a Dissenting Shareholder does not send a notice demanding payment within 30 days after Val Cor has made its payment or offer, the Dissenting Shareholder will not have the right to receive any amount in excess of the fair value plus interest already paid or offered by Val Cor.

      Court Proceeding to Determine Fair Value. If a demand for payment remains unsettled for 60 days following Val Cor's receipt of the demand, Val Cor may petition a court in Weld County to determine the fair value of the shares and accrued interest. Court costs will be paid by Val Cor unless the court finds that one or more Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case some or all court costs may be allocated to such Dissenting Shareholder or Shareholders. Attorneys' and experts' fees may be assessed against Val Cor if the court finds that Val Cor did not comply with the applicable statute or acted arbitrarily, vexatiously or not in good faith, or such fees may be assessed against one or more Dissenting Shareholders if the same acted arbitrarily, vexatiously or not in good faith.

      Company shareholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their Company Common Stock determined under Colorado law could be more than, the same as, or less than their pro rata share of the merger consideration that they are entitled to receive under the Plan of Reorganization if they do not seek appraisal of their Company Common Stock.

      The foregoing is not a complete statement of the procedures to be followed by Company shareholders desiring to exercise appraisal rights and, because exercise of such rights requires strict adherence to the relevant provisions of the Colorado Business Corporation Act, each shareholder desiring to exercise appraisal rights is advised individually to consult the law (as provided in Appendix C to this Proxy Statement/ Prospectus) and comply with the relevant provisions of the law.

      Company shareholders wishing to exercise dissenters' rights are advised to consult their own counsel to ensure that they fully and properly comply with the requirements of Colorado law.

Interests of Certain Persons in the Transaction

      The Plan of Reorganization provides that after the Reorganization becomes effective, Larry G. Neuschwanger, currently president and chief executive officer of the Bank, will become an executive officer of Vectra Bank. Mr. Neuschwanger will enter into an employment agreement with Vectra Bank effective as of the Effective Date. The Board of Directors of the Company was aware of these interests when it considered and approved the Plan of Reorganization. The terms of the agreement will continue until the third anniversary of the commencement of the agreement. The agreement provides that Mr. Neuschwanger will receive a salary not less than $82,000 per annum. Mr. Neuschwanger will be eligible to be considered for salary increases, upon review, and will be entitled to other benefits normally afforded executive employees, including employee benefit plan participation, retirement and life insurance policies. Additionally, in consideration for Mr. Neuschwanger's agreement not to compete with Zions or Vectra Bank or their affiliates within Larimer, Logan, Morgan, and Weld Counties, Colorado, until the earlier of the second anniversary of the termination of his employment under the agreement or the fifth anniversary of the commencement of the agreement, Vectra Bank will pay Mr. Neuschwanger during the period commencing on the earlier of the termination of his employment under the agreement or the third anniversary of the commencement of the agreement the amount of $12,500 per month, up to $300,000.

      The employment agreement provides for severance benefits for Mr. Neuschwanger upon the termination of his employment agreement for reasons other than completion of the employment term, his resignation, his death or disability, or "for cause" (as defined in his employment agreement). In the event of termination for reasons other than those described in the preceding sentence, Mr. Neuschwanger would receive his salary (as defined in the employment agreement) payable at the rate established in his employment agreement for the year in which termination occurs, payable until the third anniversary of the commencement of the agreement. Mr. Neuschwanger would also receive such rights as he would have accrued as of the termination date of his employment under the terms of any plans or arrangements in which he participates, reimbursement for expenses accrued as of such termination date, and the cash equivalent of paid annual leave and sick leave accrued as of such termination date.

      Under his employment agreement, Mr. Neuschwanger will agree that he will not during the term of his employment and until the earlier of the second anniversary of the date of termination of his employment by Vectra Bank under the employment agreement or the fifth anniversary of the commencement of his employment (i) engage in the banking business other than on behalf of Zions or Vectra Bank or their affiliates within the market area of Larimer, Logan, Morgan and Weld Counties, Colorado; (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions or Vectra Bank or their affiliates) engaged in the banking business in such market area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Vectra Bank or any of its affiliates to engage in any action prohibited under (i) or
(ii) above.

Inconsistent Activities

      The Company and the Bank have agreed that until the Holding Company Merger has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, neither the Company nor the Bank will (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Company Common Stock or any capital stock of the Bank or any significant portion of the Company's or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding with respect to any such transaction or (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any of its shares or any significant portion of its assets or of any other matter which could adversely affect the Plan of Reorganization, the Holding Company Merger, or the Bank Merger, the Company is required to give immediate notice thereof to Zions and to keep Zions informed of the matter.

Conduct of Business Pending the Reorganization

      The Plan of Reorganization contains covenants, representations and warranties by the Company and the Bank as to matters which are typical in transactions similar to the Reorganization.

      Prior to the Effective Date, the Company and the Bank have each agreed that neither will without Zions' prior written consent: (i) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (ii) declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities except for the issuance of Company Common Stock upon exercise of existing stock options, or grant any options to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell its assets to any other person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or engage in any discussions concerning such a possible transaction;
(iv) convert the charter or form of entity of the Bank to any other charter or form of entity; (v) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of its business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of its business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed (when aggregated with all other such increases) 4.5% per annum of the aggregate payroll as of January 1, 1998; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (x) enter into any employment or personal services contract with any person or firm except directly to facilitate the Reorganization; nor (xi) purchase any loans or loan-participation interests from, or participate in any loan originated by, any person other than the Company or the Bank.

      The Company and the Bank have also agreed to carry on their businesses and manage their assets and property diligently in the same manner as they have previously done and to use their best efforts to preserve their business organization. Pending completion of the Reorganization or termination of the Plan of Reorganization, the Company and the Bank have agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganization

      The obligations of the parties to consummate the Reorganization are subject to, among other things, the satisfaction of the following conditions:
(i) the parties shall have received all orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization;
(ii) certain litigation restraining, enjoining, or prohibiting the Reorganization, as more fully specified in the Plan of Reorganization, shall not have been instituted or threatened; (iii) the registration statement to be filed by Zions under the Securities Act in connection with the registration of the shares of Zions Common Stock which will be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (iv) the Company and Zions shall have received a written opinion from tax counsel that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (v) there shall be no adverse legislation or governmental regulation which would make the transaction contemplated impossible.

      The obligations of Zions, Val Cor and Vectra Bank to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of the Company shall have authorized the Holding Company Merger; (ii) all representations and warranties made by the Company and the Bank in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and the Company and the Bank shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (iii) Slivka Robinson Waters & O'Dorisio, P.C., legal counsel to the Company, shall have rendered a legal opinion to Zions in form and substance as provided in the Plan of Reorganization; (iv) the Company shall have delivered to Zions all regulatory authorizations entitling the Bank to operate each of its branches; (v) during the period from December 31, 1997 to the Effective Date, there shall have been no material adverse change in the financial position or results of operations of the Company or the Bank nor shall the Company or the Bank have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; (vi) on and as of the Effective Date the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $8,086,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after December 31, 1997; (vii) on and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $1,836,000; (viii) the CRA rating of the Bank shall be no lower than "satisfactory"; (ix) Mr. Neuschwanger shall have entered into an employment agreement with Vectra Bank in the form provided in the Plan of Reorganization;
(x) Zions shall have received concurrence of its determination that the Reorganization contemplated by the Plan of Reorganization will qualify for "pooling of interests" accounting treatment in accordance with APB Opinion No. 16; (xi) the audit of the consolidated accounts of the Company and the Bank by Fortner, Bayens, Levkulich & Co., P.C. as of December 31, 1997 and for the year then ended shall have been completed, and the results of such audit shall be reasonably acceptable to Zions; and (xii) Zions shall have received a written agreement from each "affiliate" of the Company not to sell, pledge or otherwise dispose of their shares of Company Common Stock or Zions Common Stock for specified periods prior to and subsequent to the Effective Date and except in compliance with the applicable provisions of the Securities Act.

      The obligations of the Company and the Bank to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by Zions, Val Cor and Vectra Bank in the Plan of Reorganization shall be true and correct in all material respects on the Effective Date and Zions, Val Cor and Vectra Bank shall have performed all of their respective obligations under the Plan of Reorganization on or prior to the Effective Date; (ii) receipt of a legal opinion of Duane, Morris & Heckscher LLP, legal counsel to Zions, in form and substance as provided in the Plan of Reorganization; (iii) during the period from December 31, 1997 to the Effective Date, there shall be no material adverse change in the financial position or results of operations of Zions nor shall Zions have sustained any material loss or damage to its properties which materially affects its ability to conduct its business; (iv) the Company shall have received concurrence of its determination that the Reorganization contemplated by the Plan of Reorganization will qualify for "pooling of interests" accounting treatment; (v) Zions Common Stock shall be quoted on Nasdaq-NMS or shall be listed on a national securities exchange; and (vi) receipt of a fairness opinion of Howe Barnes Investments, Inc. to the effect that the transactions contemplated by the Plan of Reorganization are fair, from a financial point of view, to the Company and its shareholders.

Representations and Warranties

      The representations and warranties of the parties contained in the Plan of Reorganization relate, among other things, to the organization and good standing of the parties; the capitalization of the parties; the authorization by the parties of the Plan of Reorganization and the absence of conflict with laws or other agreements to which the respective parties are subject; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes in the condition, assets, properties or businesses since December 31, 1997 with respect to Zions, the Company and the Bank; the absence of undisclosed material liabilities; and compliance with laws. The Company has additionally warranted that since December 31, 1997 there has been no material deterioration in the quality of its consolidated loan portfolio and no material increase in the consolidated level of its nonperforming assets or non-accrual loans or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses. The Company has also warranted that its consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company.

      The parties have additionally warranted that they do not know of any facts which reasonably might materially adversely affect the respective businesses, assets, liabilities, financial condition, results of operations or prospects of the Company, the Bank, Zions, Val Cor or Vectra Bank which have not been disclosed in the financial statements or a certificate delivered to the other party.

Amendment and Waiver

      Notwithstanding prior approval by the shareholders of the Company or Vectra Bank, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of the Company or Vectra Bank unless shareholder approval of the amendment is procured. Zions or the Company may also, at any time prior to the Effective Date, waive any condition or term of the Plan of Reorganization, unless the term or condition is required by law, provided that any such waiver must be in writing signed by the party entitled to such benefit and will be permitted only if it will not have a materially adverse effect on the benefits intended under the Plan of Reorganization to its shareholders.

Authorized Termination and Damages for Breach

      The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of the Company, as follows: (i) by mutual consent of the parties to the Plan of Reorganization; (ii) unilaterally, by Zions if any of the representations and warranties of the Company or the Bank was materially incorrect when made or in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) unilaterally, by the Company if any of the representations and warranties of Zions, Val Cor or Vectra Bank was materially incorrect when made or in the event of a material breach or material failure by Zions, Val Cor or Vectra Bank of any covenant or agreement of Zions, Val Cor or Vectra Bank contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iv) by either the Company or Zions if the board of directors of either has determined in good faith that the Holding Company Merger has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the transactions contemplated by the Plan of Reorganization; or (v) by any party on or after January 31, 1999 if the Effective Date has not occurred on or before that date.

      If either party terminates the Plan of Reorganization because any of the representations and warranties of a party was materially incorrect when made, or because of a material breach or material failure by a party of a covenant or agreement made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable to the other party or parties to the Plan of Reorganization not affiliated with it in the amount of $500,000.

Restrictions on Resales by Company Affiliates

      In general, Company shareholders who receive Zions shares as a result of the Reorganization will be able to sell such shares freely and without restriction. However, directors, executive officers, and 10% shareholders of the Company who generally are considered "affiliates" of the Company, are subject to restrictions on the sales of shares received in the Reorganization. Accordingly, those shareholders will not be permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act;
(ii) the provisions of Rules 144 and 145 under the Securities Act; or (iii) an exemption from the registration requirements of the Securities Act.

       Additionally, to ensure the Reorganization may be accounted for as a pooling of interests, such affiliates will not be permitted to sell any shares of Company Common Stock or Zions Common Stock during the 30 day period preceding the Effective Date, nor will they be permitted to sell any shares of Zions Common Stock following the Effective Date until such time as financial results covering at least 30 days of post-Holding Company Merger combined operations are published by Zions. The management of the Company will notify those persons who it believes may be deemed to be affiliates subject to the foregoing restrictions. The Plan of Reorganization requires the Company to use its best efforts to have each affiliate of the Company sign an agreement to limit that affiliate's ability to effect any such sales. Zions may place restrictive legends on certificates representing Zions Common Stock issued in the Reorganization to all persons who are deemed affiliates under Rule 145 of the Securities Act. Appropriate stop transfer instructions may be given to the transfer agent for such certificates.

Expenses

      Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. Zions will pay the cost of printing and delivering this Proxy Statement/ Prospectus and other material to the Company shareholders and the costs attributable to registering under federal and state securities laws its stock issuable pursuant to the Plan of Reorganization. The Company will pay the cost of procuring the Slivka Opinion concerning the federal income tax consequences of the Reorganization.

Government Approvals

      Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal, Utah, and Colorado regulators, including the Board of Governors, the Comptroller, the Commissioner, and the State Banking Board. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until thirty days after the approvals of the federal regulators have been obtained, except that this period may be shortened with the concurrence of the Attorney General of the United States. All regulatory approvals have not yet been obtained.

Effective Date of the Reorganization

      If the Plan of Reorganization is approved by the shareholders of the Company, the parties expect that the Reorganization will become effective in the third quarter of 1998. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective in the [THIRD] quarter of 1998. In addition, as also noted above, the parties retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

Accounting Treatment

      The parties expect that the Reorganization will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16. A condition to consummation of the Plan of Reorganization is that Zions shall have received a letter to the above effect from KPMG Peat Marwick LLP, certified public accountants, and the Company shall have received a letter to the above effect from Fortner, Bayens, Levkulich & Co., P.C., certified public accountants. This method of accounting views the Reorganization as a uniting of the separate ownership interests through an exchange of shares. As such, the pro forma financial information represents the combined historical financial data of Zions and the Company, subject only to certain adjustments described in the notes to the data presented.

Relationship Between Zions and the Company

      Neither Zions nor the Company is aware of any material relationship between Zions, its directors or officers or their affiliates, and the Company, its directors or executive officers or their affiliates, except as contemplated by the Plan of Reorganization or as described in this Proxy
Statement/Prospectus.

                           SUPERVISION AND REGULATION

      The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries are not complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

      Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Board of Governors. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Board of Governors determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Board of Governors is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

      Bank holding companies, such as Zions, are required to obtain prior approval of the Board of Governors to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Under the Riegle-Neal Interstate Branching and Efficiency Act of 1994, as amended ("Riegle-Neal Act"), subject to approval by the Board of Governors, bank holding companies are authorized to acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, the most significant of which include adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and mergers. See "Interstate Banking" below.

      The Board of Governors is authorized to adopt regulations affecting various aspects of bank holding companies. Under the general supervisory authority of the Bank Holding Company Act and directives provided in the International Lending Supervision Act of 1983, the Board of Governors has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

      Risk-Based Capital Guidelines. The Board of Governors has established risk-based capital guidelines for bank holding companies. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Board of Governors, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital.

      Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets--0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, generally, cash and balances due from federal reserve banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, generally, claims on U.S. banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, generally, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At March 31, 1998, Zions' Tier 1 and Total Capital ratios were 11.73% and 13.62%, respectively.

      The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall interest rate exposure; (ii) quality and level of earnings; (iii) investment or loan portfolio concentrations; (iv) quality of loans and investments; (v) the effectiveness of loan and investment policies; (vi) certain risks arising from nontraditional activities; and (vii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets. Market risk of a banking organization--risk of loss stemming from movements in market prices--is not evaluated under the current risk-based capital ratio analysis (and is therefore analyzed by the bank regulators through a general assessment of an organization's capital adequacy) unless trading activities constitute 10 percent or $1 billion or more of the assets of such organization. Such an organization (unless exempted by the banking regulators) and certain other banking organizations designated by the banking regulators must include in its risk-based capital ratio analysis charges for, and hold capital against, general market risk of all positions held in its trading account and of foreign exchange and commodity positions wherever located, as well as against specific risk of debt and equity positions located in its trading account. Currently, Zions does not calculate a risk-based capital charge for its market risk.

       The following table presents Zions' regulatory capital position at March 31, 1998 under the risk-based capital guidelines.

                               Risk-Based Capital
                             (Dollars in thousands)

                                                                                Percent
                                                                                of Risk-
                                                                                Adjusted
                                                            Amount               Assets
                                                            ------               ------
Tier 1 Capital.....................................        $   739,427             11.73%
Minimum Requirement................................            252,629              4.00
                                                           -----------          --------
  Excess...........................................        $   486,798              7.73%
                                                           ===========          ========

Total Capital......................................        $   858,374             13.62%
Minimum Requirement................................            505,258              8.00
                                                           -----------          --------
  Excess...........................................        $   353,116              5.62%
                                                           ===========          ========

Risk-Adjusted Assets,
  net of goodwill, excess deferred
  tax assets and excess allowance..................        $ 6,315,727            100.00%
                                                           ===========          ========


         Minimum Leverage Ratio. The Board of Governors has adopted capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with a risk-based ratio of 8% that took effect at the end of 1992. At March 31, 1998, Zions' leverage ratio was 6.89%.

         The Board of Governors has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Board of Governors has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The following table presents Zions' leverage ratio at March 31, 1998. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Board of Governors, other banking organizations would be expected to maintain capital at higher levels.


                                                                            (Dollars in thousands)
                                                                                                Percent
                                                                                                of Average
                                                                                                Assets, Net
                                                                        Amount                  of Goodwill
                                                                        ------                  -----------
Tier 1 Capital.......................................                 $   739,427                   6.89%
Minimum Requirement........................                               321,985                   3.00
                                                                      -----------                 ------

Excess..................................................              $   417,442                   3.89%
                                                                      ===========                 =======

Average Assets, net of goodwill and
  deferred tax assets.............................                    $10,732,823                 100.00%
                                                                      ===========                 =======

         Other Issues and Developments Relating to Regulatory Capital. Under such authority and directives provided in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Board of Governors have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA") requires the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters, except that it may not be categorized as critically undercapitalized unless actually indicated by its capital position.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. All insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of critically undercapitalized, significantly undercapitalized and certain undercapitalized banks are required to obtain the approval of the Board of Governors before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their hiring of senior executive officers.

         Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulatory and Supervisory Issues

         Under FDICIA, the federal banking agencies have adopted regulations or guidelines prescribing standards for safety and soundness of insured banks and in some instances their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth or increase its ratio of tangible equity to assets, or impose other operating restrictions.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those for which national banks are eligible, impose limitations on deposit account balance determinations for calculating interest, and require the federal banking regulators to prescribe, implement or modify standards for extensions of credit secured by liens on interests in real estate or made for financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself).

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. The most important of such measures include legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions and eliminate or revise the features of the specialized savings association charter. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on Zions or its subsidiaries.

Deposit Insurance and Other Assessments

         Insured banks (including the bank subsidiaries of Zions) are required to make quarterly deposit insurance assessment payments to the Bank Insurance Fund (the "BIF"), and most savings associations to the Savings Association Insurance Fund (the "SAIF"), under a risk-based assessment system established by the FDIC. (In addition, certain banks must also pay deposit insurance assessments to the SAIF and certain savings associations, to the BIF alone or to both funds.) Under this system, each institution's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured institution in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized," "adequately capitalized" or "less than adequately capitalized" institutions, with each category of institution divided into subcategories of institutions which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." Those institutions deemed weakest by the FDIC are subject to the highest assessment rates; those deemed strongest are subject to the lowest assessment rates. The FDIC establishes semi-annual assessment rates with the objective of enabling the affected insurance fund to achieve or maintain a statutorily-mandated target reserve ratio of 1.25% of insured deposits. In establishing assessment rates, the FDIC Board of Directors is required to consider (i) expected operating expenses, case resolution expenditures and income of the FDIC; (ii) the effect of assessments upon members' earnings and capital; and
(iii) any other factors deemed appropriate by it.

         At June 30, 1998, both BIF- and SAIF-assessable deposits were subject to an assessment schedule providing for an assessment range of 0% to .27% (with intermediate rates of .03%, .10%, .17% and .24%, depending upon an institution's supervisory risk group). Both BIF and SAIF assessment rates are subject to semi-annual adjustment by the FDIC Board of Directors within a range of up to five basis points without public comment. The FDIC Board of Directors also possesses authority to impose special assessments from time to time.

         In addition to the payment of deposit insurance assessments, depository institutions are required to make quarterly assessment payments to the FDIC on both their BIF and SAIF assessable deposits which will be paid to the Financing Corporation, established by the Federal Housing Finance Board under FIRREA, to enable it to pay interest and certain other expenses on bonds which it issued to facilitate the resolution of failed savings associations. Under the Federal Home Loan Bank Act, the Financing Corporation, with the approval of the FDIC Board of Directors, establishes assessment rates based upon estimates of (i) expected operating expenses, case resolution expenditures and income of the Financing Corporation; (ii) the effect of assessments upon members' earnings and capital; and (iii) any other factors deemed appropriate by it. Additionally, the Financing Corporation is required to assess BIF-assessable deposits at a rate one-fifth the rate applicable to SAIF-assessable deposits until the first to occur of the merger of the BIF and SAIF funds or January 1, 2000. At June 30, 1998, assessment rates were set at 1.22 basis points annually for BIF-assessable deposits and 6.10 basis points annually for SAIF-assessable deposits.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states and the Congress have enacted legislation intended to allow certain interstate banking combinations.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Board of Governors to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state. Since June 1, 1997, and earlier where permitted by applicable state law, an insured bank has been authorized to apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert the branch offices of the out-of-state bank to those of its own or, alternatively, convert its branch offices to those of the out-of-state bank, unless its home state or the home state of the out-of-state bank had adopted qualifying legislation barring this form of interstate expansion by June 1, 1997.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, the most significant of which include adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States and not more than 30% of the deposits in insured depository institutions within that state. States may impose more stringent deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with "host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Under FIRREA, bank holding companies may acquire savings associations (including savings and loan associations and federal savings banks) without geographic restriction under the Bank Holding Company Act.

         Bank holding companies whose home state is Utah are authorized to acquire control of depository institutions and depository institution holding companies located in other states. Colorado law authorizes an out-of-state bank holding company, with the prior approval of the Division, to acquire a Colorado bank holding company whose operations are principally conducted within the state irrespective of the number of years the depository institution subsidiaries of the Colorado bank holding company have been in operation provided that at the time of acquisition, the out-of-state bank holding company will not control more than 25 percent of the aggregate deposits made in federally-insured banks, savings and loan associations, federal savings banks, industrial banks, bank holding companies, thrift holding companies and industrial bank holding companies located in the state and certain other requirements are satisfied.

                                 MONETARY POLICY

         The earnings of Zion and the Company are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Board of Governors has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions and the Company cannot be predicted.

                   INFORMATION CONCERNING ZIONS BANCORPORATION

Selected Financial Data

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions' consolidated financial statements and the related notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Zions Documents Incorporated by Reference."

ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)


                                                 As of, and for the Three                    As of, and for the
                                                  Months Ended March 31,                    Year Ended December 31,
                                                 ------------------------     -----------------------------------------------------
                                                     1998        1997         1997        1996        1995         1994        1993
                                                     ----        ----         ----        ----        ----         ----        ----
EARNINGS SUMMARY
Taxable-equivalent net interest income       $    110,812 $    84,643  $   358,676 $   296,372  $  238,880  $   203,313 $   178,636
Net interest income                               107,943      82,898      351,799     289,166     233,547      198,606     174,657
Noninterest income                                 43,794      34,136      143,167     114,270      88,811       73,202      79,880
Provision for loan losses                           3,256       1,835        6,175       4,640       3,000        2,181       2,993
Noninterest expenses (1)                           95,414      68,176      301,218     235,272     195,186      174,900     167,750
Income taxes                                       16,626      16,438       65,211      56,101      41,787       30,900      27,248
Income before cumulative effect of changes
     in accounting principles                      36,441      30,585      122,362     107,423      82,385       63,827      56,546
Cumulative effect of changes in
     accounting principles (2)                         --          --           --           -           -            -       1,659
Net income                                         36,441      30,585      122,362     107,423      82,385       63,827      58,205

COMMON STOCK DATA
Earnings per common share:
Income before cumulative effect of changes
     in accounting principles- diluted
                                             $        .52 $        45         1.89 $      1.68  $     1.37  $      1.09 $       .99
Net income - basic                                    .53         .46         1.92        1.70        1.39         1.11        1.03
Net income - diluted                                  .52         .45         1.89        1.68        1.37         1.09        1.02
Dividends declared per share                          .12         .11          .47        .425       .3525          .29        .245
Dividend payout ratio (%)                           22.75%      20.89%       23.20%      23.27%      24.95%       27.06%      21.81%
Book value per share at period end                  10.48        8.75        10.25        8.72        7.46         6.28        5.50
Market to book value at period end (%)                                      442.73%     298.17%     268.90%      142.83%     168.18%
Average common shares outstanding              69,102,000  66,334,000   63,868,000  63,194,000  59,435,000   57,754,000  56,636,000
Weighted average common and common
     equivalent shares outstanding during
     the period                                70,159,000  68,025,000   64,629,000  63,787,000  60,013,000   58,404,000  57,120,000
Common shares outstanding at period end        69,075,665  67,641,324   63,962,100  63,468,480  62,773,280   58,238,208  56,805,468
                                                                                     6201,3672       7,544

AVERAGE BALANCE SHEET DATA
Money market investments                     $  1,589,899 $ 1,574,842  $ 1,490,772 $   923,670  $  945,842  $   869,709 $   788,694
Securities                                      2,948,283   2,313,412    2,575,295   1,977,875   1,665,500    1,545,704   1,209,165
Loan and leases, net                            5,433,927   4,248,672    4,341,674   3,432,347   2,662,753    2,574,995   2,222,182
Total interest-earning assets                   9,972,109   8,136,926    8,407,741   6,333,892   5,274,095    4,990,408   4,220,041
Total assets                                   10,944,611   8,811,521    9,214,155   6,914,213   5,779,025    5,456,613   4,643,918
Interest-bearing deposits                       5,686,951   4,173,813    4,410,491   3,653,420   3,095,714    2,744,976   2,449,275
Total deposits                                  9,799,027   5,470,654    5,783,370   4,731,889   3,963,702    3,583,094   3,178,926
FHLB advances and other borrowings over
  one year                                        155,287      71,520      136,381      87,700      96,305      118,607     111,974
Long-term debt                                    277,934     255,024      257,779      55,187      57,506       59,493      75,623
Total interest-bearing liabilities              8,233,290   6,803,097    7,067,324   5,208,318   4,397,582    4,197,865   3,556,746
Shareholders' equity                              709,097     597,689      615,535     512,739     407,498      339,181     286,331

PERIOD END BALANCE SHEET DATA
Money market investments                     $  1,154,038 $ 1,046,568  $   814,088 $   613,429  $  687,251  $   403,446 $   597,680
Securities                                      2,622,465   2,276,470    2,712,094   1,983,643   1,694,669    1,663,433   1,258,939
Loans and leases, net                           5,649,602   4,450,448    4,871,650   3,837,149   3,068,057    2,391,278   2,486,346
Allowance for loan losses                          91,857      81,113       80,481      76,803      73,437       67,018      68,461
Total assets                                   10,611,585   8,508,537    9,521,770   7,116,413   6,095,515    4,934,095   4,801,054
Total deposits                                  7,799,027   5,728,585    6,854,462   5,119,692   4,511,184    3,705,976   3,432,289
FHLB advances and other borrowings over
  one year                                        121,421      69,530      210,681      81,875      95,817      101,571     152,109
Long-term debt                                    276,387     258,704      258,566     251,620      56,229       58,182      59,587
Shareholders' equity                              723,814     591,581      655,460     554,610     469,678      365,770     312,592


                                                  As of, and for the Three                    As of, and for the
                                                   Months Ended March 31,                    Year Ended December 31,
                                                   ----------------------  -------------------------------------------------------
                                                    1998        1997       1997        1996        1995         1994        1993
                                                    ----        ----       ----        ----        ----         ----        ----
Nonperforming assets:
     Nonaccrual loans                            $  16,807  $   13,851   $ 11,907    $ 12,704    $ 10,875     $ 13,635    $ 23,364
     Restructured loans                              1,222       1,608        691         857         249          567       4,006
     Other real estate owned and other
          nonperforming assets                       2,377       2,524      3,371         138       1,609        4,741       3,267
     Total nonperforming assets                     20,406      17,983     15,969      13,699      12,733       18,943      30,637
Accruing loans past due 90 days or more             11,714       5,638      9,944       3,563       5,309        3,041      10,821

SELECTED RATIOS
Net interest margin (3)                               4.51%       4.22%      4.27%       4.68%       4.53%        4.07%       4.23%
Return on average assets                              1.35%       1.41%      1.33%       1.55%       1.43%        1.17%       1.25%
Return on average common equity                      20.84%      20.75%     19.88%      20.95%      20.22%       18.82%      20.33%
Ratio of average common equity to average assets      6.48%       6.78%      6.68%       7.42%       7.05%        6.22%       6.17%
Tier I risk-based capital - period end               11.73%      13.95%     11.74%      14.16%      11.33%       11.81%      10.85%
Total risk-based capital - period end                13.62%      16.52%     13.75%      17.52%      14.03%       14.96%      14.12%
Leverage ratio - period end                           6.89%       8.09%      6.75%       8.70%       6.33%        6.24%       5.44%
Ratio of nonperforming assets to total
     assets - period end                               .19%        .21%       .17%        .19%        .21%         .38%        .64%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at period end          .36%        .40%       .33%        .36%        .41%         .79%       1.23%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                  .05%        .17%       .19%        .11%        .10%         .19%      (.23)%
Ratio of allowance for loan losses to net loans
     and leases outstanding at period end             1.63%       1.82%      1.65%       2.00%       2.39%        2.80%       2.75%
Ratio of allowance for loan losses to
     nonperforming loans at period end              509.50%     524.70%    638.84%     566.35%     660.17%      471.89%     250.13%



(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993 to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years earlier in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993 allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

Stock Prices and Dividends on Zions Common Stock

         Zions Common Stock is traded on the Nasdaq-NMS under the symbol "ZION." The following table provides the high and low daily sales prices for Zions Common Stock for the periods indicated, in each case as reported by the Nasdaq Stock Market and the cash dividends per share declared on Zions Common Stock for such periods.


                                                                                                   Cash
                                                                                                 Dividends
                                                                   High           Low            Declared
                                                                   ----           ---            --------
1996
First Quarter .................................................   $ 19.81        $ 16.69          $.1025
Second Quarter.................................................     19.75          17.00           .1025
Third Quarter..................................................     22.44          18.00             .11
Fourth Quarter.................................................     26.00          21.94             .11
                                                                                                  ------
                                                                                                  $ .425

1997
First Quarter..................................................   $ 33.25        $ 25.69          $  .11
Second Quarter.................................................     37.63          28.38             .12
Third Quarter..................................................     41.13          34.69             .12
Fourth Quarter.................................................     46.00          37.63             .12
                                                                                                  ------
                                                                                                  $  .47

1998
First Quarter..................................................   $ 55.69        $ 39.56          $  .12
Second Quarter.................................................     53.13          48.06             .14
Third Quarter (through  July 20, 1998).........................     57.00          53.00              --


         On May 8, 1998, the last Nasdaq-NMS trading date prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $52.50. On July 20, 1998, the last trading date before this Proxy Statement/Prospectus was sent to the printers, the closing sale price for the Zions Common Stock was $56.4375. On July 20, 1998, there were approximately 75,046,917 shares of Zions Common Stock outstanding, held by approximately 5,693 shareholders of record.

         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                 INFORMATION CONCERNING THE COMPANY AND THE BANK

General

         Independent Bank (formerly known as Kersey State Bank and referred to herein as the "Bank") was organized as a commercial bank under the laws of the State of Colorado on August 28, 1979. The Bank, effective as of March 3, 1982, became a wholly-owned subsidiary of Kersey Bancorp (hereafter referred to as the "Company"), thereby causing the Company to become a registered bank holding company under the Bank Holding Company Act in March 1982. As of June 1, 1998, the outstanding common stock of the Company is owned by 118 shareholders of record with 61,812 shares issued and outstanding. Since its formation, the activities of the Company have been limited to the ownership and operation of the Bank. As a registered bank holding company, the Company is subject to regulation and examination by the Board of Governors of the Federal Reserve System and the Division of Banking for the State of Colorado. The Bank is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Division of Banking for the State of Colorado.

         Since its inception, the Bank has grown to become a strong community banking franchise, with over $144 million in assets. Over the past 18 years, the bank has prospered by establishing and maintaining beneficial relationships with large and small commercial businesses and increasing the Bank's visibility as a construction, permanent mortgage and real estate lending bank in the Bank's geographic area.

         The Bank serves its depositors and customers by delivering a broad range of commercial banking services through its seven (7) locations. The main office of the Bank is located at 301 First Street, Kersey, Colorado, with other branch locations in Ft. Lupton, Platteville, Greeley, Wellington, Wiggins, and Sterling. The Bank engages in most banking activities, including accepting savings and checking deposits and making commercial, agricultural, consumer, construction and real estate mortgage loans. It also offers a variety of banking products including safe deposit boxes, MasterCard credit cards, debit cards, cashier's checks, traveler's checks, wire transfers, money orders, and 24-hour ATM access at three of its locations.

Business

         The Bank is located in the counties of Weld, Larimer, Morgan, and Logan in the state of Colorado. As of March 31, 1998, the Bank had total assets of $144.3 million, total deposits of $133.2 million, and total stockholders' equity of $10.3 million.

         Strategy. The Bank's strategy has been to build and maintain profitable, and loyal relationships with the people in the communities where the Bank is located.

         Marketing/Customer Service. The Bank seeks to build and maintain profitable consumer relationships by maintaining a customer call program. The program comes from the officers, directors, and a marketing representative, who builds banking relationships with new customers at each location with the assistance of the branch manager.

         Technology. Management of the Bank believes that investments in technology improve the service provided by the Bank to depositors and customers of the Bank's other services. The Bank has installed automated teller machines
(ATMs) in three (3) locations and is considering installation of additional ATMs. Also, the Bank has introduced a voice response unit (VRU) which provides inquiry, balance, and loan transfer capabilities. In addition, the Bank has invested in computers and network capabilities. However, management of the Bank believes that affiliation with a larger banking organization is necessary to keep pace with rapidly changing technologies and services.

         Market Areas Served. The Bank's seven facilities are situated in the following locations:

         Main office - 301 First Street, PO Box 558, Kersey, CO 80644
         Ft. Lupton - 112 Denver Avenue, PO Box 330, Ft. Lupton, CO 80621 Platteville - 390 Justin Avenue, PO Box 385, Platteville, CO 80651 Greeley - 1503 Ninth Avenue, Greeley, CO 80631
         Wiggins - 502 Central, PO Box 220, Wiggins, CO 80654
         Wellington - 4100 Harrison, PO Box 460, Wellington, CO 80549 Sterling - 122 West Main, PO Box 1672, Sterling, CO 80751

Management of the Bank has developed a plan to strategically locate branches of the Bank that facilitate an expansion of the Bank's customer base. Also, Management believes that these locations enable the Bank to better serve its existing customer base.

         Loans. The Bank follows a uniform credit policy for its loans which sets forth underwriting and loan administration criteria, including levels of loan commitments, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters. The Bank monitors asset quality utilizing an internal and external loan review program. Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Approximately 37% of the Bank's loan portfolio at December 31, 1997, had interest rates that float daily with the Bank's base rate or some other published reference rate.

         In the ordinary course of business, the Bank enters into various types of transactions that include commitments to extend credit and standby letters of credit. The Bank uses the same credit policies in underwriting these commitments as it uses in all its lending activities and includes these commitments in its lending risk evaluations. The Bank's exposure to credit loss under commitments to extend credit is represented by the amount of the commitments. Under applicable federal and state law, permissible loans by the Bank to one borrower were limited to an aggregate of $1,718,829 at December 31, 1997.

         Loan Portfolio. The following table sets forth the classification of loans of the Bank by major categories at the dates indicated.


(In Thousands)

                                                                                  December 31,
                                                     March 31,               ---------------------
                                                       1998                  1997             1996
                                                       ----                  ----             ----
Commercial                                           $  33,287             $ 30,446           $25,029
Agriculture                                             32,442               28,966            23,530
Construction                                            10,610                9,844             9,344
Real Estate Mortgage                                    26,633               26,528            18,370
Consumer                                                11,255               11,243            10,051
                                                        ------               ------            ------
Total Loans                                           $114,227             $107,027           $86,324

Less Unearned Income                                        (9)                  (9)              (17)
Less Allowance for Loan Losses                          (1,948)              (1,836)             (896)
                                                       -------             --------           -------

Net Loans                                             $112,270             $105,182           $85,411
                                                      ========             ========           =======

         The Bank's focus has been on real estate secured commercial loans for small to medium sized businesses; consequently, this category represents a large percentage of the Bank's loan portfolio. The Bank primarily accepts real estate as collateral, but also accepts accounts receivable, inventory and furniture, fixtures and equipment.

         The real estate loan category consists principally of improved real estate loans. The Bank makes some land loans but is not actively engaged in the origination for its own loan portfolio of first mortgage loans for single family homes. However, the Bank does have a mortgage loan department which brokers and sells to third parties conventional first mortgage loans.

         Personal loans and credit lines represent a small percentage of total loans. These loans are typically to individuals for non-business purposes (such as household, family and other personal purposes), including new and used car loans. The Bank has minimal student loans. For the past several years, the Bank's strategy has been to focus on floating rate loans with maturities up to five years. Accordingly, approximately 37% of the Bank's existing loans are floating rate loans. Most floating rate loans have interest rates from 1% to 2% over prime as reported in the Wall Street Journal. Of the Bank's $56 million of outstanding credit commitments and $19 million of unfunded commitments at December 31, 1997, the majority were loans with floating rates.

         The Bank extends credit to customers engaged in agricultural operations. As of March 31, 1998, approximately 28.4% of the Bank's oustanding loans were made for agricultural purposes. The Bank typically makes agricultural loans for cattle purchaes, real estate acquisitions, and equipment acquisitions.

         The following table presents at December 31, 1997, loans by maturity. Actual maturities may differ from the contractual maturities as a result of renewals and prepayments. In addition, all loans due after one year that have predetermined interest rates and that have floating or adjustable rates are shown below:

(In Thousands)

Maturity                                    December 31, 1997
--------                                    -----------------

Less than 1 year                                      $ 63,180

One year to 5 years                                     32,520

Over 5 years                                            11,327
                                                      --------

                           Total                      $107,027
                                                      ========

Loans due after one year

Fixed interest rate                                   $ 42,103

Floating rate                                            1,744

         Approximately $56.4 million at December 31, 1997, and $41.8 million at December 31, 1996, represent loans collateralized by real estate.

         Non-Performing Assets. The Bank knows of no material loans that are now current where there are serious doubts as to the ability of the borrower to comply with present loan repayment terms. At March 31, 1998, the Bank had total criticized assets (i.e. non-performing, doubtful, substandard, or loss loans) of $3.1 million, representing 2.9% of total loans and 30.1% of capital.

                                                                                                            December 31,
                                                                                   March 31,            --------------------
                                                                                     1998               1997            1996
                                                                                   --------             ----            ----
                                                                                                      (Dollars in thousands)
Non performing loans:
Loans 90 days or more delinquent and still accruing..........................       $     297        $    734         $     892
Nonaccrual loans.............................................................             447             171               258
Troubled debt restructurings.................................................               5               6                 9
                                                                                    ---------        --------         ---------
Total nonperforming loans....................................................       $     749        $    911         $   1,159

Other real estate owned......................................................       $      28        $     28         $      28
Other assets acquired by foreclosure.........................................              --              --                --
                                                                                    ---------        --------         ---------
Total nonperforming assets...................................................       $     777        $    939         $   1,187
                                                                                    =========        ========         =========

Allowance for loan losses....................................................       $   1,948        $  1,836         $     896
                                                                                    =========        ========         =========
Ratio of total nonperforming assets to total assets..........................             .54%            .69%             1.10%
Ratio of total nonperforming loans to total loans............................             .68%            .88%             1.38%
Ratio of allowance for loan losses to total loans............................            1.71%           1.72%             1.04%
Ratio of allowance for loan losses to total nonperforming loans                           251%            196%               75%



         Non-performing loans. Non-performing loans consist of loans 90 days or more delinquent and still accruing interest, non-accrual loans and troubled debt restructurings. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $171,000 and $258,000, respectively. The average recorded investment in impaired loans was approximately $233,000 and $215,000 for 1997 and 1996, respectively.

         Non-accrual loans are loans on which the accrual of interest has been discontinued. When, in the opinion of the Bank management, a reasonable doubt exists as to the full, timely collection of interest or principal, regardless of the delinquency status of a loan, the accrual of interest income is discontinued and all interest previously accrued, but not collected, is reversed against current period interest income. While the loan is on a non-accrual status, interest income is recognized only upon receipt and only if, in the judgment of management, future collection of principal is probable. Loans 90 days or more delinquent are changed to non-accrual status unless the loan is in the process of collection and management determines that full collection of principal and accrued interest is probable. Interest accruals are resumed on non-accrual loans only when, in the judgment of the Bank management, the loans are estimated to be fully collectible as to both principal and interest.

         Additional interest income on non-accrual loans that would have been recognized in 1997 had the loans been current in accordance with their original terms was not material. No interest income was collected in 1997 on non-accrual loans.

         Troubled debt restructurings are loans that have been re-negotiated to provide a reduction or deferral of interest or principal balance because of a deterioration in the financial position of the borrower.

         Other Real Estate Owned. Other real estate owned ("OREO") includes property acquired in foreclosure proceedings or under agreements with delinquent borrowers. The Bank has one OREO which is valued on the Bank's financial statements at $28,000.

         Analysis of Allowance for Loan Losses. The allowance for loan losses is established through charges to earnings in the form of provisions for loan losses. Charge off(s) or recoveries are charged or credited directly to the allowance. In general, the amount charged to earnings each year, if any, by the Bank is based on the Bank management's judgment, which takes into consideration a number of factors, including: (a) the Bank's historic loss experience in relation to outstanding loans and the existing level of the allowance; (b) a continuing review of problem loans, related uncollected interest and overall portfolio quality; (c) regular examinations and appraisals of loan portfolios conducted by the Bank's regulatory authorities; (d) recommendations by the Bank's external auditors; (e) estimates by lending officers of the true dollar loss exposure on classified loans; and (f) current economic conditions. At March 31, 1998, the Bank had an allowance for loan losses of $1,948,000.

         The following table sets forth the historical relationship between the Bank's loan charge off(s) and recoveries and allowance for loan losses at the dates indicated:


                                                       Three Month                     Years ended
                                                     Ended March 31,                   December 31,
                                                     ---------------               --------------------
                                                          1998                     1997            1996
                                                          ----                     ----            ----
                                                                          (Dollars in thousands)
Balance of allowance for loan
         losses at beginning of period                 $ 1,836                  $    896          $    592
Charge Offs:
  Real Estate loans                                         --                        --                --
  Installment loans                                          6                        64                30
  Credit cards and related plans                            42                       287               228
  Commercial and all other loans                            --                        31                10
  Agriculture loans                                         25                        65               121
                                                       -------                  --------         ---------

         Total charge-offs                                  73                       447               389
                                                       -------                  --------         ---------

Recoveries:
  Real Estate loans                                         --                        --                --
  Installment loans                                          3                         6                 3
  Credit cards and related plans                            13                        42                27
  Commercial and all other loans                             1                         7                 8
  Agriculture loans                                         38                        17                --
                                                       -------                  --------         ---------

         Total recoveries                                   55                        72                38
                                                       -------                  --------         ---------

Net (charge-offs) recoveries                               (18)                     (375)             (351)
Provision for loan losses                                  130                     1,315               655
                                                       -------                  --------         ---------

Balance of allowance for loan losses
         at end of period                              $ 1,948                  $  1,836         $     896
                                                       =======                  ========         =========

Ratio of net (charge-offs) recoveries
         to average loans                                 (.02%)                    (.37%)            (.53%)
Average loans outstanding during period               $109,889                  $100,545           $65,888


Investment Securities

         The Bank maintains a portfolio of investment securities to provide additional diversification and earnings on funds not being utilized for loan activity or other purposes. The Bank has formalized an investment policy that the Bank may invest in direct obligations of the U.S. Treasury; securities backed by Federal agencies; state, county and municipal securities that represent general obligations of the issuer; revenue bonds rated Baa or higher by Moody's or Standard & Poor's; money market instruments of federally insured institutions; and corporate securities rated Baa or higher. To reduce investment risk and ensure that investments do not exceed legal investment limits, the Bank's Asset Liability Committee meets at least quarterly to consider the investment securities portfolio and its quality, maturity, marketability and risk diversification. The Asset Liability Committee reports to the Board of Directors of the Bank on a monthly basis.

         The following table sets forth the amortized cost and market value of the Bank's investment securities by class of security at the date indicated.


                                             March 31, 1998                   December 31, 1997               December 31, 1996
                                          ---------------------           ------ -----------------         -----------------------
                                          Amortized      Market           Amortized         Market         Amortized        Market
                                            Cost         Value               Cost            Value           Cost           Value
                                            ----         -----               ----            -----           ----           -----
                                                                               (In thousands)
Securities available for sale:
U.S. Treasury                             $ 4,059       $ 4,090           $ 4,558        $ 4,577           $ 3,837       $ 3,853
U.S. Agency                                 6,396         6,444             6,958          6,973             5,847         5,837
Mortgage-backed                               369           374               434            440                 0             0
States and political
  subdivisions                                315           316                 0              0                 0             0
Federal Home Loan Bank and
Bankers Bank of the West
Stock                                       1,021         1,021             1,005          1,005               871           871
                                          -------       -------           -------        -------           -------       -------
Total securities available for
sale                                      $12,160       $12,245           $12,955        $12,995           $10,555       $10,561
                                          =======       =======           =======        =======           =======       =======

Securities held to maturity:
U.S. Treasury                             $     0       $     0           $     0        $     0           $     0       $     0
U.S. Agency                                     0             0                 0              0                 0             0
Mortgage-backed                                 0             0                 0              0                 0             0
States & political
  subdivisions                                  0             0                 0              0                 0             0
                                          -------       -------           -------        -------           -------       -------
Total securities held to
  maturity                                $     0       $     0           $     0        $     0           $     0       $     0
                                          =======       =======           =======        =======           =======       =======

         The following table sets forth the carrying values, maturities and weighted average yields of the Bank's securities portfolio at March 31, 1998:



                                                      Due in one            Due after one year          Due after five years
                                                     year or less           through five years            through ten years
                                                -------------------         ------------------          ---------------------
                                                 Amount       Yield         Amount        Yield         Amount          Yield
                                                 ------       -----         ------        -----         ------          -----
                                                                          (Dollars in thousands)
Securities available for sale:
U.S. Treasury                                    $2,047       6.05%         $2,012        6.13%         $    0             0%
U.S. Government Agencies                          1,575       6.02%          4,821        6.07%              0             0%
Mortgage backed securities                            0          0%              0           0%              0             0%
State and political subdivisions                      0          0%            315        3.80%              0             0%
                                                 ------                     ------                      ------
     TOTAL                                       $3,622       6.04%         $7,148        5.99%         $    0             0%
                                                 ======                     ======                      ======

Securities held to maturity:
U.S. Treasury                                    $    0          0%         $    0           0%         $    0             0%
U.S. Government Agencies                              0          0%              0           0%              0             0%
Mortgage backed securities                            0          0%              0           0%              0             0%
State and political subdivisions                      0          0%              0           0%              0             0%
                                                 ------                     ------                      ------
     TOTAL                                       $    0          0%         $    0           0%         $    0             0%
                                                 ======                     ======                      ======





                                   Due after ten years                 Total
                                   -------------------         -------------------
                                   Amount         Yield        Amount        Yield
                                   ------         -----        ------        -----
                                               (Dollars in thousands)
Securities available for sale:
U.S. Treasury                       $    0            0%       $ 4,059        6.09%
U.S. Government Agencies                 0            0%         6,396        6.06%
Mortgage backed securities             369         7.69%           369        7.69%
State and political subdivisions         0            0%           315        3.80%
                                    ------                     -------
     TOTAL                          $  369         7.69%       $11,139        6.06%
                                    ======                     =======

Securities held to maturity:
U.S. Treasury                       $    0            0%        $    0           0%
U.S. Government Agencies                 0            0%             0           0%
Mortgage backed securities               0            0%             0           0%
State and political subdivisions         0            0%             0           0%
                                    ------                      ------
     TOTAL                          $    0            0%        $    0           0%
                                    ======                      ======

         The following table sets forth the carrying values, maturities and weighted average yields of the Bank's securities portfolio at December 31, 1997:

                                                    Due in one            Due after one year         Due after five years
                                                   year or less           through five years           through ten years
                                                ------------------        ------------------         --------------------
                                                Amount       Yield         Amount       Yield         Amount        Yield
                                                ------       -----         ------       -----         ------        -----
                                                                        (Dollars in thousands)
Securities available for sale:
U.S. Treasury                                   $1,796       6.07%         $2,762       6.11%         $    0           0%
U.S. Government Agencies                         1,350       5.93%          5,608       6.08%              0           0%
Mortgage backed securities                           0          0%              0          0%              0           0%
State and political subdivisions                     0          0%              0          0%              0           0%
                                                ------                     ------                     ------
     TOTAL                                      $3,146       6.01%         $8,370       6.09%         $    0           0%
                                                ======                     ======                     ======

Securities held to maturity:
U.S. Treasury                                   $    0          0%         $    0          0%         $    0           0%
U.S. Government Agencies                             0          0%              0          0%              0           0%
Mortgage backed securities                           0          0%              0          0%              0           0%
State and political subdivisions                     0          0%              0          0%              0           0%
                                                ------                     ------                     ------
     TOTAL                                      $    0          0%         $    0          0%         $    0           0%
                                                ======                     ======                     ======


                                   Due after ten years                Total
                                   -------------------         ------------------
                                   Amount       Yield          Amount       Yield
                                   ------       -----          ------       -----
                                               (Dollars in thousands)
Securities available for sale:
U.S. Treasury                      $    0          0%         $ 4,558       6.09%
U.S. Government Agencies                0          0%           6,958       6.05%
Mortgage backed securities            434       7.69%             434       7.69%
State and political subdivisions        0          0%               0          0%
                                   ------                       -----
     TOTAL                         $  434       7.69%         $11,950       6.12%
                                   ======                     =======

Securities held to maturity:
U.S. Treasury                      $    0          0%          $    0          0%
U.S. Government Agencies                0          0%               0          0%
Mortgage backed securities              0          0%               0          0%
State and political subdivisions        0          0%               0          0%
                                   ------                       -----
     TOTAL                         $    0          0%          $    0          0%
                                   ======                      ======

Deposits

         The following table presents the average balances of the Bank for each major category of deposits and the weighted average interest rate paid for interest-bearing deposits for the periods indicated:



                                  March 31, 1998             March 31, 1997          December 31, 1997        December 31, 1996
                               --------------------       -------------------       --------------------    ---------------------
                                           Weighted                  Weighted                   Weighted                 Weighted
                                            Average                   Average                   Average                   Average
                               Average     Interest       Avweage    Interest       Average     Interest    Average      Interest
                               Balance       Rate         Balance      Rate         Balance       Rate      Balance        RATE
                               -------       ----         -------      ----         -------       ----      -------        ----
(Dollars in Thousands)
NOW and MMDA                  $ 41,493       4.60%       $ 25,829      4.34%       $ 30,392      4.65%      $19,291        4.24%
Savings                          7,237       2.43%          6,858      2.93%          7,268      2.89%        5,759        3.14%
Time                            64,136       6.34%         56,549      6.24%         63,599      6.37%       43,517        6.48%
                                ------                     ------                    ------                  ------
Total Interest                 112,866       5.45%         89,236      5.43%        101,259      5.61%       68,567        5.57%
  Bearing Deposits
Non-Interest Bearing            14,916                     12,838                    14,164                   9,946
                               -------                   --------                  --------                 -------
Deposits
Total Deposits                $127,782                   $102,074                  $115,423                 $78,513
                              ========                   ========                  ========                 =======


         The following table sets forth in thousands the amount and maturity of certificates of deposit with balances of more than $100,000 as of March 31, 1998 and December 31, 1997.

Remaining maturity             March 31, 1998                December 31, 1997
------------------             --------------                -----------------

Under 3 months                     $ 2,909                        $ 6,262
3 to 12 months                      11,961                          8,187
Over 12 months                       2,960                          3,520
                                   -------                        -------
         Total                     $17,830                        $17,969
                                   =======                        =======

         Return on Bank Assets and Equity. The following table sets forth for the Bank as of December 31, 1997, 1996 and 1995 returns on assets, returns on equity and certain related ratios:

                                           Years ended December 31,
                                   ----------------------------------------
                                   1997              1996              1995
                                   ----              ----              ----

Return on assets*                   .77%             1.11%             1.23%
Return on equity**                15.54%            20.23%            20.33%
Equity to assets ratio***          5.97%             4.80%             6.19%
Dividend payout ratio****          5.15%             7.31%             0.00%


*        Net income divided by average total assets.
**       Net income divided by average stockholders' equity.
***      Average total equity divided by average total assets.
****     Dividends paid per share divided by net income per share.

Competition

         The banking industry in areas served by Independent Bank locations is highly competitive. The Bank faces competition from regional bank holding companies, such as Community First Bankshares, Inc., Norwest Corporation, Bank One, Key Bank, and US Bank. Additionally, there is competition from savings and loan companies, credit unions, investment companies and other types of financial services companies as well as from many other independent banks located in communities in which the Bank is located.

         The primary factors affecting competition for deposits are interest rates, cost of services, the quality and range of financial products offered and the convenience of locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending products offered. Other factors which affect competition include the general availability and reliability of lendable funds/credit, general and local economic conditions and the quality of service and loan approval turn-around provided to the customers. A number of the Bank's competitors are larger and maintain substantially more capital than the Bank, which they use for lending and to pay for mass advertising, technology and physical facilities. Furthermore, because larger financial institutions frequently benefit from economies of scale, many of the Bank's competitors are able to offer more attractive interest rates, lower cost services and a wider range of services and products.

         The Bank believes that it has been able to successfully compete with larger banks because of its focus on building and maintaining comprehensive banking relationships in the community banking market segment. However, in light of competitive trends in the industry and the Bank's geographic location, management of the Company and the Bank believe that the Bank will face increasing competitive pressure from larger, regional bank holding companies that currently have acquired or will acquire banks or branches serving Independent Bank's market areas.

The Bank's Facilities

         The Bank owns all of its facilities except for the Greeley location which is leased from a third party. Lease costs are considered competitive with the local marketplace. The facilities in the other locations are in excellent condition and some recently have been updated.

Legal Proceedings

         From time to time and in the ordinary course of its business, the Bank is involved in routine litigation, including foreclosure proceedings. As of the date of this Proxy Statement/Prospectus, other than one foreclosure proceeding, the Bank is not involved in any litigation. The Company is involved in no litigation as of the date of this Proxy Statement/Prospectus.

Employees

         At March 31, 1998, the Company and Bank had 77 full-time equivalent employees. None of the employees is covered by a collective bargaining agreement. Management of the Bank and Company believe their relationship with the employees is good to excellent.

Regulatory Matters

         As a registered bank holding company under the Bank Holding Company Act, the Company is subject to the regulations and supervision of the Board of Governors of the Federal Reserve System and the Division of Banking for the State of Colorado. The Bank Holding Company Act of 1956, as amended, requires the Company to file reports with the Board of Governors of the Federal Reserve System and to provide any additional information when requested.

         The Bank is a state banking corporation organized under the laws of the State of Colorado. The Bank is subject to regulations by the FDIC, which insures its deposits. The Bank is subject to regulation, supervision, and regular examination by the Division of Banking for the State of Colorado and the FDIC.

Selected Financial Data

         The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related notes and with the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this Proxy
Statement/Prospectus.

                         Kersey Bancorp and Subsidiary
                      Selected Consolidated Financial Data

                                                     As of and for the three           As of and for the year ended
                                                      months ended March 31.                    December 31,
                                                     ----------------------          ---------------------------------
                                                                           (Dollars in thousands)
                                                        1998             1997           1997          1996           1995
                                                        ----             ----           ----          ----           ----
Earnings Summary
Net interest income                                    $  1,918        $  1,651       $  6,896      $  4,865       $ 3,320
Provision for loan losses                                   130             295          1,315           655           201
Noninterest income                                          369             298          1,370         1,145           700
Noninterest expense                                       1,441           1,148          5,311         3,765         2,673
Income taxes                                                258             185            599           565           414
Minority interest                                            --              33             81            68            60
                                                       --------        --------       --------      --------       -------
Net income                                             $    458        $    288       $    960      $    957       $   672
                                                       ========        ========       ========      ========       =======
Comprehensive income                                   $    489        $    232       $    982      $    894       $   739
                                                       ========        ========       ========      ========       =======

Common Stock Data
Earnings per common share                              $   7.41        $   6.18       $  19.42      $  20.53       $ 16.45
Book value per share at period end                       137.22          114.86         130.82        110.87         93.27
Weighted average common shares                           61,812          46,613         49,443        46,611        40,855
   outstanding during the period

Average Balance Sheet Data
Securities                                             $ 12,862        $ 10,997       $ 11,775      $ 11,614       $ 7,509
Federal Funds sold                                        7,133           1,431          3,720         2,150         4,170
Loans and leases, net                                   108,520          87,961         99,384        65,142        37,107
Total interest-earning assets                           128,510         100,378        114,937        78,930        48,819
Total Assets                                            139,034         109,865        124,898        85,929        54,527
Interest-bearing deposits                               112,866          89,236        101,259        68,567        42,084
Total deposits                                          127,782         102,074        115,423        78,513        49,965
Federal Funds purchased                                      --              88             25           349            --
Equity                                                    8,319           5,251          6,177         4,731         3,306

End of Period Balance Sheet Data
Securities                                               12,245          12,102         12,995        10,561        12,515
Federal Funds sold                                        9,075           2,300          6,425            --         3,250
Loans and leases, net                                   112,270          92,146        105,182        85,411        47,868
Allowance for loan losses                                 1,948           1,084          1,836           896           592
Total assets                                            144,346         116,174        135,519       107,606        69,703
Total deposits                                          133,153         107,603        124,880        98,243        63,637
Federal funds purchased                                      --              --             --         1,950            --
Other borrowed funds                                      1,876           2,182          1,746         1,292           710
Shareholders' equity                                      8,482           5,354          8,086         5,168         4,313

Non-performing assets
Nonaccrual loans and loans past due 90                 $    744        $    730       $    905      $  1,150       $   447
   days or more
Troubled debt restructurings                                  5               8              6             9            12
Other real estate owned                                      28              28             28            28            31
                                                        -------         -------        -------       -------        ------
Total non-performing assets                            $    777        $    766       $    939      $  1,187       $   490
                                                       ========        ========       ========      ========       =======

Selected Ratios
Net Interest margin                                        5.97%           6.58%          6.00%         6.16%         6.80%
Return on average assets                                   1.32%           1.05%          0.77%         1.11%         1.23%
Return on average equity                                  22.02%          21.94%         15.54%        20.23%        20.33%
Ratio of ending equity to ending assets                    5.88%           4.61%          5.97%         4.80%         6.19%
Ratio non-performing assets to total                       0.54%           0.66%          0.69%         1.10%         0.70%
Ratio of ALLL to loans and leases                          1.71%           1.16%          1.72%         1.04%         1.22%
   outstanding at period end
Ratio of ALLL to non-performing loans                    250.71%         141.51%        195.53%        75.48%       120.82%


Stock Prices and Dividends on Company Common Stock

         No established trading market for the Company Common Stock exists and over the years, little trading in the Company Common Stock has occurred. Reliable information concerning the prices at which the Company Common Stock has traded in private, negotiated transactions is not publicly available or generally known to the Company. On occasion, the Company has become aware of the trading price of its stock in private transactions. Information concerning those trading prices has been omitted based on the Company's belief that such prices are not necessarily representative of a fair market price for the Company Common Stock during any particular period. Since May 8, 1998, the date the Plan of Reorganization was executed and publicly announced, there have been no trades in the Company's Common Stock.

         The following table sets forth the per share cash dividends declared and paid by the Company during each of the last three years.

         1995                                        $0.00
         1996                                        $1.50
         1997                                        $1.00
         1998 (through June 30)                      $1.50

         As of March 31, 1998 there were 118 holders of record of the Company Common Stock.

Information Concerning the Chairman and Chief Executive Officer of the Company and the Bank

         Larry G. Neuschwanger, president and chief executive officer of the Company and the Bank, will serve as an executive officer of Vectra Bank pursuant to an employment agreement to be executed at closing. See "Plan of Reorganization--Interests of Certain Persons in the Transaction" for information concerning the employment agreement and other matters relating to Mr. Neuschwanger and the transaction.

         Mr. Neuschwanger, president and chief executive officer ("CEO") of the Bank and Company, age 49, has served as president and CEO of Independent Bank since September 1979 and as president of the Company since September 1982. Mr. Neuschwanger earned a master's degree in business and finance in 1972 and has been in the banking business for 28 years.

         The amount of total compensation paid to Mr. Neuschwanger by the Company and the Bank for the years ended December 31, 1996 and December 31, 1997 was $99,633 and $105,400, respectively.

Certain Transactions of the Company

         The Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of repayment or present other unfavorable features. As of June 30, 1998, the Company's directors and executive officers and their related parties were indebted to the Bank in the aggregate amount of $463,703.

Stockholdings of Directors, Officers and Certain Others

         The following table sets forth as of June 30, 1998, the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than 5% of the outstanding shares of such class, (ii) by each executive officer of the Company, (iii) by each director of the Company, and (iv) by all directors and executive officers of the Company as a group. Except as set forth in the notes to the table, each person, to the Company's knowledge, has sole voting and investment power over the shares stated as beneficially owned.


Name, title and address of Executive Officers,
Directors and 5% Beneficial Owners                               Number of Shares              Percent of Class
----------------------------------------------                   ----------------              ----------------

Carlton C. Barnett                                                   6,219(1)                       10.06%
Director
8200 28 Street
Greeley, CO 80634

Brent C. Beichle                                                       879                           1.42%
Assistant Treasurer and Assistant Secretary of
the Company; Chief Operating Officer of the
Bank
4603 21 Street Circle
Greeley, CO 80634

Reuben Ehrlich                                                       9,325                          15.08%
2733 Eighth Avenue
Greeley, CO 80631

Lavern Glover                                                        9,888(2)                       16.00%
Director
PO Box 44
Kersey, CO 80644

Carl V. Hill                                                         5,983                           9.68%
2815 83 Avenue
Greeley, CO 80634



Larry Neuschwanger                                                   4,832                           7.82%
President of the Company and President and
Chief Executive Officer of the Bank, Director
of the Company and the Bank
25820 Sandy Knolls Blvd.
Kersey, CO 80644

Ivan D. Shupe                                                       13,210(3)                       21.37%
Chairman of the Board
2121 Clubhouse Drive
Greeley, CO 80631

Larry N. Wisehart                                                      400                            .65%
Senior Vice President of the Bank
PO Box 1647
Greeley, CO 80632                                                   ______                          ______

All directors and executive officers as a group
(6 persons)
                                                                    35,428                          57.32%

-------------------

(1) This number includes 149 shares held by Patricia J. Barnett, Carlton Barnett's spouse.

(2) This number includes 30 shares held by Athlyn Glover, Lavern Glover's spouse. This number excludes 112 shares held by Lavern Glover's emancipated adult daughter.

(3) This number excludes 2,084 shares held by Ivan Shupe's emancipated adult sons, Grant Shupe and Gregg Shupe.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                                 KERSEY BANCORP

         The following analysis of the Company's financial condition and the results of operations for the months ended March 31, 1997 and 1998, and the years ended December 31, 1997, 1996, and 1995 should be read in conjunction with the audited Consolidated Financial Statements of the Company and notes thereto, and information presented elsewhere herein. Average balance sheet data are based on average daily balances outstanding for the period.

General

         The Company's Consolidated Financial Statements show its financial condition and information on a consolidated basis. The Bank is the only operating unit of the Company.

Net Interest Income

         For most financial institutions, the primary components of earnings are net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income results from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. During the fiscal years ended December 31, 1997 and 1996, average interest earning assets were $114.9 million and $78.9 million, respectively. During these same periods, net interest margin was 6.16% and 6.00%, respectively. At March 31, 1998, average interest-earning assets were $128.5 million and net interest margin was 5.97%. See "Results of Operations."

         The following tables set forth for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, and net interest margin.

                                                           March 31, 1998                                December 31, 1997
                                                           --------------                                -----------------
                                                Average                     Average            Average                       Average
                                                Balance       Interest        Rate             Balance         Interest       Rate
                                                -------       --------       ------            -------         --------      ------
                                                                             (Dollars in thousands)
INTEREST-EARNING ASSETS
Securities - Taxable..........................    $ 12,862      $  199        6.19%             $ 11,775       $   718        6.10%
Federal Funds Sold............................       7,133          93        5.22%                3,720           202        5.43%
Interest-bearing Deposits.....................          74           1        5.41%                   75             4        5.33%
Loans.........................................     109,889       3,200       11.65%              100,545        11,807       11.74%
Less allowance for loan losses................      (1,369)                                       (1,161)
Unrealized gain (loss) on securities
  available for sale..........................         (79)                                          (17)
                                                  --------      ------                          --------       -------
Net interest-earning assets...................     128,510       3,493       10.87%              114,937        12,731       11.08%
Noninterest earning assets....................      10,524                                         9,961
                                                  --------      ------                          --------       -------
Total Assets..................................    $139,034      $3,493       10.05%             $124,898       $12,731       10.19%
                                                  ========      ------                          ========       -------
LIABILITIES
Interest-bearing DDA & MMDA...................    $ 41,493      $  477        4.60%             $ 30,392       $ 1,413        4.65%
Savings.......................................       7,237          44        2.43%                7,268           210        2.89%
Time Deposits.................................      64,136       1,017        6.34%               63,599         4,053        6.37%
                                                  --------      ------                          --------       -------
Total Interest-bearing deposits...............     112,866       1,538        5.45%              101,259         5,676        5.61%
Federal funds purchased.......................      ------      ------        0.00%                   25             1        4.00%
Notes Payable and Subordinated Debentures.....       1,811          37        8.17%                1,519           158       10.40%
                                                  --------      ------                          --------       -------
Total interest-bearing liabilities............     114,677       1,575        5.49%              102,803         5,835        5.68%
Non-interest bearing DDA......................      14,916                    0.00%               14,164                      0.00%
                                                  --------      ------                          --------       -------
Total Deposits and Interest-
  Bearing Liabilities.........................    $129,593      1,.575        4.86%             $116,967         5,835        4.99%
                                                  ========      ------                          ========       -------
Net Interest Income...........................                  $1,918                                         $ 6,896
                                                                ======                                         =======
Interest Rate Spread..........................                                5.19%                                           5.20%
Net Interest Rate Margin......................                                5.97%                                           6.00%

                                                               December 31, 1996
                                                               -----------------
                                                 Average                            Average
                                                 Balance         Interest             Rate
                                                 -------         --------            -----
INTEREST-EARNING ASSETS
Securities - Taxable..........................   $11,614         $  693              5.97%
Federal Funds Sold............................     2,150            109              5.07%
Interest-bearing Deposits.....................        42              2              4.76%
Loans.........................................    65,888          7,990             12.13%
Less allowance for loan losses................      (746)
Unrealized gain (loss) on securities
  available for sale..........................       (18)
                                                 -------
Net interest-earning assets...................    78,930          8,794             11.14%
Noninterest earning assets....................     6,999
                                                 -------
Total Assets..................................   $85,929         $8,794             10.23%
                                                 =======         ------
 LIABILITIES
Interest-bearing DDA & MMDA...................   $19,291            818              4.24%
Savings.......................................     5,759            181              3.14%
Time Deposits.................................    43,517          2,822              6.48%
                                                 -------         ------
Total Interest-bearing deposits...............    68,567          3,821              5.57%
Federal funds purchased.......................       349             26              7.45%
Notes Payable and Subordinated Debentures.....   $ 1,228             82              6.68%
                                                 -------         ------
Total interest-bearing liabilities............    70,144          3,929              5.60%
Non-interest bearing DDA......................     9,946                             0.00%
                                                 -------       --------
Total Deposits and Interest-
  Bearing Liabilities.........................   $80,090          3,929              4.19%
                                                 =======         ------
Net Interest Income...........................                   $4,865
                                                                 ======
Interest Rate Spread..........................                                       5.33%
Net Interest Rate Margin......................                                       6.16%

         The following table illustrates the changes in the net interest income due to changes in volume and changes in interest rate. Changes attributable to the combined effect of volume and interest rate have been allocated to the change due to volume.



                                                         Three Months Ended
                                                           March 31, 1998                             December 31, 1997
                                                  Compared to March 31, 1997 period                    compared to 1996
                                                       Attributable to change                       Attributable to change
                                                  ---------------------------------                  ----------------------
                                                                                       (In thousands)
                                                    Total         in           in              Total             in           in
                                                   Change       Volume        Rate             Change          Volume        Rate
                                                   ------       ------        ----             ------          ------        ----
Interest-earning assets
Loans                                              $502           $610         $(108)           $3,817         $4,070         $(253)
Investment Securities                                26             29            (3)               25             10            15
Federal funds sold                                   74             74            --                93             85             8
Other interest earning assets                        --             --            --                 2              2            --
                                                   ----           ----         -----            ------         ------         -----
  Total interest income                            $602           $713         $(111)           $3,937         $4,167         $(230)

Interest-bearing liabilities
NOW and MMDA                                       $197           $180           $17            $  595         $  516         $  79
Savings                                              (6)             2            (8)               29             44           (15)
Time Deposits                                       135            121            14             1,231          1,279           (48)
Federal Funds purchased                              (1)            (1)           --               (25)           (13)          (12)
Notes payable and subordinated debentures            10              2             8                76             30            46
                                                   ----           ----         -----            ------         ------         -----
  Total interest expense                           $335           $304           $31            $1,906         $1,856            50
                                                   ----           ----          ----            ------         ------         -----

Increase (decrease) in net interest income         $267           $409         $(142)           $2,031         $2,311         $(280)
                                                   ====           ====         ======           ======         ======         ======


         The change in interest income/expense attributable to volume reflects the change in volume times the current year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the prior year's volume.

Results of Operations

Years ended December 31, 1997 and 1996

         Overview. Net income increased by $3,000 for 1997 to $960,000 from $957,000 for 1996. The principal component of the Bank's net income, net interest income (i.e., the difference between interest income, principally from loans, and interest expense, principally on customer deposits and borrowings), increased $2,031,000 to $6,896,000 for 1997 from $4,865,000 for 1996. Provision for loan losses increased $660,000 for 1997 to $1,315,000 from $655,000 for 1996. Noninterest income increased $225,000 from $1,145,000 for 1996 to $1,370,000 for 1997. Noninterest expense increased by $1,546,000 for 1997 to $5,311,000 from $3,765,000 for 1996. Income tax expense increased $34,000 for 1997 to $599,000 from $565,000 for 1996. Return on average assets and return on average equity were .77% and 15.54%, respectively, for 1997 compared to 1.11% and 20.23%, respectively, for 1996. The decreases in returns were due to the minimal increase in 1997 net income, while average assets and equity increased significantly.

         Interest Income. Interest income increased $3,937,000 to $12,731,000 for 1997 from $8,794,000 for 1996. Interest income on loans increased $3,817,000 and interest income on securities and federal funds sold increased $120,000 for 1997 compared to 1996. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank and interest income generated from the sale of federal funds. The rates earned on loans and investments have remained relatively stable.

         Interest Expense. Interest expense increased $1,906,000 to $5,835,000 for 1997 from $3,929,000 for 1996. The increase in interest expense was primarily due to increased interest-bearing deposits. Interest-bearing deposits were up $24,781,000 for 1997 to $109,483,000 from $84,702,000 for 1996. Rates paid on interest-bearing deposits have remained relatively stable.

         Net Interest Income. Net interest income increased $2,031,000 to $6,896,000 for 1997 from $4,865,000 for 1996. During 1997, average loans outstanding increased $34,657,000, average securities, including federal funds sold, increased $1,731,000, while net interest margin (i.e., net interest income divided by average interest-earning assets) decreased 0.16% (from 6.16% for 1996 to 6.00% for 1997). The increases in net interest income resulted from the increase in average loans and securities.

         Noninterest Income. Noninterest income increased $225,000 to $1,370,000 for 1997 from $1,145,000 for 1996. The increase was primarily a result of increased service charges on a higher volume of deposit accounts.

         Noninterest Expense. Noninterest expense increased $1,546,000 to $5,311,000 for 1997 from $3,765,000 for 1996. The increase was primarily the result of an increase in salaries and employee benefits of $746,000 during 1997.

         Allowance for Loan Losses. The loan loss reserve increased $940,000 to $1,836,000 in 1997 from $896,000 in 1996. The increase was primarily a result of a loan loss provision of $1,315,000 to the reserve as a result of Management's evaluation of the adequacy of the allowance for loan losses in relation to the quality of the loan portfolio.

         Income Taxes. The Company's income tax expense increased $34,000 to $599,000 for 1997 from $565,000 for 1996, due primarily to an increase in income before income taxes.

Years ended December 31, 1996 and 1995

         Overview. Net income increased by $285,000 for 1996 to $957,000 from $672,000 for 1995. Net interest income increased $1,545,000 to $4,865,000 for 1996 from $3,320,000 for 1995. Noninterest income increased $445,000 from $700,000 for 1995 to $1,145,000 for 1996. Noninterest expense increased by $1,092,000 for 1996 to $3,765,000 from $2,673,000 for 1995. Income tax expense increased $151,000 for 1996 to $565,000 from $414,000 for 1995. Return on average assets and return on average equity were 1.11% and 20.23%, respectively, for 1996 compared to 1.23% and 20.33%, respectively, for 1995.

         Interest Income. Interest income increased $2,944,000 to $8,794,000 for 1996 from $5,850,000 for 1995. Interest income on loans increased $2,827,000 and interest income on securities increased $270,000 for 1996 compared to 1995. The increase in interest income on loans was due to a prosperous local economy and the Bank's business development efforts. The increase in interest income from securities was the result of the overall growth of the Bank.

         Interest Expense. Interest expense increased $1,399,000 to $3,929,000 for 1996 from $2,530,000 for 1995. The increase in interest expense was primarily due to increased interest-bearing deposits. Average interest-bearing deposits were up $26,483,000 for 1996 to $68,567,000 from $42,084,000 for 1995.
A significant portion of the increase in interest-bearing deposits was due to the acqusiition of a branch in Sterling, Colorado during 1996.

         Net Interest Income. Net interest income increased $1,545,000 to $4,865,000 for 1996 from $3,320,000 for 1995. During 1996, average loans outstanding increased $29,373,000, average securities increased $4,105,000, and net interest margin decreased 0.64% (from 6.80% for 1995 to 6.16% for 1996). The increase in net interest income resulted from the increase in average loans and securities.

         Noninterest Income. Noninterest income increased $445,000 to $1,145,000 for 1996 from $700,000 for 1995. The increase was primarily a result of increased service charges on a higher volume of deposit accounts.

         Noninterest Expense. Noninterest expense increased $1,092,000 to $3,765,000 for 1996 from $2,673,000 for 1995. The increase was primarily the result of an increase in salaries and employee benefits of $560,000 and occupancy expense of $204,000 during 1996.

         Allowance for Loan Losses. The allowance for loan losses increased $304,000 to $896,000 in 1996 from $592,000 in 1995. The increase was primarily a result of a loan loss provision of $655,000 to the reserve as a result of Management's evaluation of the adequacy of the allowance for loan losses.

         Income Taxes. The Company's income tax expense increased $151,000 for 1996 to $565,000 from $414,000 for 1995. The increase in income tax expense was due to income before income taxes increasing $444,000 during 1996.

Liquidity and Sources of Funds

         The Bank's primary sources of funds are customer core deposits, sales and maturities of investment securities, loan repayments, and federal funds purchased. These funds are used to make loans, acquire investment securities and other assets, and to fund the operations of the Bank. During 1997, deposits increased to $124,380,000 at December 31, 1997 from $98,243,000 at December 31, 1996 and $63,637,000 at December 31, 1995. None of the deposits at December 31, 1997, 1996 or 1995 were brokered funds. Management believes the increases in deposits in 1997, 1996 and 1995 were from (1) referrals from existing customers,
(2) the opening of the additional branches in Sterling and Wellington, Colorado during 1996, and (3) the overall growth in Northeast Colorado. At December 31, 1997, net loans were $105,182,000 compared to $85,411,000 at December 31, 1996 and $47,868,000 at December 31, 1995.

         Management believes that the Bank will continue to rely primarily on core customer deposits, sales of investment securities, loan repayments, and retained earnings to provide liquidity, and will use the funds so provided to make loans and purchase securities. The Bank believes that customer deposits provide a strong source of liquidity because of the high percentage of core deposits. As a secondary source of funds, management uses federal funds purchased.

Capital Resources

         The Company's total shareholders' equity increased to $8,086,000 at December 31, 1997 from $5,168,000 at December 31, 1996. This is an increase of $2,918,000 and is the result of increased retained earnings and the issuance of additional shares of common stock. At December 31, 1997 shareholders' equity was 5.97% of total assets compared to 4.80% of total assets at December 31, 1996. Dividends paid were $46,000 in 1997 and $71,000 in 1996.

         The Federal Reserve Board and the FDIC call for a 4% Tier 1 capital to risk-weighted assets ratio, 8% total capital to risk-weighted assets ratio, and a 5% leverage ratio. The Bank currently exceeds the applicable regulatory capital requirements. The following table sets forth the Bank's capital ratios at December 31, 1997.

                                                   Company               Bank
                                                   -------               ----

Tier 1 Capital                                   $  8,027,000     $  9,421,000
Tier 2 Capital                                      1,394,000        1,394,000
Risk-Weighted Assets                              111,544,000      111,544,000

Tier 1 Capital to Risk-Weighted Assets                    7.2%             8.4%
Total Capital to Risk-Weighted Assets                     8.4%             9.7%
Leverage Ratio                                            6.4%             7.5%

The Company anticipates no material capital expenditures during calendar year 1998.

Effects of Inflation and Changing Prices

         The primary impact of inflation on the Bank's operations is the effect it has on operating costs. Unlike most industrial companies, almost all of the Bank's resources are monetary in nature. As a result, increases in interest rates have more of an impact on the Bank (and therefore the Company) than does inflation. Although interest rates do not necessarily track with inflation, the Federal Reserve has generally used an increase in interest rates to dampen inflation. The effects of inflation can magnify the growth of assets in the banking industry. This could serve to cause the demands on capital to be greater than would otherwise be necessary.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                            OF ZIONS AND THE COMPANY

General

         Upon consummation of the Reorganization, shareholders of the Company, a Colorado corporation, will become shareholders of Zions, a Utah corporation. Thus, the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Company shareholders who become Zions shareholders. In addition, since the Articles and Bylaws of Zions and the Company are not the same, the Reorganization will result in certain differences in the rights of the holders of Company Common Stock. Following is a summary of certain significant differences.

Authorized Capital

         Zions' Articles authorize Zions to issue a total of 203,000,000 shares of capital stock, divided into two classes: 200,000,000 shares of common stock, without par value ("Zions Common Stock"), and 3,000,000 shares of preferred stock, without par value. Each holder of Zions Common Stock is generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote, and holders of a majority of the outstanding shares of Zions Common Stock constitute a quorum for transacting business.

         The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance of such preferred stock. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

         Zions has reserved 160,000 shares of Participating Preferred Stock for issuance upon exercise of the Rights under Zions' Shareholder Rights Plan.

         The Company's Articles of Incorporation authorize the Company to issue 100,000 shares of common stock, with par value of $10.00 per share ("Company Common Stock"). The Company's Articles do not authorize the Company to issue preferred stock. Each holder of Company Common Stock is entitled to one vote for each share held on all matters submitted to the shareholders for a vote. A majority of votes cast shall decide each matter submitted to the shareholders at any shareholder meeting except in cases where, by law, a larger vote is required. A majority of the members of the Board of Directors of the Company constitutes a quorum for the transaction of business.

Anti-Takeover Matters

         Utah and Colorado Law. Utah's only anti-takeover statute is the Control Shares Acquisitions Act, which is discussed below. Colorado law, on the other hand, does not include any anti-takeover statutes.

         Utah law provides that the voting rights to be accorded Control Shares (as defined below) of a Utah corporation that has (i) one hundred or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Utah, and (iii) either (a) more than 10% of its shareholders reside in Utah, (b) more than 10% of its shares owned by Utah residents, or (c) 10,000 shareholders residing in Utah, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

         "Control Shares" are defined under Utah law as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such a person, would entitle such person to exercise, either directly or indirectly, voting power of 20% or more of all voting power of the corporation's voting securities. Such provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Utah's Revised Business Corporation Act and to which the corporation is a party or an acquisition of shares previously approved by the board of directors of the corporation.

         In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event Control Shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders of the issuing public corporation will have dissenters' rights.

         Special Votes for Certain Transactions. Zions' Articles contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

         Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80 percent of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10 percent or more of the voting power of Zions' outstanding voting stock.

         The "business transactions" with a "related person" which are subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more;
(4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

         Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the continuing directors, or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

         The Company's Articles do not contain any provision requiring a special shareholder vote to approve certain types of transactions.

Shareholder Rights Plan

         The Board of Directors of Zions in September 1996 adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Zions Common Stock. The Rights Plan was not adopted in response to any specific effort to acquire control of Zions. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10 percent or more of Zions Common Stock (an "Acquiring Person") or commenced a tender offer that will result in such person or group owning 10 percent or more of Zions Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of Zions Common Stock for an exercise price of $90.00.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Zions Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

         Also, if after an Acquiring Person controls Zions' Board of Directors Zions is involved in a merger or sells more than 50 percent of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10 percent and 50 percent of the Zions Common Stock, Zions' Board of Directors may, at its option, exchange one share of Zions Common Stock for each Right.

         The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         The Company has no shareholder rights plan.

Board of Directors

         Director Liability and Indemnification. Zions' Articles contain a "director liability" provision. The provision generally shields a director from monetary damages to Zions or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

         The Company's Articles provide that the personal liability of a director for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law. The Company's Articles further provide that the Company has the power, as determined by the Board of Directors, to indemnify and advance expenses to a director, officer, employee or agent in connection with a proceeding to the extent permitted by Colorado law. The Company's Bylaws explain that the Company has the power to indemnify every officer, director and employee against judgments and accompanying litigation expenses, except in relation to matters where the person is liable for his or her negligence or misconduct. In the event of an out of court settlement, the Company can provide indemnification only for such matters covered by the settlement where the person to be indemnified was not liable for such negligence or misconduct. These indemnification rights are not exclusive of other rights to which the Company's officers, directors and employees may be entitled.

         Classified Board. Zions' Articles divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of directors. Utah law requires that each class contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

         The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the Bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

         The Company's Articles and Bylaws do not provide for a classified Board of Directors. Instead, the Company's Bylaws provide for a Board of Directors consisting of not less than three nor more than twenty-five individuals, who are elected at the shareholders annual meeting by a majority vote, for a one year term. Any vacancy occurring on the Company's Board may be filled by appointment by the remaining directors, and any director so appointed shall hold office until the next election. Each director must be a U.S. citizen and at least two-thirds of the directors must be Colorado residents.

         Cumulative Voting. Neither Zions nor the Company's shareholders have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

         Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

         Neither the Company's Articles nor Bylaws discuss removal of directors.

Special Shareholders' Meetings

         Utah law provides that special meetings of a corporation's shareholders may be called by the Board of Directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least 10% of all the votes entitled to be cast on any issue proposed for consideration at the special meeting. Under Zions' Bylaws, special meetings may be called by the President or by the Board of Directors.

         The Company's Bylaws permit special meetings of shareholders to be called at any time at the request of not less than 25% of all outstanding voting shares of the Company or one-third of the directors.

Amendment of Articles and Bylaws

         Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve certain amendments to Zions' Articles, except that to repeal or amend the provisions in the Articles regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' Bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

         The Company's Articles do not discuss amendments to the Articles. In the absence of such a provision, Colorado law requires the affirmative vote of two-thirds of all outstanding voting stock of the Company in order to amend the Articles. The Company's Bylaws may be amended by a majority vote of the entire board of directors at any meeting of the Board, and provisions of the Company's Bylaws relating to the duties, term of office, remuneration, reimbursement or indemnification of a director may only be amended by a majority vote of shareholders at any shareholder meeting.

Dissenters' Rights

         Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) consummation of any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) consummation of certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) consummation of certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the NASDAQ-NMS or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the NASDAQ-NMS or held of record by not less than 2,000 holders, or
(c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the NASDAQ-NMS and has more than 2,000 shareholders of record. See "Plan or Reorganization--Rights of Dissenting Shareholders" for a more detailed discussion of dissenters' rights under Colorado law.

         The Company is incorporated under Colorado law. Colorado law provides for dissenters' rights to any shareholder of a Colorado corporation in the event of any of the following corporate actions: (i) consummation of a merger to which the corporation is a party if approval by the shareholders is required for the merger or the corporation is a subsidiary that is merged with its parent corporation; (ii) consummation of a plan of exchange where the corporation is a party as the corporation whose subject owner's interests will be acquired; (iii) consummation of a disposition of all or substantially all of the property of the corporation for which a shareholder vote is required; (iv) consummation of a disposition of all or substantially all of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to such disposition; or (v) in the event of any corporate action to the extent provided by the bylaws or a board resolution. Colorado law regarding dissenters' rights contains the same provisions as Utah law described in the third and fourth sentences of the previous paragraph.

Preemptive Rights

         Holders of Zions Common Stock do not have the preemptive right to purchase unissued or treasury shares of Zions Common Stock or any other securities of Zions in the event of an issuance of Zions Common Stock or such other securities.

         Holders of Company Common Stock do not have the preemptive right to purchase or subscribe for unissued or treasury shares of Company Common Stock or any other securities of the Company in the event of an issuance of Company Common Stock or such other securities.

Dividend Rights

         Utah law generally allows a corporation, subject to restrictions in its articles of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of Zions may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on Zions Common Stock unless and until specified dividends on the preferred stock have been paid.

         Colorado law generally allows a corporation to make distributions to its shareholders in cash, property or its own shares. However, no distribution may be made if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) except as otherwise specifically allowed by the corporation's articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Company's Articles do not contain any other specific allowance. Thus, holders of Company Common Stock are entitled to distributions when, as and if declared by the Board of Directors out of funds legally available therefor.

Liquidation Rights

         Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of Zions Common Stock.

         Upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Company Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied.

Miscellaneous

         There are no sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Company Common Stock. Holders of fully paid shares of Zions Common Stock and Company Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

         An opinion with respect to certain legal matters in connection with the Reorganization will be rendered by Duane, Morris & Heckscher LLP, Washington, D.C., as counsel for Zions, and by Slivka Robinson Waters & O'Dorisio, P.C., Denver, Colorado, as counsel for the Company.

                                     EXPERTS

         The consolidated financial statements of Zions as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Registration Statement and Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement and Proxy Statement/Prospectus, and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this Proxy Statement/Prospectus in reliance upon the report of Fortner, Bayens, Levkulich & Co., P.C., independent certified public accountants, appearing elsewhere in this Proxy Statement/Prospectus, and upon the authority of such firm as experts in auditing and accounting.

         The balance sheets at December 31, 1997 and 1996 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 for Sumitomo Bank of California have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (dated January 16, 1998), and have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of said firm, and upon the authority of such firm as experts in accounting and auditing.

         The fairness opinion, attached hereto as Appendix B, was prepared by Howe Barnes Investments, Inc., Chicago, Illinois, an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

                                  OTHER MATTERS

         The Company does not expect its principal accountants to attend the Special Meeting.

         The management of the Company does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the Proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named on such Proxies.




                                           By Order of the Board of Directors,


                                           /s/ Larry G. Neuschwanger
                                           ------------------------------------
                                           Larry G. Neuschwanger
                                           President
                                           Kersey Bancorp

July 27, 1998

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT

                                 KERSEY BANCORP
                                 AND SUBSIDIARY


                           December 31, 1997 and 1996

            [LETTERHEAD OF FORTNER, BAYENS, LEVKULICH AND CO., P.C.]

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Kersey Bancorp, Inc.
Kersey, Colorado

         We have audited the accompanying consolidated balance sheets of Kersey Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kersey Bancorp, Inc. and Subsidiary at December 31, 1997 and 1996 and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                              Fortner, Bayens, Levkulich and Co., P.C.



Denver, Colorado
May 7, 1998

                       Kersey Bancorp, Inc. and Subsidiary

                          CONSOLIDATED BALANCE SHEETS

                      March 31, 1998 and 1997 (Unaudited)
                         and December 31, 1997 and 1996
                             (Amounts in thousands)


                                                                          March 31,                           December 31,
                                                                   ----------------------                 --------------------
                                ASSETS                             1998              1997                 1997            1996
                                                                   ----              ----                 ----            ----
                                                                        (Unaudited)

Cash and due from banks                                            $4,334            $4,481              $4,100          $6,795
Federal funds sold                                                  9,075             2,300               6,425               -
Securities available for sale                                      12,245            12,102              12,995          10,561
Loans, net of unearned income and allowance
 for loan losses                                                  112,270            92,146             105,182          85,411
Premises and equipment                                              3,308             2,875               3,428           2,476
Other real estate owned                                                28                28                  28              28
Accrued income receivable                                           2,123             1,596               2,339           1,729
Intangible assets                                                     304               358                 330             329
Other assets                                                          659               287                 692             277
                                                                 --------          --------            --------        --------

    Total assets                                                 $144,346          $116,173            $135,519        $107,606
                                                                 ========          ========            ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
 Deposits                                                        $133,153          $107,603            $124,880         $98,243
 Federal funds purchased                                                -                 -                   -           1,950
 Notes payable                                                      1,326             1,582               1,146             692
 Subordinated debentures                                              550               600                 600             600
 Accrued interest payable                                             306               323                 366             294
 Other liabilities                                                    529               346                 441             324
                                                                 --------          --------            --------        --------
    Total liabilities                                             135,864           110,454             127,433         102,103

Commitments (notes J, K and M)

Minority interest                                                       -               365                   -             335

Stockholders' equity
 Common stock - 100,000 shares of $10 par value
  authorized,61,812, 46,613,  61,812 and 46,613
  shares issued and outstanding                                       618               466                 618             466
 Paid in capital                                                    2,519               689               2,519             689
 Retained earnings                                                  5,288             4,251               4,923           4,009
 Accumulated other comprehensive income (loss)                         57               -52                  26               4
                                                                 --------          --------            --------        --------
    Total stockholders' equity                                      8,482             5,354               8,086           5,168
                                                                 --------          --------            --------        --------

    Total liabilities and stockholders' equity                   $144,346          $116,173            $135,519        $107,606
                                                                 ========          ========            ========        ========


 The accompanying notes are an integral part of these consolidated statements.

                      Kersey Bancorp, Inc. and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

           Three months ended March 31, 1998 and 1997 (Unaudited) and years ended December 31, 1997, 1996 and 1995
                  (Amounts in thousands, except per share data)


                                                              Three months ended                      Years ended
                                                                    March 31,                         December 31,
                                                              -------------------          ---------------------------------
                                                              1998           1997          1997           1996          1995
                                                              ----           ----          ----           ----          ----
                                                                 (Unaudited)
Interest income
 Interest and fees on loans                                 $ 3,200        $ 2,698       $11,807        $ 7,990       $ 5,163
 Interest on taxable investment  securities                     199            173           718            693           423
 Interest on federal funds sold                                  94             20           206            111           264
                                                            -------        -------       -------        -------       -------
    Total interest income                                     3,493          2,891        12,731          8,794         5,850

Interest expense
 Interest on deposits                                         1,538          1,213         5,677          3,847         2,475
 Interest on borrowed funds                                      37             27           158             82            55
                                                            -------        -------       -------        -------       -------
                                                              1,575          1,240         5,835          3,929         2,530

Net interest income                                           1,918          1,651         6,896          4,865         3,320

Provision for loan losses                                       130            295         1,315            655           201
                                                            -------        -------       -------        -------       -------
Net interest income after provision for loan losses           1,788          1,356         5,581          4,210         3,119

Other income
 Service charges on deposit accounts                            214            207           863            720           484
 Other income                                                   155             91           507            425           216
                                                            -------        -------       -------        -------       -------
                                                                369            298         1,370          1,145           700

Other expenses
 Salaries and employee benefits                                 659            569         2,621          1,875         1,315
 Occupancy expense of premises and
  furniture and equipment expense                               249            170           802            514           310
 Other expenses                                                 533            409         1,888          1,376         1,048
                                                            -------        -------       -------        -------       -------
                                                              1,441          1,148         5,311          3,765         2,673
                                                            -------        -------       -------        -------       -------
Income before income taxes                                      716            506         1,640          1,590         1,146

Income tax expense                                              258            185           599            565           414
Minority interest                                                 -             33            81             68            60
                                                            -------        -------       -------        -------       -------
NET INCOME                                                     $458           $288          $960           $957          $672
                                                            =======        =======       =======        =======       =======
Net income per share of common stock                        $  7.41        $  6.18       $ 19.42        $ 20.53       $ 16.45
                                                            =======        =======       =======        =======       =======
Average shares outstanding                                   61,812         46,613        49,443         46,611        40,855
                                                            =======        =======       =======        =======       =======

 The accompanying notes are an integral part of these consolidated statements.

                       Kersey Bancorp, Inc. and Subsidiary

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

           Three months ended March 31, 1998 and 1997 (Unaudited) and years ended December 31, 1997, 1996 and 1995 ERR


                                                       Three months ended                            Years ended
                                                             March 31,                               December 31,
                                                        --------------------              ---------------------------------
                                                        1998            1997              1997           1996          1995
                                                        ----            ----              ----           ----          ----
                                                          (Unaudited)

Net income                                             $458            $288              $960           $957          $672

Other comprehensive income,
 net of tax
 Unrealized holding gains (losses)
  arising during the period                             $47            ($85)              $33           ($95)         $102
 Income tax (expense) benefit
  related to items of other
  comprehensive income                                 ($16)            $29              ($11)           $32          ($35)
                                                      -----           -----             -----          -----        ------
                                                        $31            ($56)              $22           ($63)          $67
                                                      -----           -----             -----          -----        ------

Comprehensive income                                   $489            $232              $982           $894          $739
                                                      =====           =====             =====          =====        ======


 The accompanying notes are an integral part of these consolidated statements.

                      Kersey Bancorp, Inc. and Subsidiary

                                  CONSOLIDATED
                       STATEMENT OF STOCKHOLDERS' EQUITY

               Three months ended March 31, 1998 (Unaudited) and
                  years ended December 31, 1997, 1996 and 1995
                (Amounts in thousands, except number of shares)


                                                        Shares of                                          Accumulated
                                                         common                                               other
                                                          stock      Common     Paid-in      Retained     comprehensive
                                                         issued       stock     capital      earnings         income         Total
                                                         ------       -----     -------      --------         ------         -----

Balance at January 1, 1995                               38,860        $389        $167        $2,451            $-         $3,007
Issue common stock                                        7,641          76         515             -             -            591
Net income for 1995                                           -           -           -           672             -            672
Other comprehensive income - unrealized
 holding gains arising during 1995                            -           -           -             -            67             67
                                                        -------       -----      ------         -----           ----        -------
Balance at December 31, 1995                             46,501         465         682         3,123            67          4,337
Issue common stock                                          112           1           7             -             -              8
Net income for 1996                                           -           -           -           957             -            957
Cash dividends paid - $1.50 per
 common share                                                 -           -           -           (71)            -            (71)
Other comprehensive income - unrealized
 holding losses arising during 1996                           -           -           -             -           (63)           (63)
                                                        -------       -----      ------         -----           ----        -------
Balance at December 31, 1996                             46,613         466         689         4,009             4          5,168
Issue common stock                                       11,783         118       1,414             -             -          1,532
Exchange of 3,416 shares for
 subsidiary shares                                        3,416          34         416             -             -            450
Net income for 1997                                           -           -           -          $960             -            960
Cash dividends paid - $1.00 per
 common share                                                 -           -           -           (46)            -            (46)
Other comprehensive income - unrealized
 holding gains arising during 1997                            -           -           -             -            22             22
                                                        -------       -----      ------         -----           ----        -------
Balance at December 31, 1997                             61,812        $618       2,519         4,923           $26          8,086
Net income for period (unaudited)                             -           -           -           458             -            458
Cash dividends paid - $1.50 per
 common share (unaudited)                                     -           -           -           (93)            -           ($93)
Other comprehensive income - unrealized
 holding gains arising during the period (unaudited)          -           -           -             -            31             31
                                                        -------       -----      ------         -----           ----        -------
Balance at March 31, 1998 (unaudited)                    61,812        $618      $2,519        $5,288           $57         $8,482
                                                         ======        ====      ======        ======           ===         ======

  The accompanying notes are an integral part of this consolidated statement.

                       Kersey Bancorp, Inc. and Subsidiary

                                  CONSOLIDATED
                            STATEMENTS OF CASH FLOWS

           Three months ended March 31, 1998 and 1997 (Unaudited) and years ended December 31, 1997, 1996 and 1995
                             (Amounts in thousands)

                                                                    Three months ended                  Years ended
                                                                         March 31,                      December 31,
                                                                     -----------------         -----------------------------
                                                                     1998         1997         1997         1996        1995
                                                                     ----         ----         ----         ----        ----
Cash flows from operating activities
  Net income                                                          $458         $288         $960         $957        $672
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Provision for loan losses                                          130          295        1,315          655         201
    Depreciation and amortization                                      144          106          504          274         162
    Deferred income tax benefit                                          -            -          (55)         (31)        (21)
    Minority interest in results of operations of
     consolidated subsidiary                                             -           33           81           68          60
    Premium amortization - net                                          20           12           81           58          (9)
    Federal Home Loan Bank stock dividend                              (16)         (23)         (59)           -           -
    Changes in accruals and deferrals
     Income receivable                                                 216          133         (610)        (775)       (296)
     Other assets                                                       41           22         (371)         345        (311)
     Interest payable                                                  (60)          29           72          108         (31)
     Other liabilities                                                  88           19          151         (266)        412
                                                                    ------      -------      -------       ------     -------
      Net cash provided by operating activities                      1,021          914        2,069        1,393         839

Cash flows from investing activities
  Change in federal funds sold and overnight deposits at
   Federal Home Loan Bank                                           (2,650)      (2,300)      (6,425)       3,250        (125)
  Purchase of securities available for sale                           (314)      (2,016)      (5,623)      (1,398)    (11,442)
  Proceeds from maturities of securities available for sale          1,109          400        3,230        3,234       3,924
  Acquisition cost and other intangible assets                           -          (31)         (31)        (275)          -
  Change in loans made to customers                                 (7,218)      (7,030)     (21,086)     (38,198)    (14,240)
  Expenditures for premises and equipment                              (24)        (505)      (1,456)      (1,315)       (795)
                                                                    ------      -------      -------       ------     -------
      Net cash applied to investing activities                      (9,097)     (11,482)     (31,391)     (34,702)    (22,678)

  Cash flows from financing activities
  Change in deposits                                                 8,273        9,360       26,637       34,606      21,518
  Change in federal funds purchased                                      -       (1,950)      (1,950)       1,950           -
  Proceeds from advances on notes payable                              180          890        1,064          637         120
  Repayments on notes payable                                            -            -         (610)        (655)        (30)
  Proceeds from issuance of subordinated debentures                      -            -            -          600           -
  Repayments on subordinated debentures                                (50)           -            -            -           -
  Sale of common stock                                                   -            -        1,532            8         591
  Dividends paid                                                       (93)         (46)         (46)         (71)          -
                                                                    ------      -------      -------       ------     -------
      Net cash provided by financing activities                      8,310        8,254       26,627       37,075      22,199
                                                                    ------      -------      -------       ------     -------
Net increase (decrease) in cash and due from banks                     234       (2,314)      (2,695)       3,766         360

Cash and due from banks at beginning of period                       4,100        6,795        6,795        3,029       2,669
                                                                    ------      -------      -------       ------     -------
Cash and due from banks at end of period                            $4,334       $4,481       $4,100       $6,795      $3,029
                                                                    ======      =======      =======       ======     =======
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest                                                        $1,597       $1,184       $5,606       $3,735      $2,316
    Income taxes                                                        22           24          941          732         223

 The accompanying notes are an integral part of these consolidated statements.

                       Kersey Bancorp, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF ACCOUNTING POLICIES

    Nature of Operations

       Kersey Bancorp, Inc. (the Company) and its subsidiary provide a full range of banking services to individual and corporate customers principally in the northeast Colorado area. A significant amount of the Company's loans are related to real estate activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.

    Basis of Financial Statement Presentation

       The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

       Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Basis of Consolidation

       The accompanying consolidated financial statements include Kersey Bancorp, Inc. and its subsidiary, Independent Bank. All significant intercompany transactions have been eliminated.

    Investment Securities

       The Company revalues securities designated as available for sale at each reporting period with the unrealized gain or loss, net of tax effect recorded as an element of other comprehensive income.

       The designation of a security as held to maturity or available for sale is made at the time of acquisition. The held to maturity classification includes debt securities that the Company has the positive intent and ability to hold to maturity which are carried at amortized cost. The available for sale classification includes debt and equity securities that are carried at fair value. Gains or losses on sales of securities are recognized by the specific identification method.

    Loans

       The Company recognizes substantially all income and expense on the accrual method of accounting. Loan fees are recognized over the term of the loan. Loan origination and commitment fees, net of certain direct origination costs, are being deferred and recognized as an adjustment of the related loans yield.

       The accrual of interest on loans is discontinued when management believes that interest or principal may not be collectible in the normal course of business. When placing a loan in nonaccrual status, interest accrued to date is generally reversed unless the net realizable value of the underlying collateral is sufficient to cover principal and accrued interest. When such a reversal is made, interest accrued during prior years is charged to the allowance for loan losses. All other interest reversed on nonaccrual loans is charged against current year interest income.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Allowance for Loan Losses

       The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

       Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

    Premises and Equipment

       Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the life of the leases including renewal options. Depreciation is computed generally on the straight-line method.

    Other Real Estate

       Real estate properties acquired through or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

    Intangible Assets

       Intangible assets include costs in excess of net assets acquired, covenants not to compete and deposit base premiums. These intangible assets are being amortized over the expected period of benefit from three to fifteen years.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

     Cash Flows

       For purposes of the statement of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks."

    Earnings per Share

       The Company adopted Financial Accounting Standards Board Statement No. 128, Earnings per Share, (SFAS No. 128) effective December 31, 1997. This statement requires the presentation of "basic" earnings per share, which excludes the effect of dilution and "diluted" earnings per share, which includes the effect of dilution. The Company's "basic" and "diluted" earnings per share computations are identical in the periods presented, as there is no dilution effect. Earnings per share is based on the weighted average number of shares outstanding during the period.

    Income Taxes

       Current and deferred income tax assets or liabilities are recognized subject to certain limitations, for the tax consequences of all events that have been recognized in the financial statements. The deferred income tax asset or liability is measured by the provisions of enacted tax laws.

    Comprehensive Income

       The Company adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income, (SFAS No. 130), effective January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses). Components of comprehensive income are net income and all other non-owner changes in equity. The statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes are required. The Company has chosen to disclose comprehensive income in a separate income statement.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE A - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

    Operating Segments

       The Company adopted Financial Accounting Standards Board Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS No. 131) effective January 1, 1998. This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach". The management approach is based on the way the chief operating decision-maker organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 therefore has no impact on its financial statements.

NOTE B - INVESTMENT SECURITIES

       The Company had securities with the following amortized costs and estimated fair market values (in thousands):

                                                                         March 31, 1998 (Unaudited)
                                                          ------------------------------------------------------
                                                          Amortized      Unrealized     Unrealized      Market
                                                            Cost            Gains          Losses         Value
                                                            ----            -----          ------         -----

   Securities available for sale
     U.S. Treasury                                        $ 4,059           $ 31        $    -           $ 4,090
     U.S. government agency                                 6,396             48             -             6,444
     Obligations of states and political
       subdivision                                            315              1             -               316
     Mortgage-backed securities                               369              5             -               374
     Equity securities                                      1,021             -              -             1,021
                                                          -------           ----         ------          -------

                                                          $12,160           $ 85         $   -           $12,245
                                                          =======           ====         ======          =======

                       Kersey Bancorp, Inc. and Subsidiary

NOTE B - INVESTMENT SECURITIES (CONTINUED)

                                                                            December 31, 1997
                                                          -----------------------------------------------------
                                                          Amortized      Unrealized     Unrealized       Market
                                                            Cost            Gains          Losses         Value
                                                            ----            -----          ------         -----
   Securities available for sale
      U.S. Treasury                                       $ 4,558           $ 19         $   -           $ 4,577
      U.S. government agency                                6,958             15             -             6,973
      Mortgage-backed securities                              434              6             -               440
      Equity securities                                     1,005             -              -             1,005
                                                          -------           ----         ------          -------

                                                          $12,955           $ 40         $   -           $12,995
                                                          =======           ====         ======          =======

                                                                            December 31, 1996
                                                          -----------------------------------------------------
                                                          Amortized       Unrealized     Unrealized      Market
                                                            Cost            Gains          Losses         Value
                                                            ----            -----          ------         -----
     Securities available for sale
       U.S. Treasury                                      $ 3,837           $ 16           $ -           $ 3,853
       U.S. government agencies                             5,847             -              10            5,837
        Equity securities                                     871             -              -               871
                                                          -------           ----           ----          -------

                                                          $10,555           $ 16           $ 10          $10,561
                                                          =======           ====           ====          =======

                       Kersey Bancorp, Inc. and Subsidiary

NOTE B - INVESTMENT SECURITIES (CONTINUED)

   The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Available for Sale
                                                       ----------------------
                                                       Amortized       Market
                                                         Cost           Value
                                                         ----           -----

    Due in one year or less                             $ 3,146       $ 3,149
    Due after one year through five years                 8,370         8,401
    Due after five years through ten years                    -             -
    Due after ten years                                       -             -
                                                        -------       -------
                                                         11,516        11,550
    Mortgage-backed securities                              434           440
                                                        -------       -------

                                                        $11,950       $11,990
                                                        =======       =======

    The Company realized no gains or losses on the sales and early redemptions of investment securities for the years ending December 31, 1997, 1996 and 1995.

    Investment securities with carrying value of $2,317,000 and $5,592,000 were pledged at December 31, 1997 and 1996, respectively, as collateral for public deposits and for other purposes as required or permitted by law.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES


    The components of the loan portfolio are summarized as follows (in thousands):

                                                         Three months          Years ended
                                                             ended             December 31,
                                                            March 31,      -------------------
                                                              1998            1997       1996
                                                        ---------------    ----------  -------
                                                          (Unaudited)

        Commercial                                          $ 33,287        $ 30,446    $ 25,029
        Agriculture                                           32,442          28,966      23,530
        Construction                                          10,610           9,844       9,344
        Real estate mortgage                                  26,633          26,528      18,370
        Consumer                                               7,549           7,326       5,903
        Credit card                                            3,495           3,439       3,801
        Overdrafts and other loans                               211             478         347
                                                            --------        --------    --------
                                                             114,227         107,027      86,324

        Less unearned income                                      (9)             (9)        (17)
        Less allowance for loan losses                        (1,948)         (1,836)       (896)
                                                            --------        --------    --------

        Loans, net of unearned income                       $112,270        $105,182    $ 85,411
                                                            ========        ========    ========


                       Kersey Bancorp, Inc. and Subsidiary

NOTE C - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES (CONTINUED)

    Transactions in the allowance for possible loan losses are as follows (in thousands):

                                                               Three months
                                                                  ended                     Years ended
                                                                 March 31,                  December 31,
                                                                 ---------                  ------------
                                                              1998       1997         1997       1996       1995
                                                              ----       ----         ----       ----       ----
                                                                 (Unaudited)

        Balance at beginning of period                       $1,836    $   896       $   896    $   592    $   607
        Provision for loan losses                               130        295         1,315        655        201
                                                             ------     ------         -----     ------     ------
               Total                                          1,966      1,191         2,211      1,247        808

        Loans charged off                                       (73)      (120)         (447)      (389)      (269)
        Recoveries                                               55         13            72         38         53
                                                             ------    -------        ------     ------    -------
               Net recoveries (charge-offs)                     (18)      (107)         (375)      (351)      (216)
                                                             ------     ------        ------      -----     ------

        Balance at end of period                             $1,948     $1,084        $1,836     $  896    $   592
                                                             ======     ======        ======     ======    =======

    The principal balance of loans having payments delinquent more than sixty days at December 31, 1997 and 1996 amounted to $931,000 and $979,000, respectively. At December 31, 1997 and 1996, the loans outstanding where the accrual of interest had been discontinued was $171,000 and $258,000, respectively.

    At December 31, 1997, 1996, and 1995, the recorded investment in loans for which impairment has been recognized totaled $171,000, $258,000, and $208,000, respectively. The average recorded investment in impaired loans in 1997, 1996, and 1995 was $215,000, $233,000, and $258,000, respectively. No interest income was recognized on impaired loans in 1997, 1996, and 1995.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE D - PREMISES AND EQUIPMENT

    Premises and equipment, less accumulated amortization and depreciation, consisted of the following (in thousands):

                                                                           March 31,
                                                                      1998 (Unaudited)
                                                           -------------------------------------------
                                                                          Accumulated
                                                                        amortization and         Net
                                                           Cost          depreciation           amount
                                                           ----          ------------           ------

        Land                                               $  370            $   -              $  370
        Bank buildings                                      2,277               305              1,972
        Furniture, fixtures and equipment                   2,268             1,302                966
                                                            -----            ------             ------

                                                           $4,915            $1,607             $3,308
                                                           ======            ======             ======

                                                                         December 31,
                                                                             1997
                                                           -------------------------------------------
                                                                          Accumulated
                                                                        amortization and         Net
                                                           Cost          depreciation           amount
                                                           ----          ------------           ------

        Land                                               $  370            $   -              $  370
        Bank buildings                                      2,303               289              2,014
        Furniture, fixtures and equipment                   2,504             1,460              1,044
                                                           ------            ------             ------

                                                           $5,177            $1,749             $3,428
                                                           ======            ======             ======

                       Kersey Bancorp, Inc. and Subsidiary

NOTE D - PREMSIES AND EQUIPMENT (CONTINUED)

                                                                            December 31,
                                                                               1996
                                                             -------------------------------------------
                                                                            Accumulated
                                                                          amortization and          Net
                                                             Cost          depreciation           amount
                                                             ----          ------------           ------

        Land                                                 $  345           $    -              $  345
        Bank buildings                                        1,396               235              1,161
        Furniture, fixtures and equipment                     1,981             1,011                970
                                                              -----             -----             ------

                                                             $3,722            $1,246             $2,476
                                                             ======            ======             ======

NOTE E - DEPOSITS

    Deposits are comprised of the following (in thousands):

                                                            Three months          Years ended
                                                               ended              December 31,
                                                              March 31,         ----------------
                                                                1998            1997        1996
                                                                ----            ----        ----
                                                             (Unaudited)

        Non-interest bearing                                  $  15,301       $  15,397    $ 13,541
        NOW accounts                                              4,609           5,328       4,028
        Savings                                                   7,370           7,285       8,278
        Money market accounts                                    38,395          29,772      19,382
        Other time deposits under $100,000                       49,648          49,129      38,066
        Other time deposits - $100,000 and over                  17,830          17,969      14,948
                                                               --------        --------    --------

                                                               $133,153        $124,880    $ 98,243
                                                               ========        ========    ========

                       Kersey Bancorp, Inc. and Subsidiary

NOTE E - DEPOSITS (CONTINUED)

    At December 31, 1997, the scheduled maturities of time deposits are as follows (in thousands):

                  1998                                           $49,182
                  1999                                            12,830
                  2000                                             2,740
                  2001                                               918
                  2002 and thereafter                              1,428
                                                                 -------

                                                                 $67,098
                                                                 =======

NOTE F - NOTES PAYABLE TO BANK

    Notes payable to bank consisted of the following:

                                                                                      March 31,     December 31,
                                                                                        1998        1997    1996
                                                                                        ----        ----    ----
                                                                                     (Unaudited)
                                                                                         (amounts in thousands)

       Note payable to Bankers' Bank of the West with interest at The Wall
       Street Journal prime rate (8.5% at December 31, 1997); interest is due quarterly; principal of $110,000 is due annually and the note matures on
       August 31, 2005; the note is collateralized by 92,303 (84% of the outstanding) common shares of Independent Bank and 23,396 (38% of the
       outstanding) common shares of the Company                                      $   526     $   346  $ 692

                       Kersey Bancorp, Inc. and Subsidiary

NOTE F - NOTES PAYABLE TO BANK (CONTINUED)

                                                                                      March 31,     December 31,
                                                                                        1998        1997    1996
                                                                                        ----        ----    ----
                                                                                     (Unaudited)
                                                                                         (amounts in thousands)

       Note payable to Bankers' Bank of the West with interest at The Wall
       Street Journal prime rate (8.5% at December 31, 1997); interest is due quarterly; principal of $80,000 is due April 30, 1998 and the note matures on August 30, 1998; the note is collateralized by 92,303 (84% of the outstanding) common shares of Independent Bank and 23,396 (38% of the outstanding) common shares of the Company; the note is
       personally guaranteed by certain shareholders of the Company                    $  800      $  800  $   -
                                                                                       ------      ------  -----

                                                                                       $1,326      $1,146  $ 692
                                                                                       ======      ======  =====

    Principal payments of the notes payable to the bank at December 31, 1997 are due as follows (amounts in thousands):

                   1998                                            $  910
                   1999                                               110
                   2000                                               110
                   2001                                                16
                                                                   ------

                                                                   $1,146
                                                                   ======

                       Kersey Bancorp, Inc. and Subsidiary

NOTE G - SUBORDINATED DEBENTURES

    Subordinated debentures payable consist of the following (amounts in thousands):

                                                                                    March 31,     December 31,
                                                                                      1998       1997     1996
                                                                                      ----       ----     ----
                                                                                   (Unaudited)

        Subordinated debentures payable with interest accruing at The Wall
        Street Journal prime rate (8.5% at December 31, 1997) to prime less 1%, depending on the maturity of the debenture;
        interest is payable semi-annually each January 1 and July 1                 $550         $600     $600
                                                                                    ====         ====     ====

    Principal payments of the subordinated debentures at December 31, 1997 are as follows:

                  1998                                           $100
                  1999                                             50
                  2000                                             50
                  2001                                             50
                  2002                                             50
                  Thereafter                                      300
                                                                  ---

                                                                 $600
                                                                 ====

                       Kersey Bancorp, Inc. and Subsidiary

NOTE H - INCOME TAXES

    Following is an analysis of income taxes included in the statements of income for the three years ended December 31:

                                                                                      1997       1996      1995
                                                                                      ----       ----      ----
                                                                                             (in thousands)

        Current tax provision
          Federal                                                                     $923       $566      $411
          Colorado                                                                      51         49        38
                                                                                      ----       ----      ----
                                                                                       974        615       449

        Deferred federal tax benefit                                                  (375)       (50)      (35)
                                                                                      ----       ----      ----

                                                                                      $599       $565      $414
                                                                                      ====       ====      ====

    A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

    Listed below are the components of the net deferred tax asset.

                                                                                          1997             1996
                                                                                          ----             ----

        Deferred tax assets
          Allowance for loan losses                                                       $539             $191
          Intangible assets                                                                 35                3
          Other real estate owned                                                            1                1
          Depreciation                                                                      16                -
                                                                                          ----             ----
                  Total deferred tax assets                                                591              195

        Deferred tax liabilities
          Unrealized gain on securities available for sale                                  13                4
          Depreciation                                                                      -                 1
          Federal Home Loan Bank stock dividend                                             22                -
                                                                                          ----             ----
                  Total deferred tax liabilities                                            35                5
                                                                                          ----             ----

        Net deferred tax asset                                                            $556             $190
                                                                                          ====             ====

                       Kersey Bancorp, Inc. and Subsidiary

NOTE H - INCOME TAXES (CONTINUED)

    The effective income tax rate varies from the statutory federal rate because of several factors, the most significant being Colorado income taxes. The following table reconciles the Company's effective tax rate to the statutory federal rate (amounts in thousands).

                                                        1997                   1996                1995
                                                    ------------           ------------        ------------
                                                    Amount     %           Amount     %        Amount     %
                                                    ------     -           ------     -        ------     -

  Tax expense at statutory rate                    $558       34%         $529      34%        $390     34%
  Increase (decrease) in taxes due to:
    Colorado income taxes                            51        3            49       2           38      3
    Other                                           (10)      (1)          (13)     (1)         (14)    (1)
                                                   ----       --          ----      --         ----     --

   Total provision for income taxes                $599       36%         $565      35%        $414     36%
                                                   ====       ==          ====      ==         ====     ==

NOTE I - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

    The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

    Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE I - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK (CONTINUED)

    The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

                                                                                                 December 31,
                                                                               March 31,      ----------------
                                                                                 1998         1997        1996
                                                                                 ----         ----        ----
                                                                              (Unaudited)

    Financial instruments whose contract amounts
        represent credit risk (amounts in thousands)
          Commitments to extend credit                                         $16,223       $14,149     $14,157
          Stand-by letters of credit                                               191           191         260

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

    Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE J - COMMITMENTS

    The Company leases facilities and equipment under leases that expire through the year 2005. Approximate future minimum annual rental commitments under the leases as of December 31, 1997 are as follows (in thousands):

                    Year ended
                   December 31,                              Facilities         Equipment            Total
                   ------------                              ----------         ---------            -----

                        1998                                    $ 24               $  2              $  26
                        1999                                      24                  2                 26
                        2000                                      24                  2                 26
                        2001                                      24                  2                 26
                        2002                                      24                  2                 26
                  Thereafter                                      58                  2                 60
                                                                 ---                ---               ----

                                                                $178                $12               $190
                                                                ====                ===               ====

    Total rent expense for 1997, 1996 and 1995 was $31,000, $37,000, and
$17,000, respectively.

NOTE K - RELATED PARTIES

    At December 31, 1997 and 1996, the Company had loans receivable from directors, officers and principal owners and their related business interests aggregating $1,135,000 and $1,082,000, respectively. Activity with respect to related party loans was as follows (in thousands):

        Balance, December 31, 1996                                       $1,082
        New loans advanced                                                  778
        Repayments                                                         (685)
                                                                         ------

        Balance, December 31, 1997                                       $1,175
                                                                          =====

    At December 31, 1997, the Company had deposits of directors, officers and principal owners and their related business interests aggregating $789,000.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE L - EMPLOYEE BENEFIT PLANS

       The Company established a defined contribution plan in the form of a qualified 401(k) profit sharing plan during 1992 for the benefit of its employees. Eligible employees may elect to defer a portion of their salary as contributions to the plan. At the discretion of the Board of Directors, the Company may elect to make additional contributions. Contributions of $82,000, $52,000, and $42,000 were made to the plan for the years ended December 31, 1997, 1996 and 1995, respectively, and is included in salaries and benefits expense.

NOTE M - DIVIDENDS

       Various restrictions limit the extent to which dividends may be paid by the Company's subsidiary.

       The approval of the bank regulatory authorities is required for a bank to pay dividends in any calendar year which exceed the bank's net profit for that year combined with its retained profits for the preceding two years.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

    Cash and Cash Equivalents

       For these short-term instruments, the carrying amount approximates fair value.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Investments

         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

     Loans

         The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

     Deposits

         The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

     Notes Payable and Subordinated Debentures

         For variable rate notes payable and subordinated debentures, the carrying amount is a reasonable estimate of fair value.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

         The Company's commitments have variable rates and do not expose the Company to interest rate risk. No premium or discount was ascribed to the loan commitments because virtually all funding would be at current market rates.

         The following table presents estimated fair values of the Company's financial instruments as of December 31:

                                                                     1997                      1996
                                                             ------------------        ------------------
                                                             Carrying     Fair         Carrying      Fair
                                                              Amount      Value         Amount       Value
                                                              ------      -----         ------       -----
                                                                       (In thousands of dollars)

         Financial assets
           Cash and due from banks                         $  4,100      $  4,100       $ 6,795     $  6,795
           Federal funds sold                                 6,425         6,425            -            -
           Securities available for sale                     12,995        12,995        10,561       10,561
           Loans, less allowance for loan losses            105,182       106,745        85,411       86,540
           Accrued interest receivable                        2,339         2,339         1,729        1,729

         Financial liabilities
            Deposits
               Non-interest bearing                          57,782        57,782        45,229       45,229
               Interest bearing                              67,098        67,679        53,014       53,303
            Notes payable and subordinated
             debentures                                       1,746         1,746         1,292        1,292
            Accrued interest payable                            366           366           294          294
         Unrecognized financial instruments
           (net of contract amount)
             Commitments to extend credit                       N/A            -            N/A           -
             Standby letters of credit                          N/A            -            N/A           -

                       Kersey Bancorp, Inc. and Subsidiary

NOTE O - REGULATORY MATTERS

   The Company's subsidiary is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

   As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE O - REGULATORY MATTER (CONTINUED)

                                                                                                To be well
                                                                                             capitalized under
                                                                      For capital            prompt corrective
                                                   Actual          adequacy purposes         action provisions
                                              --------------       -----------------         -----------------
                                              Amount   Ratio         Amount    Ratio          Amount     Ratio
                                              ------   -----         ------    -----          ------     -----
                                                                 (Amounts in thousands)

   As of December 31, 1997
     Total capital
       (to risk weighted assets)              $10,815    9.7%       =>$8,924     =>8.0%      =>$11,154    =>10.0%
     Tier 1 capital
       (to risk weighted assets)                9,421    8.4         =>4,462     =>4.0         =>6,693     =>6.0
     Tier 1 capital
       (to average assets)                      9,421    7.5         =>4,995     =>4.0         =>6,243     =>5.0
   As of December 31, 1996
     Total capital
       (to risk weighted assets)                7,642    8.5         =>7,185     =>8.0         =>8,985    =>10.0
     Tier 1 capital
       (to risk weighted assets)                6,746    7.5         =>3,594     =>4.0         =>5,391     =>6.0
     Tier 1 capital
       (to average assets)                      6,746    7.8         =>3,436     =>4.0         =>4,295     =>5.0

   Unaudited capital ratios for the Bank as of March 31, 1998, are as follows:

           Total capital to risk-weighted assets                         9.84%
           Tier 1 capital to risk-weighted assets                        8.59
           Tier 1 capital to average assets                              7.39

   The Federal Reserve Board requires banks to maintain reserve balances composed of cash on hand and balances maintained correspondent banks. These reserve balances are based primarily on deposit levels and totaled approximately $408,000 and $277,000 at December 31, 1997 and 1996, respectively.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE P - SUBSEQUENT EVENT

   During May 1998, the Company signed an Agreement and Plan of Reorganization (Agreement) with Val Cor Bancorporation, Inc. and Zions Bancorporation. Under the Agreement, shareholders of the Company will exchange their stock for stock of Zions Bancorporation. The exchange is expected to be completed during the second or third quarter of 1998.

   During February 1998, the Company paid cash dividends on common shares outstanding. The dividend paid was $1.50 per common share and equaled approximately $93,000.

                       Kersey Bancorp, Inc. and Subsidiary

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION

   Condensed parent company only financial information follows:

                                               Condensed Balance Sheets
                                                (Amounts in thousands)

                                                                       March 31,              December 31,
                                                                   -----------------       ------------------
                                                                   1998         1997       1997          1996
                                                                   ----         ----       ----          ----
                                                                       (Unaudited)

                                  ASSETS

         Cash                                                    $    66       $  194     $   32       $    12
         Investment in subsidiary - Independent Bank
           Equity in net assets                                   10,268        7,470      9,745         6,415
         Other assets                                                 46           45         88            67
                                                                 -------       ------     ------        ------

                                                                 $10,380       $7,709     $9,865        $6,494
                                                                 =======       ======     ======        ======

                    LIABILITIES AND
                 STOCKHOLDERS' EQUITY

         Notes payable to bank                                   $ 1,326       $1,582     $1,146       $   692
         Subordinated debentures                                     550          600        600           600
         Other liabilities                                            22          173         33            34
                                                                 -------       ------     ------        ------
                   Total liabilities                               1,898        2,355      1,779         1,326

         Stockholders' equity                                      8,482        5,354      8,086         5,168
                                                                 -------       ------     ------        ------

                                                                 $10,380       $7,709     $9,865        $6,494
                                                                 =======       ======     ======        ======

                       Kersey Bancorp, Inc. and Subsidiary

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                         Condensed Statements of Income
                             (Amounts in thousands)

                                                            Three months ended           Years ended
                                                                 March 31,               December 31,
                                                              ---------------       -------------------------
                                                              1998       1997       1997      1996       1995
                                                              ----       ----       ----      ----       ----
                                                                (Unaudited)

         Revenues                                            $  -        $  -     $    -     $    -       $   3

         Operating expenses
           Interest                                            37          27        158         82         55
           Other                                               11           4         29         26         24
                                                             ----        ----     ------     ------       ----
                                                               48          31        187        108         79
                                                             ----        ----     ------     ------       ----
                  Loss before income taxes and
                    equity in undistributed net
                    income of subsidiary                      (48)        (31)      (187)      (108)       (76)

         Income tax benefit                                    13           9         55         31         21
                                                             ----        ----     ------     ------       ----

                  Loss before equity in
                    undistributed net income
                    of subsidiary                             (35)        (22)      (132)       (77)       (55)

         Equity in undistributed net income of
           subsidiary net of amortization of cost
           in excess of net assets                            493         310      1,092      1,034        727
                                                             ----        ----      -----     ------       ----

         NET INCOME                                          $458        $288     $  960     $  957       $672
                                                             ====        ====     ======     ======       ====

                       Kersey Bancorp, Inc. and Subsidiary

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                  Condensed Statements of Comprehensive Income
                             (Amounts in thousands)

                                                            Three months ended            Years ended
                                                                 March 31,                 December 31,
                                                              ---------------       -------------------------
                                                              1998       1997       1997      1996       1995
                                                              ----       ----       ----      ----       ----
                                                                (Unaudited)

         Net income                                           $458       $288       $960     $  957     $  672
         Other comprehensive income,
           net of tax
             Unrealized holding gains (losses)
               arising during the period                        47        (85)        33        (95)       102
             Income tax (expense) benefit
               related to items of other
               comprehensive income                            (16)        29        (11)        32        (35)
                                                              ----       ----       ----     ------     ------
                                                                31        (56)        22        (63)        67
                                                              ----       ----       ----     ------     ------

         Comprehensive income                                 $489       $232       $982     $  894     $  739
                                                              ====       ====       ====     ======     ======


                       Kersey Bancorp, Inc. and Subsidiary

NOTE Q - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       Condensed Statements of Cash Flows
                             (Amounts in thousands)

                                                             Three months ended           Years ended
                                                                  March 31,               December 31,
                                                              ---------------       -----------------------
                                                              1998       1997       1997      1996     1995
                                                              ----       ----       ----      ----     ----
                                                                (Unaudited)

   Cash flows from operating activities
     Net income                                               $458       $288     $   960   $   957    $ 672
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Equity in undistributed net income of
          unconsolidated subsidiary                           (493)      (310)     (1,092)   (1,034)    (727)
         Change in other assets and accrued
          liabilities                                           32        161         (22)       23      (24)
                                                             -----      -----      ------   -------   ------

                  Net cash used in operating
                    activities                                  (3)       139        (154)      (54)     (79)

   Cash flows from investing activities
     Additional investment in subsidiary                        -        (801)     (1,766)     (576)    (618)

   Cash flows from financing activities
     Proceeds from notes payable                               180        890       1,064       637      120
     Proceeds from debentures issued                            -          -           -        600       -
     Proceeds from sale of common stock                         -          -        1,532         8      591
     Principal repayment of notes payable                       -          -         (610)     (655)     (30)
     Principal repayment of debentures                         (50)        -           -         -        -
     Dividends paid                                            (93)       (46)        (46)      (71)      -
                                                             -----      -----      ------   -------   ------

                  Net cash provided by
                    financing activities                        37        844       1,940       519      681
                                                             -----      -----      ------   -------   ------

   Net increase (decrease) in cash                              34        182          20      (111)     (16)

   Cash, beginning of period                                    32         12          12       123      139
                                                             -----      -----      ------   -------    -----

   Cash, end of period                                       $  66      $ 194      $   32   $    12    $ 123
                                                             =====      =====      ======   =======    =====

                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the 8th day of May, 1998, among ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, VAL COR BANCORPORATION, INC. ("Val Cor"), a Colorado corporation having its principal office in Cortez, Colorado, BANK COLORADO, NATIONAL ASSOCIATION ("BCNA"), a national banking association organized under the laws of the United States, KERSEY BANCORP (the "Company"), a Colorado corporation having its principal office in Kersey, Colorado, and INDEPENDENT BANK (the "Bank"), a banking corporation organized under the laws of the State of Colorado

                         W I T N E S S E T H   T H A T :

         WHEREAS, the Company is a bank holding company and the sole shareholder of the Bank;

         WHEREAS, Zions Bancorp is a bank holding company and the sole shareholder of Val Cor;

         WHEREAS, Val Cor is a bank holding company and the sole shareholder of BCNA;

         WHEREAS, Zions Bancorp and Val Cor each desire to affiliate with the Company through the merger of the Company with and into Val Cor, with Val Cor to be the surviving corporation (the "Holding Company Merger") and, in addition, to cause the merger of the Bank with and into BCNA, with BCNA to be the surviving national banking association (the "Bank Merger");

         WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders, its customers and those of the Bank and the areas served by the Company and the Bank to become affiliated with Zions Bancorp through the Holding Company Merger and to cause the Bank Merger;

         WHEREAS, the respective boards of directors of BCNA and the Bank have determined that it would be in the best interests of BCNA or the Bank, as the case may be, its shareholders and customers, for BCNA and the Bank to merge with each other;

         WHEREAS, the respective Boards of Directors of Zions Bancorp, Val Cor, and the Company have agreed to cause the Holding Company Merger pursuant to the provisions of section 7-111-101 et seq. of the Colorado Business Corporation Act; and to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C. ss. 215a) and section 11-4-102 of the Colorado Revised Statutes;

         WHEREAS, the respective Boards of Directors of BCNA and the Bank have agreed to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act and section 11-4-102 of the Colorado Revised Statutes;

         WHEREAS, the parties intend that the Holding Company Merger and the Bank Merger qualify as one or more tax-free reorganizations under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:


1.       Combinations.

         1.1.  Form of Combinations.

                  (a) Val Cor and the Company will execute a merger agreement (the "Holding Company Merger Agreement") substantially in the form of Exhibit I annexed hereto. Subject to the provisions of the Holding Company Merger Agreement, the Company will be merged with and into Val Cor in the Holding Company Merger with Val Cor as the surviving corporation. The shares of common stock, $10.00 par value, of the Company (the "Company Common Stock") shall be canceled and immediately converted into the right to receive, subject to the terms, conditions, and limitations set forth herein, such consideration as is provided in section 1.2(a) hereof.

                  (b) BCNA and the Bank will execute a merger agreement (the "Bank Merger Agreement") substantially in the form of Exhibit II annexed hereto. Immediately following the effectiveness of the Holding Company Merger, and subject to the provisions of the Bank Merger Agreement, the Bank will be merged with and into BCNA in the Bank Merger with BCNA as the surviving national banking association. The shares of common stock of the Bank shall be canceled.

         1.2.  Consideration for Holding Company Merger.

                  (a) Subject to the terms, conditions, and limitations set forth herein, upon surrender of his or her certificate or certificates in accordance with Section 1.1 hereof, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date.

                  (b) Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth in this Subparagraph (b).

                      (i) Audit Expenses. All expenses incurred by the Company and the Bank through the Effective Date, determined on a pre-tax basis in accordance with generally accepted accounting principles, with respect to the conduct of the audit and the delivery of the report of audit of the consolidated accounts of the Company and the Bank by Fortner, Bayens, Levkulich and Co. as of December 31, 1997 and for the year then ended.

                      (ii) Average Closing Price. The average of each Daily Sales Price over the Pricing Period.

                      (iii) Daily Sales Price. For any trading day, the last reported sales price of Zions Bancorp Stock as such price is reported by the Nasdaq National Market, or in the absence thereof by such other source upon which Zions Bancorp and the Company shall mutually agree.

                      (iv) Expense Limit. Subject to increase pursuant to the next sentence,

                           (A) $185,000, if the Audit Expenses are greater than
$90,000; or

                           (B) $95,000 plus the Audit Expenses, if the Audit
Expenses are $90,000 or less. In the event that quarterly financial statements for the Company for quarterly periods ended after March 31, 1998 are required by applicable rules of the Securities and Exchange Commission (the "SEC") to be included in the registration statement to be filed by Zions Bancorp with the SEC pursuant to the Securities Act of 1933 (the "Securities Act") in connection with the registration of the shares of Zions Bancorp Stock to be used as consideration in connection with the Holding Company Merger (the "Registration Statement"), the Expense Limit shall be increased by $20,000 for each quarterly period ended after March 31, 1998 for which such financial statements are required.

                      (v) Pricing Period. The ten consecutive trading days ending on and including the third trading day preceding the Effective Date.

                      (vi) Purchase Price. $28,200,000.00, reduced as follows:

                           (A) if the Transaction Expenses exceed the Expense
Limit, then the reduction shall be the amount by which the Transaction Expenses exceed the Expense Limit, net of any associated tax benefit; and

                           (B) if the Transaction Expenses do not exceed the
Expense Limit, then the reduction shall be zero.

                      (vii) Transaction Expenses.

                           (A) All expenses incurred from January 1, 1998
through the Effective Date, determined on a pre-tax basis in accordance with generally accepted accounting principles, with respect to attorneys, accountants, investment bankers, consultants, brokers and finders who will have rendered services to the Company or the Bank in connection with the transactions contemplated by this Agreement, and

                           (B) all of the other expenses incurred from January
1, 1998 through the Effective Date outside of the ordinary course of business of the Company and the Bank, other than the cost of printing and delivering the proxy materials to be transmitted to shareholders of the Company in connection with the Holding Company Merger.

         1.3. No Fractional Shares. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         1.4. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his or her Zions Bancorp Stock until he or she exchanges his or her certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record on or after the Effective Date shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Company who have not exchanged their certificates representing Company Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in Section 1.5 of this Agreement) and, upon receipt from a former shareholder of the Company of certificates representing shares of Company Common Stock, the Exchange Agent shall forward to such former shareholder of the Company (i) certificates representing his or her shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 1.3 hereof.

         1.5.  Designation of Exchange Agent.

                  (a) The parties of this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank") as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) Zions Bancorp will, on the Effective Date or as soon thereafter as is practicable, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash to be paid to holders of Company Common Stock in accordance with this Agreement.

         1.6. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock, except to such holders as shall have waived the notice required by this Section 1.6, a notice specifying the Effective Date and notifying such holder to surrender his or her certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

         1.7. Treatment of Stock Options. Each stock option to purchase Company Common Stock not exercised prior to the Effective Date shall automatically be canceled on and as of the Effective Date.

         1.8. Voting Agreements. Simultaneously herewith, each shareholder of the Company who is listed on Schedule 1.8 annexed hereto shall each enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit III attached hereto, in which he or she agrees to vote all shares of Company Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transaction shall be considered.

         1.9. Employee Benefits. If any employee of the Company or of the Bank becomes a participant in any employment benefit plan, practice, or policy of Zions Bancorp, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Date with the Company or the Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of the Company or the Bank that continue in effect following the Effective Date.


2.       Effective Date.

         The Effective Date shall be the date which is the latest of:

         2.1. Shareholder Approval. The day upon which the shareholders of the Company approve, ratify, and confirm the Holding Company Merger; or

         2.2. Federal Reserve Approval. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger, or (b) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse, or (c) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the Holding Company Merger; or

         2.3. OCC Approval. The first to occur of (a) the date thirty days following the date of the order of the Office of the Comptroller of the Currency (the "OCC") approving the Bank Merger, or (b) if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

         2.4. Utah Commissioner Approval. If such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by this Agreement; or

         2.5. Colorado Banking Board Approval. If such an order shall be required by law, the date ten days following the date of the order of the Colorado State Banking Board (the "Banking Board") approving the transactions contemplated by this Agreement; or

         2.6. Other Regulatory Approvals. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run; or

         2.7. Expiration of Stays. Ten days after any stay of the approvals of any of the Board of Governors, the OCC, the Commissioner, or the Banking Board of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

         2.8. Mutual Agreement. Such other date as shall be mutually agreed to by Zions Bancorp and the Company.


3.       Conditions Precedent to Performance of Obligations of the Parties.

         The obligations of Zions Bancorp, Val Cor, and the Company to consummate the Holding Company Merger and the obligations of BCNA and the Bank to consummate the Bank Merger shall be subject to the conditions that on or before the Effective Date:

         3.1. Regulatory Approvals. Orders, consents, and approvals, in form and substance reasonably satisfactory to Zions Bancorp and the Company, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement and the operation by Zions Bancorp and Val Cor of the business of the Company, the business of the Bank, and each of the branches of the Bank, pursuant to the provisions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied.

         3.2. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Holding Company Merger or the Bank Merger, or which would reasonably be expected to restrict materially the operation of the business of the Company or that of the Bank or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.

         3.3.  Registration Statement.

                  (a) Effectiveness. The Registration Statement shall have become effective under the Securities Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Holding Company Merger.

                  (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

         3.4. Federal Income Taxation. Zions Bancorp and the Company shall have received a written opinion of Slivka Robinson Waters & O'Dorisio, P.C., or of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to Zions Bancorp and the Company, applying existing law, that the Holding Company Merger and the Bank Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Zions Bancorp, the Company, and others.

         3.5. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of any of the material transactions contemplated by this Agreement impossible.

4. Conditions Precedent to Performance of the Obligations of Zions Bancorp, Val Cor, and BCNA.

         The obligations of Zions Bancorp, Val Cor, and BCNA hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing unless not so permitted by law:

         4.1. Approval by Shareholders of the Company. The shareholders of the Company, acting pursuant to a proxy statement in form and substance satisfactory to Zions Bancorp and its counsel, shall have authorized, ratified, and confirmed the Holding Company Merger by not less than the requisite percentage of the outstanding voting stock of each class of the Company, in accordance with the applicable laws of the State of Colorado.

         4.2. Representations and Warranties; Performance of Obligations. All representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such represen tations and warranties had been made or given at and as of such date, except that representations and warranties of the Company or the Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Company or the Bank on or prior to the Effective Date shall have been so performed or met. On the Effective Date, the president and chief executive officer and the chief financial officer of each of the Company and the Bank shall deliver to Zions Bancorp a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of the Company and the Bank made in this Agreement.

         4.3. Opinion of Company Counsel. Zions Bancorp shall have received an opinion letter from Slivka Robinson Waters & O'Dorisio, P.C., dated the Effective Date, substantially in form and substance as that set forth as Exhibit IV attached hereto.

         4.4. [reserved]

         4.5. Delivery of Branch Authorizations. The Company shall have delivered to Zions Bancorp originals or certified copies of all of the regulatory authorizations entitling the Bank to operate each of its branch offices, together with a certification by the president and chief executive officer and the chief financial officer of the Bank dated the Effective Date, certifying that such branch certificates have not been revoked or threatened to be revoked and that such certificates are in full force and effect.

         4.6.  No Adverse Developments.

                   (a) During the period from December 31, 1997 to the Effective Date, (i) there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank taken as a whole, nor shall the Company or the Bank have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and (ii) none of the events described in clauses (a) through (f) of Section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

                   (b) As of the Effective Date, the capital structure of the Company and the capital structure of the Bank shall be as stated in section 6.9.

                   (c) As of the Effective Date, other than liabilities incurred in the ordinary course of business subsequent to December 31, 1997, there shall be no liabilities of the Company or the Bank which are material to the Company on a consolidated basis which were not reflected on the consolidated statement of condition of the Company as of December 31, 1997 or in the related notes to the consolidated statement of condition of the Company as of December 31, 1997.

                   (d) No adverse action shall have been instituted or threatened by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties against the Company or the Bank for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending.

                   (e) Zions Bancorp shall have received a certificate dated the Effective Date, signed by the president and the chief financial officer of the Company and the president and the chief financial officer of the Bank, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 4.6. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Company or those of the Bank made in this Agreement.

         4.7. Consolidated Net Worth. On and as of the Effective Date, the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $8,086,000 and (b) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after December 31, 1997.

         4.8. Loan Loss Reserve. On and as of the Effective Date, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $1,836,000.

         4.9. CRA Rating. The CRA rating of the Bank shall be no lower than "satisfactory."

         4.10. Employment Agreements. Larry G. Neuschwanger shall have entered into an employment agreement with BCNA substantially in form and substance as that set forth as Exhibit V attached hereto.

         4.11. Accounting Treatment. Unless repurchases by Zions Bancorp of shares of its common stock shall have made the receipt of such letters impracticable,

                  (a) Zions Bancorp shall have received letters from KPMG Peat Marwick LLP, its independent auditing firm ("KPMG"), dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Company, and the Effective Date, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment; and

                  (b) the Company shall have received letters from Fortner, Bayens, Levkulich and Co., its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Company, and the Effective Date, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment.

         4.12. Consolidated Audit. The audit of the consolidated accounts of the Company and the Bank by Fortner, Bayens, Levkulich and Co. as of December 31, 1997 and for the year then ended shall have been completed, and the results of such audit shall be reasonably acceptable to Zions Bancorp.

         4.13. Affiliates' Agreements. Zions Bancorp shall, not later than thirty days prior to the Effective Date, have received a written agreement from each "affiliate" of the Company (as that term is used in section 7.7 of this Agreement) reasonably acceptable to Zions and consistent with section 7.7 of this Agreement.


5. Conditions Precedent to Performance of Obligations of the Company and the Bank.

         The obligations of the Company and the Bank hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing unless not so permitted by law:

         5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of Zions Bancorp, Val Cor, and BCNA contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp, Val Cor, and BCNA contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp, Val Cor, or BCNA on or prior to the Effective Date shall have been so performed or met. On the Effective Date, either the President or an Executive Vice President of Zions Bancorp and either the Chairman, the President or an Executive Vice President of each of Val Cor and BCNA shall deliver to the Company a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of Zions Bancorp, Val Cor, and BCNA made in this Agreement.

         5.2. Opinion of Zions Bancorp Counsel. The Company shall have received an opinion letter from Duane, Morris & Heckscher LLP, dated the Effective Date, substantially in form and substance as that set forth as Exhibit VI attached hereto.

         5.3. No Adverse Developments. During the period from December 31, 1997 to the Effective Date, (a) there shall not have been any material adverse change in the financial position or results of operations of Zions Bancorp and its subsidiaries, taken as a whole, nor shall Zions Bancorp and its subsidiaries, taken as a whole, have sustained any material loss or damage to their properties, whether or not insured, which materially affects their ability to conduct their business, and (b) no adverse action shall have been instituted or threatened by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties against Zions Bancorp or its subsidiaries for the violation of any laws of regulations relating to equal credit opportunity, fair housing, or fair lending; and the Company shall have received a certificate dated the Effective Date signed by either the President of Zions Bancorp or an Executive Vice President of Zions Bancorp to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp made in this Agreement.

         5.4. Status of Zions Bancorp Stock. Zions Bancorp Stock shall be listed on the Nasdaq National Market (or else shall become listed on another national securities exchange).

         5.5 Fairness Opinion. The Company shall have received the opinion of Howe Barnes Investments, Inc., or such other recognized investment banking firm as shall be reasonably acceptable to the Company, to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to the Company and its shareholders and such opinion shall not have been withdrawn.


6. Representations and Warranties of the Company and the Bank.

         The Company (with respect to the Company and the Bank) and the Bank (solely with respect to itself) each represent and warrant to Zions Bancorp, Val Cor, and BCNA as follows:

         6.1. Organization, Powers, and Qualification. Each of the Company and the Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of the Company and the Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect the operation and properties of the Company or the Bank in any material respect. Each of the Company and the Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect the operation and properties of the Company or the Bank in any material respect.

         6.2. Execution and Performance of Agreement. Each of the Company and the Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         6.3. Absence of Violations. Except as set forth on Schedule 6.3 hereof:

                  (a) neither the Company nor the Bank is in violation of its charter documents or bylaws, nor in any material respect of any applicable federal, state, or local law or ordinance nor any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a materially adverse effect on its business, properties, liabilities, financial position, results of operations, or prospects; and neither the Company nor the Bank has received any claim or notice of violation with respect thereto;

                  (b) neither the Company nor the Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Reserve Bank of Kansas City, the Federal Deposit Insurance Corporation (the "FDIC"), any other banking or securities authority of the United States or the State of Colorado, or any other regulatory agency that relates to the conduct of the business of the Company or the Bank or their assets; and except as previously disclosed to Zions Bancorp in writing, no such agreement, memorandum, order, condition, or decree is pending or, to the knowledge of the Company and the Bank, threatened;

                   (c) each of the Company and the Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and with all other laws applicable to the operations of the Company and the Bank and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and each of the Company and the Bank has established policies and practices with respect to all such laws and regulations to reasonably limit noncompliance and detect and report noncompliance to its management; and

                  (d) the Bank has established a CRA policy which provides for
(i) goals and objectives consistent with CRA; (ii) a methodology for self-assessment by the board of directors of the Bank; (iii) ongoing CRA training of all personnel of the Bank; and (iv) procedures whereby all significant CRA-related activity is documented; and the Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of the Bank.

         6.4. Compliance with Agreements. Neither the Company nor the Bank is in violation of any material term of any material security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of each of the Company and the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

         6.5. Binding Obligations; Due Authorization. Subject to the approval of its shareholders and all necessary bank regulatory authorities, this Agreement constitutes valid, legal, and binding obligations of each of the Company and the Bank, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of the Company and the Bank. Subject to approval by its shareholders of this Agreement and all necessary bank regulatory authorities, no other corporate proceedings on the part of either the Company or the Bank are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         6.6. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Company or the Bank. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Company or the Bank pursuant to any material agreement or instrument under which the Company or the Bank is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of the Company or the Bank in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which the Company or the Bank is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which the Company or the Bank or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

         6.7.  Compliance with BHC Act.

                  (a) The Company is registered as a bank holding company under the BHC Act. All of the activities and investments of the Company conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) No corporation or other entity, other than the Company, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

         6.8.  Subsidiaries.

                  (a) Other than the Bank, which is a direct, wholly-owned subsidiary of the Company, the Company does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Bank. There are no other direct or indirect subsidiaries of the Company which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of the Company or the financial statements of the Bank prepared in accordance with generally accepted accounting principles.

                  (b) Except as specified in the previous subsection, neither the Company nor the Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

         6.9.  Capital Structure.

                  (a) The authorized capital stock of the Company consists of
(i) 100,000 shares of Company Common Stock, of which, as of the date of this Agreement, 61,812 shares have been duly issued and are validly outstanding, fully paid, and held by approximately 113 shareholders of record. No shares are held in the treasury of the Company. The aforementioned shares of Company Common Stock are the only voting securities of the Company authorized, issued, or outstanding as of such date; and except as set forth on Schedule 6.9 hereof, no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Company are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Company. None of the Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Company.

                  (b) Schedule 6.9 hereof lists all options to purchase Company securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, and date of expiration. Schedule 6.9 hereof further lists all shares of Company Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of Company Common Stock designated or made available for grant but not yet granted.

                  (c) The authorized capital stock of the Bank consists of 200,000 shares of common stock, $6.25 par value (the "Bank Common Stock"), of which, as of the date of this Agreement, 109,023 shares have been (except as set forth on Schedule 6.9) duly issued and are validly outstanding, fully paid, and all of which are held of record and beneficially by the Company. The aforementioned shares of Bank Common Stock are the only voting securities of the Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Bank. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Bank.

                  (d) None of the shares of Company Common Stock or Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

                  (e) As of the date hereof, to the knowledge of the Company and the Bank, and except as contemplated by this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either the Company or the Bank to vote or to dispose of his or its shares of capital stock of that entity.

                  (f) The Company has not granted any shareholder rights to dissent from any merger.

         6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Company and the Bank that have been provided to Zions Bancorp and certified by the Company as complete and true copies are true, correct, and complete copies thereof. The minute books of the Company and the Bank which have been made available to Zions Bancorp for its continuing inspection until the Effective Date contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Company and the Bank since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Company and the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Company or the Bank.

         6.11. Books and Records. The books and records of each of the Company and the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of the Company and the Bank follows generally accepted accounting principles applied on a consistent basis (except to the extent that different accounting principles are mandated by a bank or bank holding company regulatory agency with jurisdiction over it) in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Except as set forth on Schedule 6.11, the Company and the Bank have made all accruals in amounts which fairly report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of the Company and the Bank has filed all material reports and returns required by any law or regulation to be filed by it.

         6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. The Company has made or will, no later than ten business days after the date hereof, make available to Zions Bancorp or grant to Zions Bancorp continuing access until the Effective Date to originals or copies of the following documents relating to the Company and the Bank:

                  (a) All regulatory approvals received since January 1, 1992, of the Company and the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                  (b) All employment contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Company or the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

                  (c) All material contracts, agreements, leases, mortgages, and commitments, except those entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All material contracts, agreements, leases, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Company or the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Company or the Bank has any application pending for authorization to operate its businesses;

                  (f) Any pending application, including any documents or materials related thereto, which has been filed by the Company or the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (g) All federal, state, and local tax returns, including any amended returns, filed by the Company or the Bank for the years 1991 through 1997, a copy of the most recent audit examination of each of the Company and the Bank by the Internal Revenue Service ("IRS"), and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent state or local tax agency examination, if any, of each of the Company and the Bank, and a copy of all correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to the Company or the Bank received from or entered into with the IRS or any other taxing authority since January 1, 1988 or that would have continuing effect after the Effective Date.

         6.13. Financial Statements. The Company has furnished to Zions Bancorp its unconsolidated statement of condition as of each of December 31, 1995, 1996, and 1997, and the related unconsolidated statement of income, unconsolidated statement of changes in financial position, and unconsolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto (collectively, the "Company Financial Statements"). Except as set forth on Schedule 6.13, all of the Company Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects, and (b) are in accordance with the books and records of the Company and the Bank which have been maintained in accordance with generally accepted accounting principles or the requirements of bank or bank holding company regulatory authorities, as the case may be, and (c) fairly reflect the financial position of the Company as of such dates, and the results of operations of the Company for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects, adequate provision for, or reserves against, the possible loan losses of the Company as of such dates.

         6.14.  Call Reports; Bank Holding Company Reports.

                  (a) The Bank has made available to Zions Bancorp its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters dated March 31, 1995 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

                  (b) Other than the addition of $500,000 to the allowance for loan and lease losses of the Bank to be made as of December 31, 1997, no adjustments are required to be made to the equity capital account of the Bank as reported on any of the Consolidated Reports of Condition referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

                  (c) The Company has furnished to Zions Bancorp (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1997, and (ii) its semiannual report on Form FR Y-9SP as filed with the Board of Governors as of December 31, 1997.

         6.15. Absence of Undisclosed Liabilities. At December 31, 1997, neither the Company nor the Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Company, except (a) as disclosed in the Company Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by the Company or the Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the Company Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes and any interest, penalties, or additions to tax with respect thereto ("Tax" or "Taxes")) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 1997. Since December 31, 1997, neither the Company nor the Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to the Company, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or (z) as expressly contemplated herein.

         6.16. Absence of Certain Developments. Since December 31, 1997, except as set forth on Schedule 6.16 hereof, there has been (a) no material adverse change in the condition, financial or otherwise, or to the assets, properties, liabilities, or businesses of the Company and the Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of the Company, and no material increase in the consolidated level of nonperforming assets or non-accrual loans at the Company or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses; (c) no declaration, setting aside, or payment by the Company or the Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of the Company or the Bank; (d) no repurchase by the Company of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Company or the Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Company or the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Company or the Bank is a party, nor any other transaction by the Company or the Bank involving an amount in excess of $25,000 other than for fair value in the ordinary course of its business. Since December 31, 1997, except as set forth on Schedule 6.16 hereof, (x) each of the Company and the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) the Company, on a consolidated basis, has maintained the quality of its loan portfolio at a level not materially lower than the level of quality that existed at December 31, 1997; and (z) the Company, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1996 and 1997, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

         6.17. Reserve for Possible Credit Losses. The Company's consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company. Management periodically reevaluates the adequacy of such reserve based on portfolio performance, current economic conditions, and such other factors as in its judgment are necessary to determine the adequacy of the reserve.

         6.18.  Tax Matters.

                  (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of the Company or the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1996, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to the Company or the Bank, except as reserved against in the Company Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither the Company nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, the Company or the Bank for the period or periods beginning January 1, 1997 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of the Company.

                  (d) Except as set forth on Schedule 6.18 hereof, deferred Taxes of the Company and the Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

                  (e) The deductions of the Bank for bad debts taken and the reserve of the Bank for loan losses for federal income tax purposes at December 31, 1997, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

                  (f) Other than liens arising by operation of law with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Company or the Bank.

                  (g) The Company and the Bank (A) have timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code, (B) have properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (C) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

                  (h) The taxable year end of the Company for federal income tax purposes is, and since the inception of the Company has continuously been, December 31.

                  (i) The Company and the Bank have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

                  (j) Neither the Company nor the Bank (A) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was the Company, or (B) has any liability for the Taxes of any person

(other than the Company and the Bank) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         6.19. Consolidated Net Worth. The consolidated net worth of the Company on the date of this Agreement, as determined in accordance with generally accepted accounting principles, is not less than $8,086,000.

         6.20. Examinations. To the extent consistent with law, the Company has heretofore disclosed to Zions Bancorp relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Company issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Bank issued by each of the Banking Board and the FDIC. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

         6.21. Reports. Since January 1, 1994, each of the Company and the Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the Federal Reserve Bank of Kansas City, (c) the FDIC, (d) the United States Department of the Treasury, (e) the Colorado Division of Banking; (f) the Banking Board, and
(g) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

         6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Company or the Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Company or the Bank (collectively, "Insiders") has any ongoing material transaction with the Company or the Bank on the date of this Agreement; and (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Company or the Bank not in the ordinary course of business. All other extensions of credit by the Company or the Bank to any Insider are set forth on Schedule 6.22 hereof.

         6.23. SEC Registered Securities. No equity or debt securities of the Company or the Bank are registered or required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         6.24. Legal Proceedings. Except as disclosed in the Company Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Company or the Bank has been served with process or otherwise been given notice) or, to the knowledge of the Company and the Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a material adverse effect (financial or otherwise) on the business, operating results, or financial condition of the Company or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

         6.25. Absence of Governmental Proceedings. Except as set forth on
Schedule 6.25 hereof, neither the Company nor the Bank is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency (of which the Company or the Bank has been served with process or otherwise been given notice) and, to the knowledge of the Company and the Bank, no such proceeding is threatened.

         6.26.  Federal Deposit Insurance.

                  (a) The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.), and the Bank has paid all assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) The Bank is a member of and pays insurance assessments to the Bank Insurance Fund of the FDIC ("BIF"), and its deposits are insured by the BIF. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC ("SAIF"), and the Bank pays no insurance assessments to the SAIF.

         6.27. Other Insurance. Each of the Company and the Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither the Company nor the Bank is in default with respect to any such policy which is material to it.

         6.28. Labor Matters. Neither the Company nor the Bank is a party to or bound by any collective bargaining contracts with respect to any employees of the Company or the Bank. Since their respective inceptions there has not been, nor to the knowledge of the Company and the Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Company or the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither the Company nor the Bank is aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         6.29.  Employee Benefit Plans.

                  (a) Schedule 6.29 hereto contains a list or brief descriptions of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, any employment, deferred compensation, consultant, bonus, or collective bargaining agreement, or group insurance contract or any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements sponsored, maintained, or contributed to by the Company or the Bank for the employees or former employees of the Company or the Bank. The Company has previously made available and will continue to make available to Zions Bancorp for its continuing review until the Effective Date true, complete, and accurate copies of all plans and arrangements listed on Schedule 6.29, together with (i) the most recent actuarial and financial report prepared with respect to any such plans which constitute "qualified plans" under section 401(a) of the Code, and (ii) the most recent annual reports, if any, filed with any government agency and all IRS rulings and determination letters and any open requests for such rulings and letters that pertain to any such plan.

                  (b) Except for liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, and except for liabilities to the IRS under section 4971 of the Code, all of which have been fully paid, neither the Company nor the Bank has any liability with respect to any pension plan qualified under section 401 of the Code. Neither the Company nor the Bank sponsors or maintains any defined benefit plan or has ever sponsored or maintained any defined benefit plan.

                  (c) All "employee benefit plans," as defined in section 3(3) of ERISA, that cover one or more employees employed by the Company or the Bank (each individually a "Plan" and collectively the "Plans"), comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of December 31, 1997, neither the Company nor the Bank had any material liability under any Plan which is not reflected on the Company Financial Statements as of such date (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). None of the Plans, the Company, the Bank, nor any trustee or administrator of the Plans has ever engaged in a "prohibited transaction" with respect to the Plans within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code for which no exemption is applicable, nor have there been any "reportable events" within section 4043 of ERISA for which the thirty-day notice therefor has not been waived. Neither the Company nor the Bank has incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan.

                  (d) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in Subsection (a) of this section, where the Company or the Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         6.30. Employee Relations. As of the date hereof, each of the Company and the Bank is, to its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither the Company nor the Bank is engaged in any unfair labor practice. As of the date hereof, except as set forth on Schedule 6.30 hereof, no dispute exists between the Company or the Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Company or the Bank.

         6.31. Fiduciary Activities. The Bank is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. The Bank is duly registered under and in compliance with all requirements of the federal Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1994, the Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

         6.32.  Environmental Liability.

                  (a) Except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

                  (b) Except as set forth on Schedule 6.32 hereof, neither the Company, the Bank, nor, to the knowledge of either of them, any borrower of the Company or of the Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Company or the Bank or, to the knowledge of either of them, any borrower of the Company or of the Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of any real property at any time owned or leased by the Company or the Bank (collectively, the "Company Real Estate") has been used by the Company or the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the knowledge of the Company and the Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Company Real Estate. In the course of its activities, neither the Company nor the Bank has generated or is generating any hazardous waste on any of the Company Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by the Company or the Bank on, upon, or into any of the Company Real Estate. In addition, to the knowledge of the Company and the Bank, except as set forth on Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Company Real Estate that, through soil or groundwater contamination, may be located on any of such Company Real Estate.

                  (d) With respect to any real property at any time held as collateral for any outstanding loan by the Company or the Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, neither the Company nor the Bank has since January 1, 1988 received notice from any borrower thereof or third party, and has no knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this Section 6.32, each of the terms "Company" and "Bank" includes the applicable entity and any partnership or joint venture in which it has an interest.

         6.33. Intangible Property. To the knowledge of the Company and the Bank, each of the Company and the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the knowledge of the Company and the Bank, no material product or service offered and no material trademark, service mark, or similar right used by the Company or the Bank infringes any rights of any other person, and, as of the date hereof, neither the Company nor the Bank has received any written or oral notice of any claim of such infringement.

         6.34. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, each of the Company and the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either the Company or the Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the Company Financial Statements as of December 31, 1997, or acquired by the Company or the Bank subsequent to the date thereof. The leases pursuant to which the Company and the Bank lease real or personal property are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either the Company or the Bank is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased by the Company and the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         6.35.  Loans, Leases, and Discounts.

                  (a) To the knowledge of the Company and the Bank, each loan, lease, and discount reflected as an asset of the Company or the Bank in the Company Financial Statements as of December 31, 1997, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and, to the knowledge of the Company and the Bank, no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $25,000 is subject to any asserted defense, offset, or counterclaim.

                  (b) Except as set forth on Schedule 6.35 hereof, neither the Company nor the Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any person other than the Company or the Bank.

         6.36. Material Contracts. Neither the Company nor the Bank nor any of the assets, businesses, or operations of either of them is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         6.37. Employment and Severance Arrangements. Schedule 6.37 hereof sets forth

                  (a) all employment contracts granted by the Company or the Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to the Company or the Bank or any other event affecting the ownership, control, or management of the Company or the Bank; and

                  (b) all employment and severance contracts, agreements, and arrangements between the Company or the Bank and any officer, director, consultant, or other management official of any of them.

         6.38. Material Contract Defaults. All material contracts, agreements, leases, mortgages, or commitments referred to in Section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Date, neither the Company nor the Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         6.39. Capital Expenditures. Except as set forth on Schedule 6.39 hereof, neither the Company nor the Bank has any outstanding commitments in the nature of capital expenditures which in the aggregate exceed $25,000.

         6.40. Repurchase Agreements. With respect to all agreements pursuant to which the Company or the Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         6.41. Internal Controls. Each of the Company and the Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of the Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the FDIC. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

         6.42. Dividends. Neither the Company nor the Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

         6.43. Brokers and Advisers. There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Company or the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Company or the Bank. Neither the Company nor the Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         6.44.  Interest Rate Risk Management Instruments.

                  (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound.

                  (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Company or the Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and the Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of the Company and the Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         6.45. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Company or the Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which reasonably might materially adversely affect the business, assets, liabilities, financial condition, results of operations, or prospects of the Company or the Bank which has not been disclosed in the Company Financial Statements or a certificate delivered to Zions Bancorp by the Company. Copies of all documents referred to in this Agreement, unless prepared solely by Zions Bancorp, Val Cor, or BCNA or solely by Zions Bancorp, Val Cor, or BCNA and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

        6.46. Regulatory and Other Approvals. As of the date hereof, except as set forth on Schedule 6.46 hereof, neither the Company nor the Bank is aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the

Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a material adverse effect upon the business, operations, activities, earnings, or prospects of the Company. As of the date hereof, neither the Company nor the Bank is aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Date of the business of the Company and the Bank as such business is carried on immediately prior to the Effective Date.


7. Covenants of the Company and the Bank.

         The Company (on behalf of itself and the Bank) and the Bank (on behalf of itself) each hereby covenant and agree as follows:

         7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to Zions Bancorp, Val Cor, and BCNA herein, until the Effective Date the Company and the Bank will:

                  (a) give to Zions Bancorp, Val Cor, and BCNA and to their representatives, including KPMG, full access during normal business hours to all of the property, documents, contracts, books, and records of the Company and the Bank, and such information with respect to their business affairs and properties as Zions Bancorp, Val Cor, or BCNA from time to time may reasonably request, provided that until the transactions contemplated by this Agreement have been announced to the public, all such access shall be coordinated with management of the Company in an effort to safeguard the confidentiality of the transactions contemplated by this Agreement; and

                  (b) ensure that KPMG is given full access to such of the audit work papers and auditing personnel of Fortner, Bayens, Levkulich and Co., the independent auditors of the Company and the Bank, as KPMG from time to time may reasonably request, in order to permit KPMG to review the procedures employed and conclusions reached in the course of the performance of the consolidated audit of the Company to be performed by Fortner, Bayens, Levkulich and Co. as of December 31, 1997.

         7.2.  Corporate Records, Contracts, etc.

                  (a) The Company and the Bank will make available to Zions Bancorp, Val Cor, and BCNA copies of their respective articles of incorporation and bylaws, and will make available their respective minute books, all of which shall be certified to be complete and true copies.

                  (b) The Company and the Bank will make available a copy of each contract or agreement to which the Company or the Bank is a party and which requires one or more payments by the Company or the Bank in excess of $25,000 in the aggregate to which the Company or the Bank is a party, including but not limited to data processing contracts, service contracts, contracts to purchase or lease real property or equipment, guaranties, employment contracts, and insurance contracts pertaining to fire, accident, indemnity, fidelity, health, life, hospitalization, or other employee benefits.

                  (c) The Company and the Bank will furnish to Zions Bancorp, Val Cor, and BCNA the following information with respect to properties owned by the Company and the Bank: (i) a brief description and location of each parcel of real property owned by the Company or the Bank, (ii) a brief description of real property covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases; and (iii) a brief description of personal property with a value in excess of $25,000 covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases.

         7.3. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

                  (a) The Company and the Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between January 1, 1998 and the Effective Date which it customarily prepared during the period between January 1, 1995 and December 31, 1997 and shall promptly provide Zions Bancorp with copies of all such financial statements and reports. Such financial statements and reports shall be verified by the chief financial officer of the reporting entity. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects (except to the extent that different accounting principles are mandated by a bank or bank holding company regulatory agency with jurisdiction over the Company or the Bank, as the case may be).

                  (b) The Company will provide to Zions Bancorp, as promptly as practicable, consolidated financial statements of the Company and the Bank as of and for the year ended December 31, 1997, audited by Fortner, Bayens, Levkulich and Co. The Company and the Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Date, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Date, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Company or the Bank, as the case may be.

         7.4. Extraordinary Transactions. Without the prior written consent of Zions Bancorp, neither the Company nor the Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of Company Common Stock upon exercise of stock options outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or engage in any discussions concerning such a possible transaction except as explicitly contemplated herein; (d) convert the charter or form of entity of the Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of January 1, 1998, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (i) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in Section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; nor (k) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person other than the Company or the Bank.

         7.5. Preservation of Business. Each of the Company and the Bank will
(a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) maintain the ratio of its loans to its deposits at approximately the same level as existed at December 31, 1997, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1996 and 1997, and will take no action to change the percentage which its investment portfolio bears to its total assets, or to lengthen the average maturity of its investment portfolio, or of any significant category thereof, to any material extent; (d) continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use its best efforts to preserve its business organization intact; except as otherwise consented to by Zions Bancorp, to keep available its present employees; and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; (g) not amend its articles of incorporation or bylaws; and (h) not grant or expand any shareholders' rights to dissent from any merger.

         7.6. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Date, the Company shall furnish Zions Bancorp with a letter from Fortner, Bayens, Levkulich and Co., its independent auditors, in form and substance acceptable to Zions Bancorp, stating that (a) they are independent accountants with respect to the Company within the meaning of the 1933 Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of the Company included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder, and (c) a reading of the Company's audited consolidated financial statements and the latest available unaudited consolidated financial statements of the Company and unaudited financial statements of the Bank and inquiries of certain officials of the Company and the Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to the Company did not cause them to believe that (i) the Company's audited consolidated financial statements and such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in the Company's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Company's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of the Company as compared with the respective amounts shown in the most recent Company audited consolidated financial statements. The letter shall also cover such other matters pertaining to the Company's and the Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by Zions Bancorp.

         7.7. Affiliates' Agreements. The Company will furnish to Zions Bancorp a list of all persons known to the Company who at the date of the Company's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the 1933 Act and for purposes of qualifying the Holding Company Merger for "pooling of interests" accounting treatment. The Company will use its best efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the shares of Company Common Stock beneficially owned by such person, or the shares of Zions Bancorp Stock to be received by such person in the Holding Company Merger (the "Company Merger Shares") or any other shares of Zions Bancorp Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Holding Company Merger combined operations have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting

Policies or (b) the Company Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

         7.8. Inconsistent Activities. Unless and until the Holding Company Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither the Company nor the Bank will (a) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1 percent of the Company Common Stock or any capital stock of the Bank or any significant portion the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type); (b) afford any third party which may be considering any such transaction access to its properties, books or records except as required by law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any shares of its capital stock or any significant portion of its assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement, the Holding Company Merger, or the Bank Merger, the Company shall immediately give notice thereof to Zions Bancorp.


8.       Representations and Warranties of Zions Bancorp, Val Cor, and BCNA.

         Zions Bancorp (with respect to itself, Val Cor, and BCNA), Val Cor (with respect to itself and BCNA), and BCNA (solely with respect to itself) each represent and warrant to the Company and the Bank as follows:

         8.1. Organization, Powers, and Qualification. Each of Zions Bancorp, Val Cor, and BCNA is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of Zions Bancorp, Val Cor, and BCNA owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect its operation and properties in any material respect. Each of Zions Bancorp, Val Cor, and BCNA is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect its operation and properties in any material respect.

         8.2. Execution and Performance of Agreement. Each of Zions Bancorp, Val Cor, and BCNA has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         8.3. Binding Obligations; Due Authorization. Subject to the approval of all necessary bank regulatory authorities, this Agreement constitutes the valid, legal, and binding obligations of each of Zions Bancorp, Val Cor, and BCNA enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of Zions Bancorp, Val Cor, and BCNA. Subject to the approval of all necessary bank regulatory authorities, no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         8.4. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Zions Bancorp, Val Cor, or BCNA. Such execution, consummation, or fulfillment will not (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Zions Bancorp, Val Cor, or BCNA pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the BHC, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the transactions contemplated by this Agreement are approved by the OCC, the Commissioner, and the Banking Board, violate any law, statute, rule, or regulation of any government or agency to which Zions Bancorp, Val Cor, or BCNA is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the OCC, the Commissioner, and the Banking Board.

         8.5.  Brokers and Advisers.

                  (a) There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp, Val Cor, or BCNA in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of any of them.

                  (b) None of Zions Bancorp, Val Cor, nor BCNA has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         8.6. Books and Records. The books and records of each of Zions Bancorp, Val Cor, and BCNA fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. Each of Zions Bancorp, Val Cor, and BCNA follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Each of Zions Bancorp, Val Cor, and BCNA has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of Zions Bancorp, Val Cor, and BCNA has filed all material reports and returns required by any law or regulation to be filed by it.

         8.7. Financial Statements. Zions Bancorp has furnished to the Company its consolidated statement of condition as of each of December 31, 1995, December 31, 1996, and December 31, 1997, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, each as filed with the SEC (collectively, the "Zions Bancorp Financial Statements"). Each of the consolidated balance sheets included in the Zions Bancorp Financial Statements complied as to form in all material respects with applicable accounting requirements (including accounting requirements of financial institution regulatory authorities) and the published rules and regulations of the SEC with respect thereto, fairly presented the consolidated financial position of Zions Bancorp and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the Zions Bancorp Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of Zions Bancorp and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles, consistently applied, and the accounting requirements of financial institution regulatory authorities, during the periods involved, except as may be noted therein.

         8.8 Securities Filings. Since January 1, 1997, Zions Bancorp has filed all periodic and current reports it was required to file pursuant to Section 13 of the Exchange Act. Such reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such reports, in light of the circumstances under which they were filed, not misleading.

         8.9. Absence of Certain Developments. Since December 31, 1997, there has been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of Zions Bancorp, and (b) no material deterioration in the quality of the loan portfolio of Zions Bancorp or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its provision for credit losses or its reserve for possible credit losses.

         8.10. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by Zions Bancorp, Val Cor, or BCNA hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Zions Bancorp, Val Cor, or BCNA which might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the Zions Bancorp Financial Statements or a certificate delivered by Zions Bancorp to the Company. Copies of all documents referred to in this Agreement, unless prepared solely by the Company and the Bank or solely by the Company and the Bank and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         8.11. Regulatory and Other Approvals. As of the date hereof, except as set forth on Schedule 8.11 hereof, none of Zions Bancorp, Val Cor, nor BCNA is aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for consummation of the transactions contemplated by this Agreement. As of the date hereof, none of Zions Bancorp, Val Cor, nor BCNA is aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for consummation of the transactions contemplated by this Agreement.


9.       Closing.

         9.1. Place and Time of Closing. Closing shall take place at the offices of Zions Bancorp, One South Main, Suite 1380, Salt Lake City, Utah, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         9.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

                  (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                  (b) the Holding Company Merger and the issuance of shares incident thereto shall be effected (including the approval and/or filing and acceptance, as appropriate, of appropriate Articles of Merger or similar documents with the Colorado State Banking Board and the Colorado Secretary of State); provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and then

                  (c) the Bank Merger shall be effected (including the filing and acceptance of appropriate Articles of Merger or similar documents with the Comptroller of the Currency).


10.      Termination, Damages for Breach, Waiver, and Amendment.

         10.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after January 31, 1999, by instrument duly authorized and executed and delivered to the other parties, unless the Effective Date shall have occurred on or before such date.

         10.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Company):

                  (a)      by mutual consent of the parties hereto;

                  (b) by Zions Bancorp, upon written notice to the Company given at any time (i) if any of the representations and warranties of the Company or the Bank contained in Section 6 hereof was materially incorrect when made, or
(ii) in the event of a material breach or material failure by the Company or the Bank of any covenant or agreement of the Company or the Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to the Company or the Bank, as the case may be;

                  (c) by the Company, upon written notice to Zions Bancorp given at any time (i) if any of the representations and warranties of Zions Bancorp, Val Cor, or BCNA contained in Section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by Zions Bancorp, Val Cor, or BCNA of any covenant or agreement of Zions Bancorp, Val Cor, or BCNA contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Zions Bancorp, Val Cor, or BCNA, as the case may be; or

                  (d) by either Zions Bancorp or the Company upon written notice given to the other if the board of directors of either Zions Bancorp or the Company shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Holding Company Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Colorado or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement.

         10.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.1 or Section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, Val Cor, BCNA, the Company, the Bank, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in Section 11.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination, and (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made, or subsequent thereto, or a result of the material breach or material failure by a party of a covenant or agreement hereunder, including without limitation any of the agreements contained in section 11.2 of this Agreement, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the aggregate amount of $500,000 to the other party or parties hereto (collectively and not individually) that are not affiliated with it. The $500,000 referred to in the previous sentence represents full liquidated damages the payment of which shall terminate all of the rights and remedies of the receiving party or parties, at law or in equity, against the paying party or parties in respect of the material incorrectness of its or their representations and warranties or its or their material breach or failure to perform.

         10.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party (if an individual) or by the board of directors of such party (if a corporation), or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         10.5.  Amendment.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of the Company or shareholders of BCNA in any respect that would prejudice the economic interests of such Company shareholders or BCNA shareholders, as the case may be, or any of them, except as specifically provided herein or by like action of such shareholders.

                  (b) If Zions Bancorp and the Company should mutually determine (following receipt of advice of legal or other counsel) that it has become inadvisable or inexpedient to effectuate the transactions contemplated by this Agreement through means of a sequence of mergers such as is contemplated herein, then the parties hereto agree to effect such change in the form of transaction as described especially in Sections 1.1 and 9.2 of this Agreement by written instrument in amendment of this Agreement.

                  (c) The parties to this Agreement acknowledge that BCNA is a party to an unrelated agreement and plan of reorganization pursuant to which BCNA is scheduled to be consolidated with State Bank and Trust of Colorado Springs, a Colorado banking corporation, in a transaction that will cause a new national banking association to be formed under the name of BCNA (the "Consolidation"). The parties hereto agree that nothing in this Agreement shall preclude or condition the right of BCNA to participate in the Consolidation. The parties hereto further agree that, if the Consolidation shall have occurred prior to the Effective Date, then the parties will effect such change in the form of transaction, by written instrument in amendment of this Agreement and of such other agreements between or among the parties hereto or any of them as shall be implicated herein, as shall be necessary or advisable to cause the Bank to merge into the new national banking association resulting from the Consolidation.


11.      General Provisions.

         11.1. Allocation of Costs and Expenses. Except as provided in this Section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this Section, (i) the cost of registering under federal and state securities laws the stock of Zions Bancorp to be received by the shareholders of the Company and the cost of printing and delivering the proxy materials to be transmitted to shareholders of the Company shall be deemed to be incurred on behalf of Zions Bancorp, and (ii) the cost of procuring the tax opinion referred to in section 3.4 of this Agreement shall be deemed to be incurred on behalf of the Company.

         11.2. Mutual Cooperation. Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

         11.3. Form of Public Disclosures. Zions Bancorp and the Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         11.4. Confidentiality. Zions Bancorp, Val Cor, BCNA, the Company, the Bank, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, Val Cor, BCNA, the Company, the Bank, nor their respective subsidiaries shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. Zions Bancorp, Val Cor, and BCNA, on the one hand, and the Company and the Bank, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this Section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         11.5.  Claims of Brokers.

                  (a) Each of the Company and the Bank shall indemnify, defend, and hold Zions Bancorp, Val Cor, and BCNA harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or him or on its or his behalf with respect to Zions Bancorp, Val Cor, or BCNA.

                  (b) Each of Zions Bancorp, Val Cor, and BCNA shall indemnify, defend, and hold the Company and the Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to the Company or the Bank.

         11.6.  Information for Applications and Registration Statement.

                  (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange

Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                  (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in Section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         11.7.  Standard of Materiality.

                  (a) For purposes of Sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of the Company as of December 31, 1997, as determined in accordance with generally accepted accounting principles.

                  (b) For purposes of Sections 5 and 8 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of Zions Bancorp as of December 31, 1997, as determined in accordance with generally accepted accounting principles.

                  (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

         11.8.  Covenants of Zions Bancorp.

                  (a) From the date hereof to the Effective Date, Zions Bancorp shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to the Company.

                  (b) Following the Effective Date neither Val Cor nor BCNA will take any action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of the Company or the Bank as they existed immediately prior to the Effective Date to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Date. To the extent not provided by the foregoing, following the Effective Date and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of the Company or the Bank to any person who, on or prior to the Effective Date, was a director or officer of the Company or the Bank shall survive the Effective Date and, following the Holding Company Merger and the Bank Merger, to the extent permitted by law, Val Cor and BCNA will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Date.

                  (c) Zions Bancorp in cooperation with the Company and the Bank will arrange for directors and officers insurance coverage for the directors and officers of the Company and the Bank, not in excess of the coverage enjoyed by the directors and officers of the Company and the Bank on December 31, 1997, against claims made after the Effective Date with respect to acts that occurred prior to the Effective Date until the fourth anniversary of the Effective Date. The cost of such coverage will be borne by Zions Bancorp.

         11.9. Adjustments for Certain Events. Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, and per-share amounts referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         11.10. Stock Repurchases. The Company and the Bank acknowledge that from time to time Zions Bancorp repurchases shares of its common stock in the open market in accordance with market conditions. Nothing in this Agreement shall be construed to abridge the right of

Zions Bancorp to continue to do so in compliance with Exchange Act rules and regulations and pursuant to advice of independent securities counsel for Zions Bancorp.

         11.11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         11.12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp, Val Cor, BCNA, the Company, the Bank, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         11.13. Survival of Representations, Warranties, and Covenants. The respective representations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and shall survive for one year following the Effective Date, provided that if any party should breach a representation, warranty, or covenant contained in this Agreement through fraud, deliberate misrepresentation, or other intentional tortious conduct, then the representation, warranty, or covenant so breached shall be deemed to have survived for six years following the Effective Date. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         11.14. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         11.15. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp, Val Cor, or BCNA:

           Zions Bancorporation
           One South Main, Suite 1380
           Salt Lake City, Utah  84111

           Attention:           Mr. Harris H. Simmons
                                President and Chief Executive Officer

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to the Company or the Bank:

           Kersey Bancorp
           301 First Street
           Kersey, Colorado 80644-0558

           Attention:           Mr. Larry G. Neuschwanger
                                President

With a required copy to:

           Ernest J. Panasci, Esq.
           Slivka Robinson Waters & O'Dorisio, P.C.
           1099 Eighteenth Street, Suite 2600
           Denver, Colorado  80202


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

           11.16. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah and Weld County, Colorado to be proper jurisdictions and venues for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of Utah or Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

           11.17. Knowledge of a Party. References in this Agreement to the knowledge of a party shall mean the knowledge possessed by the present executive officers of such party including, without limitation, information which is or has been in the books and records of such party.

           11.18. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                         ZIONS BANCORPORATION


                                                             /s/ Dale M. Gibbons
Attest: /s/ Jennifer R. Jolley                           By: -------------------------------------
                                                                        Dale M. Gibbons
                                                                 Executive Vice President and
                                                                    Chief Financial Officer



                                                         VAL COR BANCORPORATION, INC.



Attest:/s/ Ray L. Nash                                   By: /s/ Gary S. Judd
       ------------------------------------                  -------------------------------------
                  Ray L. Nash                                            Gary S. Judd
      Chief Financial Officer and Secretary                  President and Chief Executive Officer

                                                         BANK COLORADO, NATIONAL
                                                         ASSOCIATION



Attest: /s/ Ray L. Nash                                   By: /s/ Gary S. Judd
       ------------------------------------                  -------------------------------------
                  Ray L. Nash                                                Gary S. Judd
      Chief Financial Officer and Secretary                  President and Chief Executive Officer







                                                         KERSEY BANCORP



Attest: /s/ Lavern Glover                                 By: /s/ Larry G. Neuschwanger
       ------------------------------------                  -------------------------------------
                                                                     Larry G. Neuschwanger
                                                                            President



                                                         INDEPENDENT BANK



Attest: /s/ Lavern Glover                                 By: /s/ Larry G. Neuschwanger
       ------------------------------------                  -------------------------------------
                                                                     Larry G. Neuschwanger
                                                             President and Chief Executive Officer

                                                                             )
State of Utah                                            )
                                                         )       ss.
County of Salt Lake                                      )
                                                                             )
-----------------------------------------------------------------------------

          On this 8th day of May, 1998, before me personally appeared Dale M. Gibbons, to me known to be the Executive Vice President and Chief Financial Officer of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                        /s/ Jennifer R. Jolley
                                        -------------------------------------
                                                      Notary Public

                                                         )
State of Colorado                                        )
                                                         )       ss.
County of Denver                                         )
                                                                             )
-----------------------------------------------------------------------------

          On this 8th day of May, 1998, before me personally appeared Gary S. Judd, to me known to be the President and Chief Executive Officer of each of Val Cor Bancorporation, Inc. and Bank Colorado, National Association, and acknowledged said instrument to be the free and voluntary act and deed of each of said corporations, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the respective seals affixed are the respective corporate seals of said corporations.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                        /s/ Laura Martin
                                        -------------------------------------
                                                      Notary Public

                                                         )
State of Colorado                                        )
                                                         )       ss.
County of Weld                                           )
                                                                             )
-----------------------------------------------------------------------------

          On this 8th day of May, 1998, before me personally appeared Larry G. Neuschwanger, to me known to be the President of Kersey Bancorp and the President and Chief Executive Officer of Independent Bank, and acknowledged said instrument to be the free and voluntary act and deed of each of said corporations, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seals affixed are the respective corporate seals of said corporations.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                        /s/ Sharon L. Barber
                                        -------------------------------------
                                                      Notary Public

         The undersigned members of the Board of Directors of Kersey Bancorp (the "Company"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of the Company.

         The undersigned do hereby, individually and as a group, until the Effective Date or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or Independent Bank.


/s/ Larry G. Neuschwanger                    /s/ Carlton Barnett
-----------------------------                -------------------------------
    Larry G. Neuschwanger                            Carlton Barnett


/s/ Lavern Glover                            /s/ Ivan D. Shupe
-----------------------------                -------------------------------
    Lavern Glover                                    Ivan D. Shupe

                                  SCHEDULE 1.8


                              Larry G. Neuschwanger
                                 Carlton Barnett
                                  Lavern Glover
                                  Ivan D. Shupe
                                 Reuben Ehrlich

                                   APPENDIX B

                         Howe Barnes Investments, Inc.
                           135 South LaSalle Street
                            Chicago, Illinois 60603
                                  312-655-3000

                                  June 23, 1998


Board of Directors
Kersey Bancorp, Inc.
301 First Street
Kersey, Colorado 80644

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Kersey Bancorp, Inc. ("Kersey") of the consideration (the "Consideration") to be paid for the exchange of common shares in the merger (the "Merger") of Kersey with Zions Bancorporation ("Zions"), pursuant to the Agreement, dated May 8, 1998, between Kersey and Zions (the "Merger Agreement").

Pursuant to the Merger Agreement, Kersey will merge into Zions or one of its wholly owned affiliates and Kersey as a separate corporate entity will cease. Each share of Kersey common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for common stock in Zions equal to $28,200,000 divided by the average share price of Zion's common stock for the last ten days before closing. As of today, the aggregate number of shares of Zions stock to be received would be 542,307 shares at yesterday's price of $52/share. The terms of the Merger are more fully set forth in the Merger Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

         1. Participated in discussions with representatives of Kersey concerning Kersey's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to the future financial performance;

         2.       Reviewed the terms of the Merger Agreement;

         3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Kersey and Zions, including those included in their respective Annual Reports or Form 10-K for the past three years and the respective Quarterly Reports or Form 10-Q for the periods ended March 31, 1998, September 30, 1997, June 30, 1997, and March 31, 1997 as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

Board of Directors
Kersey Bancorp, Inc.
Page 2
--------------------------------------------------------------------------------




         4. Reviewed certain financial forecasts and projections of Kersey prepared by its management and reviewed publicly available information, earnings estimates, and research reports available for Zions;

         5. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Zions with certain members of management;

         6. Reviewed reported market prices and historical trading activity of Zions common stock;

         7. Reviewed certain aspects of the financial performance of Kersey and Zions and compared such financial performance of Kersey and Zions, together with stock market data relating to Zions common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

         8. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Kersey, Zions, their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Kersey and Zions at December 31, 1997 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Kersey or Zions, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Kersey or Zions, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Investments, Inc. ("HBI"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In

Board of Directors
Kersey Bancorp, Inc.
Page 3
--------------------------------------------------------------------------------




rendering this fairness opinion we have acted on behalf of the Board of Directors of Kersey and will receive a fee for our services.

We are not expressing any opinion herein as to the prices at which shares of Zions Common Stock issued in the Merger may trade if and when they are issued or at any future time. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Consideration to the holders of Kersey Common Stock and does not address Kersey's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Kersey, and our opinion does not constitute a recommendation to any holder of Kersey Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of Kersey Common Stock.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of Kersey common stock.

                                          Sincerely,

                                          HOWE BARNES INVESTMENTS, INC.


                                          /s/ Paul A. O'Connor
                                          -------------------------------------
                                          Paul A. O'Connor, First Vice President

                                   APPENDIX C

                        COLORADO BUSINESS CORPORATION ACT
                           Rights of Dissenting Owners


         7-113-101  DEFINITIONS.--For purposes of this article:

         1. "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         7. "Shareholder" means either a record shareholder or a beneficial shareholder.

         7-113-102 RIGHT TO DISSENT.--1. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party if:

         (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

         (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

         (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

         (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112- 102(1); and

         (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition under section 7-112- 102(2).

         1.3. A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

         (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

         (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

         (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         1.8. The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

         (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

         (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders;

         (c) Cash in lieu of fractional shares; or

         (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         2.

         2.5. A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         3. A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         4. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         7-113-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         2. A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

         (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         3. The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

         7-113-201 NOTICE OF DISSENTERS' RIGHTS.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

         7-113-202 NOTICE OF INTENT TO DEMAND PAYMENT.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

         (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

         (b) Not vote the shares in favor of the proposed corporate action.

         2. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         3. A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

         7-113-203 DISSENTERS' NOTICE.--1. If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         2. The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

         (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

         (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

         (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

         (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

         (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

         (g)    Be accompanied by a copy of this article.

         7-113-204 PROCEDURE TO DEMAND PAYMENT.--1. A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

         (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

         (b) Deposit the shareholder's certificates for certificated shares.

         2. A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         3. Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

         4. A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

         7-113-205 UNCERTIFICATED SHARES.--1. Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         2. In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

         7-113-206 PAYMENT.--1. Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         2. The payment made pursuant to subsection (1) of this section shall be accompanied by:

         (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

         (e) A copy of this article.

         7-113-207 FAILURE TO TAKE ACTION.--1. If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         2. If the effective date of the corporate action creating dissenters' rights under section 7- 113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

         7-113-208 SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.--1. The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         2. An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

         7-113-209 PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER.--1. A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

         (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

         (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

         (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         2. A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

         7-113-301 COURT ACTION.--1. If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         2. The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

         7-113-302 COURT COSTS AND COUNSEL FEES.--1. The court in an appraisal proceeding commenced under Section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

         (b) Against either the corporation or one of more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                         [Letterhead of Kersey Bancorp]


                                  July 27, 1998



Shareholders of Kersey Bancorp


Dear Shareholder:

         The Board of Directors of Kersey Bancorp (the "Company") has called a Special Meeting of the shareholders of the Company for 10:00 a.m., Colorado time, on August 25, 1998, at the Company's offices at 301 First Street, Kersey, Colorado. The Board is furnishing the accompanying Proxy
Statement/Prospectus to all holders of the Company's Common Stock.

         The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization dated May 8, 1998 among the Company, its wholly-owned subsidiary Independent Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association) ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between the Bank and Vectra Bank (collectively, the "Plan of Reorganization"). If the Plan of Reorganization is approved, and all other conditions are met, the Plan of Reorganization will result in the merger of the Company into Val Cor, with Val Cor being the surviving corporation and the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (collectively, the "Reorganization").

         The Board of Directors has received an opinion of Howe Barnes Investments, Inc., an independent financial advisory firm, that the merger consideration is fair to the shareholders of the Company from a financial point of view. The Board of Directors has unanimously approved the Plan of Reorganization and determined that the Reorganization is in the best interests of the Company, its shareholders, its employees and the community it serves. The Board of Directors unanimously recommends that the shareholders vote to approve the Plan of Reorganization.

         Upon consummation of the Plan of Reorganization, Zions will issue to the Company's shareholders shares of Zions Common Stock with a value at the Effective Date (as defined) equal to the Purchase Price (as defined), a maximum of $28,200,000, in exchange for their shares of Company Common Stock. The terms and conditions of the Plan of Reorganization are summarized in the accompanying Proxy Statement/Prospectus. See "Plan of Reorganization" in the Proxy Statement/Prospectus.

Shareholders of Kersey Bancorp
July 27, 1998
Page 2



         At the Effective Date, the shares of Company Common Stock will be canceled and immediately converted into the right for Company shareholders to receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Purchase Price by the Average Closing Price (as defined), and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization.

         On July 20, 1998, the closing price of Zions Common Stock was
$56.4375 per share. On that date there were 61,812 shares of Company Common Stock issued and outstanding. Assuming that the Reorganization had been consummated on that date, that the Purchase Price had been $28,200,000 on that date, and that the Average Closing Price of Zions Common Stock had been $56.4375, shareholders of the Company under such circumstances would have been entitled to receive approximately 8.084 shares of Zions Common Stock for each share of Company Common Stock, or an equivalent market value of approximately $456.24 per share of Company Common Stock. Because the Purchase Price and the Average Closing Price represent variable amounts, the precise exchange rate and the precise number of shares of Zions Common stock that the shareholders of the company will receive in exchange will not be known until the Effective Date.

         The accompanying Proxy Statement/Prospectus details the terms of the proposed Plan of Reorganization and provides information concerning the Company, the Bank, Zions, Val Cor and Vectra Bank as well as the Plan of Reorganization. The Proxy Statement/Prospectus contains important information necessary for the shareholders to make a decision about how to vote at the Special Meeting. Please read it carefully.

         Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the issued and outstanding shares of the Company's Common Stock. Failure to vote will have the same effect as a vote against the Reorganization. Consequently, please mark, sign, date and return the enclosed proxy as soon as possible.

         Any holder of Company Common Stock may attend the Special Meeting and vote in person if he or she desires, even if he or she has already submitted a proxy.

         Consummation of the Plan of Reorganization is subject to approval by federal and state bank regulatory agencies, all of which approvals have not yet been received, and to certain other conditions, including maintenance of the Company's financial condition. If approved, the Plan of Reorganization will most likely be consummated sometime in the third quarter of 1998.

         Instructions describing the procedure for receiving shares of Zions Common Stock are not included with the accompanying Proxy Statement/Prospectus. If the Plan of Reorganization is approved by the shareholders, on or shortly after the Effective Date of the Plan of

Shareholders of Kersey Bancorp
July 27, 1998
Page 3



Reorganization, Zions will send you instructions describing the procedure for exchanging your Kersey Bancorp stock certificate for the Reorganization consideration.

         Please do not send your certificates to the Company prior to receiving these instructions.

                                                  Sincerely,


                                                  /s/ Larry G. Neuschwanger
                                                  -----------------------------
                                                  Larry G. Neuschwanger
                                                  President

                                 KERSEY BANCORP

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Kersey Bancorp (the "Company") will be held at 10:00 a.m., Colorado time, on August 25, 1998, at the Company's offices at 301 First Street, Kersey, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of May 8, 1998 among the Company, its wholly-owned subsidiary Independent Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association) ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Vectra Bank, with Vectra Bank being the surviving national banking association (the aforementioned mergers being referred to herein collectively as the "Reorganization").

         Upon the consummation of the Plan of Reorganization, each Company shareholder will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the Effective Date (as defined) of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set July 23, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law. A copy of the applicable statute is attached to the Proxy Statement/Prospectus.

                                           By order of the Board of Directors,

                                           /s/ Larry G. Neuschwanger
                                           ----------------------------------
                                           Larry G. Neuschwanger
                                           President


Dated: July 27, 1998

         Please mark, sign and return the enclosed proxy in the envelope provided.

                                      PROXY

                         SPECIAL MEETING OF SHAREHOLDERS
                                OF KERSEY BANCORP

                                August 25, 1998


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned hereby appoints Larry G. Neuschwanger, and Ivan D. Shupe as proxy, and either of them, and each with full power of substitution, of the undersigned to vote as designated below on behalf of the undersigned as a holder of the Common Stock of Kersey Bancorp ("Company Common Stock") all shares of Company Common Stock that the undersigned held of record on July 23, 1998, which the undersigned is entitled to vote, at the special meeting of shareholders of Kersey Bancorp, Inc. (the "Company") to be held on August 25, 1998, or at any postponement or adjournment thereof. The purpose of the special meeting is to consider and act on the proposal to approve the Agreement and Plan of Reorganization dated May 8, 1998, among the Company, its wholly-owned subsidiary Independent Bank (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association) ("Vectra Bank"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Vectra Bank and the Bank (collectively, the "Plan of Reorganization"), whereby the Company will merge into Val Cor, with Val Cor being the surviving corporation, and the Bank will merge into Vectra Bank, with Vectra Bank being the surviving national banking association (the aforementioned mergers being referred to collectively as the "Reorganization"). Pursuant to the Plan of Reorganization, Company shareholders will receive, in exchange for each share of Company Common Stock, that number of shares of Zions Common Stock calculated by dividing the Purchase Price (as defined) by the Average Closing Price (as defined), and by further dividing the number so reached by the number of shares of Company Common Stock issued and outstanding as of the Effective Date of the Reorganization. The terms and conditions of the Plan of Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

The Directors recommend a vote FOR Proposal 1.

         1.       Approval of the Plan of Reorganization.

                  [  ] FOR              [  ] AGAINST           [  ] ABSTAIN

         2. The Proxyholder, in his discretion, is authorized to vote on such other business as may properly come before the meeting.

         When properly completed, this proxy will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the approval of the Plan of Reorganization.

                                    (Each person whose name is on the Company
                                    Common Stock certificate should sign below in the same manner in which such person's name appears. If signing as a fiduciary, give title.)


                                                 _______________________________
                                                 Signature


                                                 _______________________________
                                                 Printed Name


                                                 Dated:_________________________
                                                          Please date, sign, and
                                                          return promptly